                                                             RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-91587


PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 3, 1999)

                  [LOGO OF CONSTELLATION BRANDS APPEARS HERE]

                           1,900,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock
                                $67.00 per share

                                 ------------

  We are selling 1,900,000 shares of our class A common stock. We have granted the underwriters an option to purchase up to 285,000 additional shares of class A common stock to cover over-allotments.

   Our class A common stock is listed on the New York Stock Exchange under the symbol "STZ." The last reported sale price of our class A common stock on the New York Stock Exchange on March 8, 2001, was $68.50 per share.

                                 ------------

  Investing in our class A common stock involves risks. See "Risk Factors" beginning on page S-7.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                                            Per Share    Total
                                            --------- ------------
Public Offering Price                        $67.000  $127,300,000
Underwriting Discount                        $ 2.848  $  5,411,200
Proceeds to Constellation, before expenses   $64.152  $121,888,800

   The underwriters expect to deliver the shares to purchasers on or about March 14, 2001.

                                 ------------

  Sole Book-Running Manager
Salomon Smith Barney                                                    JPMorgan

                              Joint Lead Managers

                                 ------------

Merrill Lynch & Co.                                              UBS Warburg LLC

March 8, 2001

                                  [ART WORK]

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Prospectus Supplement Summary............................................  S-1
Risk Factors.............................................................  S-7
Use of Proceeds.......................................................... S-11
Price Range of Class A Common Stock and Dividend Policy.................. S-11
Capitalization........................................................... S-12
Selected Financial Data.................................................. S-13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... S-14
Industry Overview........................................................ S-25
Business................................................................. S-28
Management............................................................... S-39
Description of the Senior Credit Facilities.............................. S-41
Principal Stockholders................................................... S-43
Certain United States Tax Considerations to Non-United States Holders.... S-48
Underwriting............................................................. S-50
Legal Opinions........................................................... S-52
Experts.................................................................. S-52
Incorporation of Certain Documents by Reference.......................... S-52
Index to Consolidated Financial Statements...............................  F-1

                                   Prospectus

Canandaigua Brands, Inc..................................................    1
The Guarantors...........................................................    1
Risk Factors.............................................................    1
Use of Proceeds..........................................................    4
Dividend Policy..........................................................    4
Ratio of Earnings to Fixed Charges.......................................    4
Description of Debt Securities...........................................    5
Description of Preferred Stock...........................................   10
Description of Depositary Shares.........................................   11
Description of Class A Common Stock......................................   13
Plan of Distribution.....................................................   15
Legal Opinions...........................................................   16
Experts..................................................................   16

                                 ------------

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including the statements under "Prospectus Supplement Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus, the words "anticipate," "intend," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus supplement. Neither we nor the underwriters undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause our actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in the prospectus supplement and the accompanying prospectus. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

                                   CURRENCIES

   In this prospectus supplement references to "dollars" and "$" are references to United States dollars, and references to "U.S." mean the United States of America. In addition, references to "pounds sterling," "sterling" and "(Pounds)" are references to the United Kingdom currency. Except as otherwise stated herein, conversion of pounds sterling for the notes that we have issued and are denominated in sterling have been calculated using an exchange rate of (Pounds)1.00=$1.50. These translations should not be construed as representations that the amounts in pounds sterling actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate.

                                 INDUSTRY DATA

   Market share and industry data disclosed in this prospectus supplement have been obtained from the following industry and government publications: The Gomberg-Fredrikson Report; Adams Liquor Handbook; Adams Wine Handbook; Adams Beer Handbook; Adams Media Handbook Advance; The U.S. Wine Market: Impact Databank Review and Forecast; The U.S. Beer Market: Impact Databank Review and Forecast; The U.S. Spirits Market: Impact Databank Review and Forecast; NACM; AC Nielsen; the Zenith Guide; Beer Marketer's Insights; and The Drink Pocketbook 2001. We have not independently verified any of these data. Unless otherwise noted, all references in this prospectus supplement to market share data are based on unit volume and unless otherwise noted, the most recent complete industry data available are for 1999.

                             INTELLECTUAL PROPERTY

   We own or have rights to various trademarks, copyrights and trade names used in our business including the following: Almaden(TM), Arbor Mist(TM), Blackthorn(TM), Black Velvet(TM), Canadian Ltd.(TM), Cook's(TM), Diamond White(TM), Dunnewood(TM), Estancia(TM), Estate Cellars(TM), Fleischmann's(TM), Fleischmann's Royal(TM), Fleischmann's Schenley(TM), Franciscan(TM), Franciscan Oakville Estate(TM), Gaymor's Olde English(TM), Golden Wedding(TM), Grant's of St. James(TM), Inglenook(TM), J. Roget(TM), K cider(TM), MacNaughton(TM), Marcus James(TM), McMaster's(TM), Montezuma(TM), Motif(TM), Mr. Boston(TM), Mystic Cliffs(TM), Nectar Valley (pending), Oakville Estate(TM), OFC(TM), Paul Masson(TM), Paul Masson Grande Amber Brandy(TM), QC(TM), St. Regis(TM), Simi(TM), Stone's(TM), Stowells of Chelsea(TM), Taylor(TM) and Triple Crown(TM). This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference also include trademarks, service marks and trade names of other companies.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all the information that is important to you. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in their entirety. Unless we indicate otherwise, the terms "Company," "we," "us" and "our" refer to Constellation Brands, Inc. together with its subsidiaries. Constellation Brands, Inc. is a Delaware corporation that was incorporated on December 4, 1972. On September 19, 2000, the Company changed its name to Constellation Brands, Inc. from Canandaigua Brands, Inc.

                           Constellation Brands, Inc.

   Constellation Brands, Inc. is a leader in the production and marketing of branded beverage alcohol products in North America and the United Kingdom. As the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States, we are the largest single-source supplier of these products in the United States. We are also a leading producer and marketer of cider, wine and bottled water, and a leading independent drinks wholesaler in the United Kingdom. With our broad product portfolio, composed of brands in all major beverage alcohol categories, we believe we are distinctly positioned to satisfy an array of consumer preferences. Leading brands in our portfolio include Estancia, Franciscan Oakville Estate, Simi, Almaden, Arbor Mist, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and Corona Extra, the best selling imported beer in the United States.

   Our products are distributed by more than 1,000 wholesale distributors in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,000 customers. We operate 24 production facilities throughout the world and purchase products for resale from other producers.

   Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. Since 1991, we have successfully integrated nine major acquisitions that have broadened our portfolio and increased our market share, net sales and cash flow. For the last twelve months ended November 30, 2000, our net sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $2.4 billion and $336.2 million, respectively.

Competitive Strengths

   Leading Market Positions. We have strong market share and leading market positions in all of our major product categories in both the United States and the United Kingdom, which allow us to increase our purchasing and distribution leverage with our suppliers and distributors.

  . In the United States, we are the second largest supplier of wine with a 16% market share, the second largest importer of beer with a 17% share of the imported beer market, and the fourth largest supplier of distilled spirits with a 10% market share.

  . In the United Kingdom, we are the second largest producer of cider with a 33% market share and the fourth largest producer and marketer of bottled water with a 6% market share.

   Leading Brand Recognition. Many of our products are recognized leaders in their respective categories in the United States and the United Kingdom.

  . Wine. We sell more than 40 different brands of table wines, dessert wines and sparkling wines, including six of the top 30 wine brands in the United States: Almaden, Inglenook, Arbor Mist, Richards Wild Irish Rose, Paul Masson and Cook's. With brands like Estancia, Franciscan Oakville

     Estate and Simi, we have one of the largest fine wine portfolios in the United States. Stowells of Chelsea is the best selling brand of table wine and QC is the best selling brand of fortified British wine in the United Kingdom.

  . Imported Beer. We are the second largest marketer of imported beer in the United States and are the distributor of six of the top 25 imported beers: Corona Extra, the best selling imported beer in the United States, Corona Light, Modelo Especial, St. Pauli Girl, Pacifico and Negra Modelo. We have an exclusive distribution agreement in 25 primarily western U.S. states through 2006 for the Mexican brands, with provisions for five-year automatic renewals of the agreement thereafter.

  . Distilled Spirits. We sell seven of the top 55 distilled spirits brands in the United States: Black Velvet, Barton and Skol vodkas, Paul Masson Grande Amber Brandy, Canadian LTD, Montezuma and Fleischmann's Royal.

  . Cider. Diamond White is the best selling fashion cider and Blackthorn is the second best selling cider sold in the United Kingdom.

   Broad Product Portfolio. Through new product introductions, product line extensions, innovative packaging and acquisitions, we have broadened our product portfolio, expanded our geographic scope and improved the consistency of our earnings.

  . Our sales are spread across four major beverage alcohol categories-- wine, beer, cider and distilled spirits--and across the United States and the United Kingdom.

  . With a broad portfolio of products, we are well positioned to meet an array of consumer preferences.

   Proven Acquisition Track Record. We have successfully integrated newly acquired companies with our existing operations and achieved revenue growth and cost savings in the process. We have demonstrated an ability to acquire brands that were previously in decline and then revitalize and grow these brands.

  . From 1991 through 2000, we successfully integrated nine major acquisitions, which led to compounded annual growth rates in our net sales and EBITDA of 36% and 37%, respectively.

  . We significantly increased the average gross profit margin of our U.S. wine portfolio from 25.3% in Fiscal 1996 to 31.8% in Fiscal 2000, and of our distilled spirits portfolio from 35.6% to 46.4% during the same period.

  . Our December 1998 acquisition of Matthew Clark plc has given us a presence in the United Kingdom and a platform for growth in the European market.

  . With the acquisitions of Franciscan Vineyards, Inc. ("Franciscan Estates") and Simi Winery, Inc. ("Simi") in June 1999, we entered the faster growing, higher margin fine wine category.

   Experienced and Incentivized Management Team. We have one of the most experienced management teams in the beverage alcohol industry.

  . Our chief executive officer, group president and division presidents have an average of 10 years with the Company or its affiliates and an average of 19 years in the beverage alcohol industry.

  . Richard Sands, our Chairman, President and Chief Executive Officer, and Robert Sands, our Group President, are members of the Sands family, which beneficially owns common stock representing 65% of our voting power and which controls 25% of our outstanding equity.

Business Strategy

   Our objective is to be the premier marketer of a broad range of branded beverage alcohol products. We intend to continue to build our growth-oriented and profitable brands through the following key initiatives:

   Effectively Manage Brand Portfolio. We maximize the profitability of our brand portfolio by focusing on the faster growing segments of the beverage alcohol market.

  . We manage our brand portfolio with sales and marketing teams focused by major product category. Where appropriate, we leverage our sales and marketing expertise across product categories to take advantage of high-growth opportunities, particularly in national accounts.

  . We concentrate our efforts in geographic markets with attractive demographics.

   Capitalize on Growth Opportunities. We are focusing on a number of product categories that have demonstrated growth potential in an existing market or are under-served by products currently available in the market.

  . We intend to further capitalize on the growth of the U.S. imported beer market. Our portfolio of imported beers, led by Corona Extra, grew at a compounded annual growth rate of 22% compared to 13% for the overall U.S. imported beer industry from 1996 through 1999.

  . The Franciscan Estates and Simi product lines are well established in the fine wine category. Our portfolio of fine wines had a compounded annual growth rate of 19% from 1996 through 1999 compared to 16% for the category.

  . We continue to build distribution of Arbor Mist, a line of fruit-flavored varietal wines that we introduced in June 1998. We shipped over two million cases of Arbor Mist in Fiscal 1999 and four million cases in Fiscal 2000.

  . We recently launched two new wine products targeted at the consumer preference theme we identified and exploited with Arbor Mist: Nectar Valley, a white merlot product, and Motif, a fruit-flavored sparkling wine.

  . We introduced Thor's Hammer, an imported premium vodka from Sweden, to capitalize on the growth of imported premium vodkas in the United States.

  . We are taking advantage of cross-border opportunities between the United States and the United Kingdom. After its successful launch in the United States, Arbor Mist was test marketed and rolled out nationally in the United Kingdom. It is now being produced and bottled at one of our Matthew Clark facilities. Likewise, after successful test marketing, we are producing and marketing K cider in the United States. K is a widely accepted premium cider brand in the United Kingdom.

   Introduce Product Line Extensions. The commercial success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share.

  . We are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends designed to appeal to consumers with preferences for lighter-tasting red wines. In 1999, we were the second largest seller of box wine.

  . Following the success of 99 Bananas, a flavored liqueur, we recently introduced 99 Blackberries. We will continue to introduce new flavors designed to capitalize on changing consumer tastes.

  . We are taking advantage of the top-ranked position of the Stowells of Chelsea box wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends.

  . Based on the strong growth of our fruit-flavored varietal wine, Arbor Mist, we continue to introduce new flavors, the latest being melon white zinfandel.

  . Corona Extra was recently introduced in six-pack cans as a package of convenience to enable consumers to purchase the best selling imported beer in the United States in the packaging of their choice.

   Consider Selective Acquisition Opportunities. Strategic acquisitions will continue to be a component of our growth strategy to complement our internal brand development initiatives.

  . We have supplemented our internal growth with nine major acquisitions since 1991.

  . Matthew Clark's established reputation within the industry and proven track record provide us with a platform from which to pursue future acquisitions in the United Kingdom and Europe.

  . We will continue to seek to make acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

  . We have a seasoned management team experienced in identifying, evaluating and integrating acquisitions.

Recent Developments

   On February 1, 2001, we announced our agreement with Sebastiani Vineyards, Inc. to purchase its Turner Road Vintners wine business. We consummated this acquisition on March 5, 2001. In this transaction, we acquired six California table wine brands, working capital (primarily inventory), two wineries located in Lodi, California and related equipment. The wine brands acquired in this transaction are Vendange, which accounts for approximately 60% of the total case volume of the Turner Road brands and is the third best selling wine in the low-fighting varietal category, Talus, one of the fastest growing premium wines, Heritage, Nathanson Creek, La Terre and Farallon. For the twelve months ended June 30, 2000, net sales and EBITDA for the Turner Road brands were approximately $204 million and $33 million, respectively, on unit volume of approximately 7.7 million cases. We believe that due to the uncertainty inherent in the sale process and, in certain cases, in anticipation of losing the right to distribute the brands, wholesalers reduced their support for the Turner Road brands thereby causing a decline in unit volumes during the six months ended December 31, 2000 as compared to prior periods. We share many of the same wholesalers that currently distribute the Turner Road brands and we expect that proper wholesaler support for the Turner Road brands will be reestablished under our ownership.

   The purchase price for the acquisition of the Turner Road business was approximately $295 million. We funded the purchase price with borrowings under the revolving portion of our senior credit facility, which we intend to repay with a portion of the proceeds from this offering, and the sale of $200 million principal amount of our 8% senior notes due 2008, which was consummated on February 21, 2001. These notes are our senior unsecured obligations and are guaranteed by some of our subsidiaries. After giving effect to this offering and the issuance of the notes, we expect that the acquisition of the Turner Road business will be slightly accretive to our earnings per share during our fiscal year ending February 28, 2002.

   Unless otherwise specified, the information contained in this prospectus supplement has not been updated to reflect the acquisition of the Turner Road business.

                                  The Offering

Class A common stock
 offered.....................   1,900,000 shares
Common stock of Constellation
 to be outstanding
 immediately after this
 offering:
  Class A common stock.......  17,519,184 shares
  Class B common stock.......   3,075,572 shares
Use of proceeds..............  We estimate that our net proceeds from this offering will be approximately $121.1 million.
                               We intend to use the net proceeds from this
                               offering to repay $95.0 million of borrowings
                               under the revolving portion of our senior credit
                               facility incurred to partially finance the
                               acquisition of the Turner Road business and for
                               general corporate purposes. See "Use of
                               Proceeds."

Voting, conversion and         Our class A common stock and class B common
 dividend rights.............  stock generally have identical rights, except for voting, conversion and dividend rights.
                               Holders of class A common stock are entitled to
                               one vote per share and are entitled, as a class,
                               to elect at least one fourth of our directors.
                               Holders of class B common stock are entitled to
                               10 votes per share and are entitled, as a class,
                               to elect the remaining directors. Each share of
                               class B common stock is convertible into one
                               fully paid and non-assessable share of class A
                               common stock at the option of the holder at any
                               time. Our class A common stock is also entitled
                               to a preference in cash dividends over our class
                               B common stock.
New York Stock Exchange
 symbol of the class A common
 stock.......................  STZ

   The number of shares of class A common stock to be outstanding immediately after this offering is based on 15,619,184 shares outstanding as of February 28, 2001. This number of shares of class A common stock excludes shares issuable upon exercise of outstanding stock options and shares reserved for future grants under our stock option plans and other stock incentive plans. As of November 30, 2000, there were

  . 3,338,595 shares of class A common stock issuable upon exercise of stock options, at a weighted average exercise price of $43.08 per share, and

  . 4,948,870 shares of class A common stock reserved for future grants under our stock option plans and other stock incentive plans.

   Unless otherwise specified, the information contained in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                                ----------------

   Our principal executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is 716-218-2169. Our World Wide Web site address is http://www.cbrands.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

                 Summary Historical Consolidated Financial Data

   The following table sets forth our summary income statement data for each of the nine month periods ended November 30, 2000 and 1999, and for each of the three fiscal years in the period ended February 29, 2000, and our summary balance sheet as of November 30, 2000. The income statement data for the three fiscal years in the period ended February 29, 2000, have been derived from our audited historical financial statements included elsewhere in this prospectus supplement. The income statement data for the nine month periods ended November 30, 2000 and 1999, and the balance sheet data as of November 30, 2000, have been derived from our unaudited historical financial statements included elsewhere in this prospectus supplement. "Other Data" below, not directly derived from our historical financial statements, have been presented to provide additional analysis. The summary financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since April 9, 1999, and results of the Franciscan Estates and Simi acquisitions since June 4, 1999.

   In the opinion of our management, the unaudited data includes all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month periods ended November 30, 2000 and 1999, are not necessarily indicative of results that can be expected in future periods. It is important that you read the summary historical financial data presented below in conjunction with the historical financial statements and unaudited pro forma financial data included elsewhere in this prospectus supplement or included in reports we have filed with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement. See "Incorporation of Certain Documents by Reference."

   For purposes of the table below, EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, losses on disposal of fixed assets, and nonrecurring and onetime charges. Management believes that EBITDA is a measure commonly used by analysts and investors to determine a company's ability to service and incur debt. Accordingly, this information has been presented to permit a more complete analysis. EBITDA should not be considered as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA margin is computed as EBITDA as a percentage of net sales.

   The as adjusted balance sheet data as of November 30, 2000, has been adjusted to give effect to the sale of the 1,900,000 shares of our class A common stock offered by this prospectus supplement at a public offering price of $67.00 per share after deducting underwriting discounts and our estimated offering fees and expenses and the sale of our 8% senior notes due 2008. See "Use of Proceeds".

                                For the           For the        For the
                           Nine Months Ended     Year Ended     Year Ended
                             November 30,       February 29,   February 28,
                          --------------------  ------------ ------------------
                            2000       1999         2000       1999      1998
                          ---------  ---------  ------------ --------  --------
                              (unaudited)
                                 (in millions, except per share data)
Income Statement Data:
 Net sales..............  $ 1,852.6  $ 1,804.7    $2,340.5   $1,497.3  $1,212.8
 Gross profit...........      592.6      554.9       722.5      448.0     343.8
 Selling, general and
  administrative
  expenses..............     (379.2)    (368.1)     (481.9)    (299.5)   (231.7)
 Operating income.......      213.4      181.3       235.1      145.9     112.1
 Interest expense, net..      (81.8)     (78.2)     (106.1)     (41.5)    (32.2)
 Net income.............       79.0       61.8        77.4       50.5      47.1
 Earnings per common
  share--basic..........  $    4.31  $    3.43    $   4.29   $   2.76  $   2.52
 Earnings per common
  share--diluted........       4.24       3.34        4.18       2.69      2.47
 Weighted average common
  shares outstanding:
 Basic..................     18,308     18,023      18,054     18,293    18,672
 Diluted................     18,642     18,502      18,499     18,754    19,105
Other Data:
 EBITDA.................  $   270.4  $   237.6    $  305.3   $  188.3  $  145.2
 EBITDA margin..........       14.6%      13.2%       13.0%      12.6%     12.0%

                                                      As of November 30, 2000
                                                      --------------------------
                                                        Actual     As Adjusted
                                                      ----------- --------------
                                                            (unaudited)
                                                           (in millions)
Balance Sheet Data:
 Working capital.........................             $     546.7  $     572.8
 Total assets............................                 2,465.8      2,495.7
 Long-term debt, less current
  maturities.............................                 1,123.9      1,323.9
 Stockholders' equity....................                   582.9        704.0

                                  RISK FACTORS

   Before you buy any shares of our class A common stock offered by this prospectus supplement and the accompanying prospectus, you should be aware that there are various risks, including those described below and in the accompanying prospectus. You should consider carefully these risk factors together with all of the other information in this prospectus supplement, the accompanying prospectus, including the section "Risk Factors," which begins on page 1 of the accompanying prospectus, and the documents that are incorporated by reference before you decide to acquire any shares of class A common stock.

Our indebtedness could have a material adverse effect on our financial health.

   We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. As of November 30, 2000, we have approximately $1.3 billion of indebtedness outstanding, which does not include approximately $166.8 million of revolving loans we had available to draw under our senior credit facility. Our ability to satisfy our debt obligations outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

   Our current and future debt service obligations and covenants could have important consequences to you if you purchase our class A common stock offered by this prospectus supplement. Such obligations and covenants, include and may include the following:

  . our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . we are subject to restrictive covenants that could limit our ability to conduct our business; and

  . we may be more vulnerable to adverse economic conditions than our less leveraged competitors and, thus, may be limited in our ability to with-stand competitive pressures.

   The restrictive covenants included in our senior credit facility and our current indentures include, among others, those restricting additional liens, additional borrowing, the sale of assets, changes of control, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The senior credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the senior credit facility or our current indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

The termination or non-renewal of our imported beer distribution agreements could have a material adverse effect on our business.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona Extra and our other Mexican beer brands in 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of our company or our subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our acquisition strategy may not be successful.

   We have recently made a number of acquisitions, including the acquisition of the Turner Road business, and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business, the diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

Our business could be adversely affected by a general decline in the consumption of products we sell.

   In the United States, the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past 20 years. These declines have been caused by a variety of factors including:

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie bever-ages such as diet soft drinks, juices and water products;

  .  the increased activity of anti-alcohol consumer groups; and

  .  increased federal and state excise taxes.

An increase in excise taxes and government restrictions could have a material adverse effect on our business.

   In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The federal U.S. Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, Matthew Clark carries on its operations under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We rely on the performance of wholesale distributors for the success of our business.

   In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We generally do not have long-term supply contracts and we are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

   Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, alcohol and packaging materials from third-party suppliers. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the past, we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. In addition, one of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition could have a material adverse effect on our business.

   We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitors' products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We are controlled by the Sands family.

   Our outstanding capital stock consists of class A common stock and class B common stock. Holders of class A common stock are entitled to one vote per share and are entitled, as a class, to elect one fourth of the members of our board of directors. Holders of class B common stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of February 28, 2001, the Sands family beneficially owned approximately 13% of the outstanding shares of class A common stock (exclusive of shares of class A common stock issuable pursuant to the conversion feature of the class B common stock owned by the Sands family) and approximately 92% of the outstanding shares of class B common stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 65% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

If our stockholders, including members of the Sands family, sell substantial amounts of our common stock after this offering, the market price of our class A common stock may fall.

   Sales of a substantial number of shares of our common stock in the public market by our stockholders, including members of the Sands family, or the perception that such sales may occur, could adversely affect the price of our class A common stock. Upon the closing of this offering, we will have outstanding an aggregate of 17,519,184 shares of class A common stock, of which 15,700,732 shares will be freely tradeable without restriction or further registration under the Securities Act. A total of 1,818,452 shares of our class A common stock are held by our "affiliates" and other holders of restricted securities within the meaning of Rule 144 under the Securities Act and may only be sold in compliance with Rule 144. In addition, 1,819,172 shares of class A common stock beneficially owned by members of the Sands family and our executive officers and directors are subject to lock-up agreements under which these persons have agreed, subject to customary exceptions, not to offer or sell any of their shares of common stock for a period of 90 days from the date of this prospectus supplement without the prior written consent of Salomon Smith Barney Inc. on behalf of the underwriters.

   We intend to file, from time to time, registration statements on Form S-8 with respect to shares of our class A common stock that are subject to issuance under our stock option and other stock incentive plans. Following filing of these registration statements, all of these shares will become freely tradeable upon their issuance, subject to compliance with Rule 144.

                                USE OF PROCEEDS

   We estimate that our net proceeds from this offering will be approximately $121.1 million, or $139.4 million if the underwriters' over-allotment option is exercised in full, after deducting underwriting discounts and our estimated offering fees and expenses. We intend to use the net proceeds from this offering to repay $95.0 million of borrowings under the revolving portion of our senior credit facility incurred to partially finance the acquisition of the Turner Road business and for general corporate purposes.

   On March 7, 2001, the revolving portion of our senior credit facility had a weighted average interest rate of 8.0% per annum and will mature on December 1, 2004.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

   Prior to October 12, 1999, our class A common stock traded on the Nasdaq Stock Market under the symbol "CBRNA." On October 12, 1999, our class A common stock began trading on the New York Stock Exchange under the symbol "CDB." When the Company changed its name to Constellation Brands, Inc. on September 19, 2000, our class A common stock began trading under the symbol "STZ."

   The following table sets forth for the periods indicated the high and low sales prices of the class A common stock. With respect to all periods for the year ended February 28, 1999, and the first two quarters of the year ended February 29, 2000, the high and low sales prices of the class A common stock reflect trades on the Nasdaq Stock Market. For the third quarter of the year ended February 29, 2000, the high and low sales prices of the class A common stock reflect trades on the Nasdaq Stock Market and the New York Stock Exchange, respectively. For the fourth quarter of the year ended February 29, 2000, for all periods for the year ended February 28, 2001, and for the first quarter of the year ended February 28, 2002, the high and low sales prices of the class A common stock reflect trades on the New York Stock Exchange.

                                                                   High   Low
                                                                  ------ ------
Year Ended February 28, 1999
  First Quarter.................................................. $59.75 $45.56
  Second Quarter.................................................  52.38  40.25
  Third Quarter..................................................  52.13  35.25
  Fourth Quarter.................................................  61.50  45.63
Year Ended February 29, 2000
  First Quarter.................................................. $55.25 $45.38
  Second Quarter.................................................  60.38  42.88
  Third Quarter..................................................  61.19  53.00
  Fourth Quarter.................................................  54.69  46.75
Year Ended February 28, 2001
  First Quarter.................................................. $55.75 $40.38
  Second Quarter.................................................  55.56  43.81
  Third Quarter..................................................  58.44  45.88
  Fourth Quarter ................................................  68.60  47.00
Year Ended February 28, 2002
  First Quarter (through March 8, 2001).......................... $68.50 $63.00

   On March 8, 2001, the last sale price of our class A common stock on the New York Stock Exchange was $68.50 per share. On August 17, 2000, the number of holders of record of our class A common stock was 933.

   We have not paid any cash dividends since our initial public offering in 1973. We currently intend to retain all of our future earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes, our outstanding senior subordinated notes and our existing senior credit facility restrict the payment of cash dividends. Any indentures for debt securities issued in the future and any credit agreements entered into in the future may also restrict or prohibit the payment of dividends.

                                 CAPITALIZATION

   The following table sets forth our unaudited capitalization as of November 30, 2000

  .  on an actual basis, and

  .  on an as adjusted basis to give effect to:

    -- the sale of the 1,900,000 shares of our class A common stock offered by this prospectus supplement at a public offering price of $67.00 per share after deducting underwriting discounts and our estimated offering fees and expenses, and

    -- the sale of our 8% senior notes due 2008, which was consummated on February 21, 2001.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus supplement.

                                                        November 30, 2000
                                                       -----------------------
                                                        Actual     As Adjusted
                                                       --------    -----------
                                                          (in millions,
                                                        except share data)
Long-term debt (including current maturities):
  Senior Credit Facility--Revolving Credit Loans...... $  121.0     $  124.8
  Senior Credit Facility--Term Loans..................    337.1        337.1
  8 5/8% Senior Notes due 2006........................    200.0        200.0
  8% Senior Notes due 2008............................      --         200.0
  8 1/2% Series B Senior Notes due 2009...............      1.4(a)       1.4(a)
  8 1/2% Series C Senior Notes due 2009...............    218.9(b)     218.9(b)
  8 3/4% Senior Subordinated Notes due 2003...........    193.3        193.3
  8 1/2% Senior Subordinated Notes due 2009...........    200.0        200.0
  Other...............................................     10.8         10.8
                                                       --------     --------
    Total debt........................................  1,282.5      1,486.3
                                                       --------     --------
Stockholders' equity:
  Preferred Stock, $.01 par value--authorized
   1,000,000 shares; issued none......................      --           --
  Class A Common Stock, $.01 par value--authorized
     120,000,000 shares; issued 18,459,875 shares,
     actual and as adjusted...........................      0.2          0.2
  Class B Convertible Common Stock, $.01 par value--
     authorized 20,000,000 shares; issued 3,711,097
     shares, actual and as adjusted...................      --           --
  Additional paid-in capital..........................    254.5        345.8
  Retained earnings...................................    437.4        437.4
  Accumulated other comprehensive income--cumulative
     translation adjustment...........................    (27.6)       (27.6)
  Less: Treasury stock(c).............................    (81.6)       (51.8)
                                                       --------     --------
    Total stockholders' equity........................    582.9        704.0
                                                       --------     --------
    Total capitalization.............................. $1,865.4     $2,190.3
                                                       ========     ========

(a) Represents (Pounds)1.0 million converted at a rate of (Pounds)1.00 =
    $1.4251.
(b) Represents (Pounds)154.0 million less (Pounds)0.4 million unamortized discount, converted at a rate of (Pounds)1.00 = $1.4251.
(c) Represents 3,119,112 shares of class A common stock and 625,725 shares of class B common stock, actual; 1,219,112 shares of class A common stock and 625,725 shares of class B common stock, as adjusted.

   The share information for the class A common stock excludes shares issuable upon exercise of outstanding stock options and shares reserved for future grants under our stock option plans and other stock incentive plans. As of November 30, 2000, there were:

  . 3,338,595 shares of class A common stock issuable upon exercise of stock options, at a weighted average exercise price of $43.08 per share, and

  . 4,948,870 shares of class A common stock reserved for future grants under our stock option plans and other stock incentive plans.

                            SELECTED FINANCIAL DATA

  The following table sets forth our selected financial data as of and for each of the nine month periods ended November 30, 2000 and 1999, as of and for each of the four fiscal years in the period ended February 29, 2000, as of and for the six month period ended February 29, 1996, and as of and for the fiscal year ended August 31, 1995. The income statement data for the three fiscal years in the period ended February 29, 2000, and the balance sheet data as of February 29, 2000 and February 28, 1999, have been derived from our audited historical financial statements included elsewhere in this prospectus supplement, which financial statements have been audited by Arthur Andersen LLP, independent public accountants, as indicated on their report thereon. The income statement data and the balance sheet data as of and for the fiscal year ended February 28, 1997, as of and for the six month period ended February 29, 1996, and as of and for the fiscal year ended August 31, 1995, have been derived from our audited historical financial statements. The income statement data and the balance sheet data as of and for the nine month periods ended November 30, 2000 and 1999, have been derived from our unaudited historical financial statements included elsewhere in this prospectus supplement. The selected financial data below reflect results of Matthew Clark since December 1, 1998, results of the Black Velvet Assets (as defined in "Management's Discussion and Analysis of Financial Condition and Results of Operations") since April 9, 1999, and results of the Franciscan Estates and Simi acquisitions since June 4, 1999. During January 1996, our board of directors changed the fiscal year end from August 31 to the last day of February.

  In the opinion of our management, the unaudited data includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. Interim results for the nine month periods ended November 30, 2000 and 1999, are not necessarily indicative of results that can be expected in future periods. It is important that you read the selected financial data presented below in conjunction with the historical financial statements and unaudited pro forma financial data included in this prospectus supplement or in reports we have filed with the Securities and Exchange Commission that are incorporated by reference into this prospectus supplement. See "Incorporation of Certain Documents by Reference."

                    For the Nine Months     For the Year        For the Years Ended           For the Six     For the Year
                    Ended November 30,          Ended              February 28,              Months Ended         Ended
                    --------------------  ----------------- -----------------------------  ----------------- ---------------
                      2000       1999     February 29, 2000   1999       1998      1997    February 29, 1996 August 31, 1995
                    ---------  ---------  ----------------- ---------  --------  --------  ----------------- ---------------
                        (unaudited)
                                                   (in millions, except per share data)
 Income Statement
  Data:
 Gross sales......  $ 2,436.6  $ 2,383.9      $ 3,088.7     $ 1,984.8  $1,632.4  $1,534.4      $  738.4         $1,185.0
 Less-excise
  taxes...........     (584.0)    (579.2)        (748.2)       (487.5)   (419.6)   (399.4)       (203.4)          (278.5)
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Net sales........    1,852.6    1,804.7        2,340.5       1,497.3   1,212.8   1,135.0         535.0            906.5
 Cost of product
  sold............   (1,260.0)  (1,249.8)      (1,618.0)     (1,049.3)   (869.0)   (812.8)       (389.3)          (657.9)
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Gross profit.....      592.6      554.9          722.5         448.0     343.8     322.2         145.7            248.6
 Selling, general
  and
  administrative
  expenses........     (379.2)    (368.1)        (481.9)       (299.5)   (231.7)   (209.0)       (112.4)          (159.2)
 Nonrecurring
  charges.........        --        (5.5)          (5.5)         (2.6)      --        --           (2.4)            (2.2)
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Operating
  income..........      213.4      181.3          235.1         145.9     112.1     113.2          30.9             87.2
 Interest expense,
  net.............      (81.8)     (78.2)        (106.1)        (41.5)    (32.2)    (34.0)        (17.3)           (24.6)
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Income before
  provision for
  income taxes and
  extraordinary
  item............      131.6      103.1          129.0         104.4      79.9      79.2          13.6             62.6
 Provision for
  income taxes....      (52.6)     (41.3)         (51.6)        (42.5)    (32.8)    (33.0)         (6.2)           (24.0)
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Income before
  extraordinary
  item............       79.0       61.8           77.4          61.9      47.1      46.2           7.4             38.6
 Extraordinary
  item, net of
  income taxes....        --         --             --          (11.4)      --        --            --               --
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
 Net income.......  $    79.0  $    61.8      $    77.4     $    50.5  $   47.1  $   46.2      $    7.4         $   38.6
                    =========  =========      =========     =========  ========  ========      ========         ========
 Earnings per
  common share:
 Basic:
  Income before
   extraordinary
   item...........  $    4.31  $    3.43      $    4.29     $    3.38  $   2.52  $   2.39      $   0.38         $   2.06
  Extraordinary
   item...........        --         --             --          (0.62)      --        --            --               --
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
  Earnings per
   common share--
   basic..........  $    4.31  $    3.43      $    4.29     $    2.76  $   2.52  $   2.39      $   0.38         $   2.06
                    =========  =========      =========     =========  ========  ========      ========         ========
 Diluted:
  Income before
   extraordinary
   item...........  $    4.24  $    3.34      $    4.18     $    3.30  $   2.47  $   2.37      $   0.37         $   2.03
  Extraordinary
   item...........        --         --             --          (0.61)      --        --            --               --
                    ---------  ---------      ---------     ---------  --------  --------      --------         --------
  Earnings per
   common share--
   diluted........  $    4.24  $    3.34      $    4.18     $    2.69  $   2.47  $   2.37      $   0.37         $   2.03
                    =========  =========      =========     =========  ========  ========      ========         ========
 Weighted average
  common shares
  outstanding:
 Basic............     18,308     18,023         18,054        18,293    18,672    19,333        19,611           18,776
 Diluted..........     18,642     18,502         18,499        18,754    19,105    19,521        19,807           19,005
 Balance Sheet
  Data (at end of
  period):
 Working capital..  $   546.7  $   530.9      $   557.8     $   440.5  $  291.3  $  267.6      $  212.8         $  217.4
 Total assets.....    2,465.8    2,533.0        2,348.8       1,793.8   1,090.6   1,043.3       1,045.6            770.0
 Long-term debt,
  less current
  maturities......    1,123.9    1,253.9        1,237.1         831.7     309.2     338.9         327.6            198.9
 Stockholders'
  equity..........      582.9      497.3          520.8         435.3     425.4     377.9         351.2            342.5

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

   Constellation Brands, Inc. is a leader in the production and marketing of branded beverage alcohol products in North America and the United Kingdom. As the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States, we are the largest single-source supplier of these products in the United States. We are also a leading producer and marketer of cider, wine and bottled water, and a leading independent drinks wholesaler in the United Kingdom.

   The Company reports its operating results in five segments: Canandaigua Wine (branded popularly-priced wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

   The following discussion and analysis summarizes the significant factors affecting (i) consolidated results of operations of the Company for the nine months ended November 30, 2000 ("Nine Months Fiscal 2001"), compared to the nine months ended November 30, 1999 ("Nine Months Fiscal 2000"), the year ended February 29, 2000 ("Fiscal 2000"), compared to the year ended February 28, 1999 ("Fiscal 1999"), and Fiscal 1999 compared to the year ended February 28, 1998 ("Fiscal 1998"), and (ii) financial liquidity and capital resources for Nine Months Fiscal 2001. This discussion and analysis should be read in conjunction with our audited and unaudited consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

Acquisitions in Fiscal 2000 and Fiscal 2001

   On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (collectively, the "Black Velvet Assets"). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The results of operations from the Black Velvet Assets are reported in the Barton segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

   On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the "Franciscan Acquisition"). Also on June 4, 1999, the Company purchased all of the outstanding capital stock of Simi Winery, Inc. The acquisition of the capital stock of Simi is hereafter referred to as the "Simi Acquisition." The Simi Acquisition included the Simi winery, equipment, vineyards, inventory and worldwide ownership of the Simi brand name. The results of operations from the Franciscan and Simi Acquisitions (collectively, "Franciscan") are reported together in the Franciscan segment and have been included in the consolidated results of operations of the Company since the date of acquisition. On February 29, 2000, Simi was merged into Franciscan Estates.

   On October 27, 2000, the Company purchased all of the issued ordinary shares and preference shares of Forth Wines Limited ("Forth Wines"). The results of operations from the Forth Wines acquisition are reported in the Matthew Clark segment and have been included in the consolidated results of operations of the Company since the date of acquisition.

Results of Operations

 Nine Months Fiscal 2001 compared to Nine Months Fiscal 2000

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Nine Months Fiscal 2001 and Nine Months Fiscal 2000.

                                                   Nine Months Fiscal 2001
                                               Compared to Nine Months Fiscal
                                                            2000
                                                          Net Sales
                                               ---------------------------------
                                                                     % Increase/
                                                 2001       2000     (Decrease)
                                               ---------  ---------  -----------
Canandaigua Wine:
  Branded:
    External customers........................ $   450.9  $   472.1       (4.5)%
    Intersegment..............................       5.0        5.3       (4.8)%
                                               ---------  ---------
    Total Branded.............................     455.9      477.4       (4.5)%
                                               ---------  ---------
  Other:
    External customers........................      46.6       63.1      (26.1)%
    Intersegment..............................      11.5        0.4    2,389.1 %
                                               ---------  ---------
    Total Other...............................      58.1       63.5       (8.6)%
                                               ---------  ---------
Canandaigua Wine net sales.................... $   514.0  $   540.9       (5.0)%
                                               ---------  ---------
Barton:
  Beer........................................ $   538.6  $   458.0       17.6 %
  Spirits.....................................     224.2      207.7        7.9 %
                                               ---------  ---------
Barton net sales.............................. $   762.8  $   665.7       14.6 %
                                               ---------  ---------
Matthew Clark:
  Branded:
    External customers........................ $   224.7  $   248.3       (9.5)%
    Intersegment..............................       0.6        0.1    1,039.6 %
                                               ---------  ---------
    Total Branded.............................     225.3      248.4       (9.3)%
  Wholesale...................................     294.0      306.8       (4.2)%
                                               ---------  ---------
Matthew Clark net sales....................... $   519.3  $   555.2       (6.5)%
                                               ---------  ---------
Franciscan:
  External customers.......................... $    70.9  $    44.6       59.0 %
  Intersegment................................       0.2        --         N/A
                                               ---------  ---------
Franciscan net sales.......................... $    71.1  $    44.6       59.4 %
                                               ---------  ---------
Corporate Operations and Other................ $     2.7  $     4.1      (34.9)%
                                               ---------  ---------
Intersegment eliminations..................... $   (17.3) $    (5.8)     198.2 %
                                               ---------  ---------
Consolidated Net Sales........................ $ 1,852.6  $ 1,804.7        2.7 %
                                               =========  =========

   Net sales for Nine Months Fiscal 2001 increased to $1,852.6 million from $1,804.7 million for Nine Months Fiscal 2000, an increase of $47.9 million, or 2.7%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Nine Months Fiscal 2001 decreased to $514.0 million from $540.9 million for Nine Months Fiscal 2000, a decrease of $26.9 million, or (5.0)%. The decline resulted primarily from a decrease in table wine sales, a decrease in sparkling wine sales as Nine Months Fiscal

2000 included the impact of sales associated with millenium activities, and a decrease in grape juice concentrate sales. These decreases were partially offset by increases in sales of Paul Masson Grande Amber and Arbor Mist.

   Barton. Net sales for Barton for Nine Months Fiscal 2001 increased to $762.8 million from $665.7 million for Nine Months Fiscal 2000, an increase of $97.1 million, or 14.6%. This increase resulted primarily from volume growth and selling price increases in the Mexican beer portfolio as well as from the inclusion of $11.3 million of incremental net sales during the first quarter of the year ending February 28, 2001 ("Fiscal 2001") from the Canadian whisky brands acquired as part of the Black Velvet Assets acquisition, which was completed in April 1999.

   Matthew Clark. Net sales for Matthew Clark for Nine Months Fiscal 2001 decreased to $519.3 million from $555.2 million for Nine Months Fiscal 2000, a decrease of $35.9 million, or (6.5)%. This decrease resulted primarily from an adverse foreign currency impact of $41.6 million. On a local currency basis, net sales increased 1.0% primarily due to an increase in wholesale sales, including sales from the recent Forth Wines acquisition, an increase in branded table wine sales, and an increase in packaged cider sales. These increases were virtually offset by decreases in draft cider and private label cider sales.

   Franciscan. Net sales for Franciscan for Nine Months Fiscal 2001 increased to $71.1 million from $44.6 million for Nine Months Fiscal 2000, an increase of $26.5 million, or 59.4%. As the acquisition of Franciscan was completed in June 1999, this increase resulted primarily from the inclusion of $21.9 million of net sales from the first quarter of Fiscal 2001 and from selling price increases instituted during the second quarter of Fiscal 2001.

  Gross profit

   The Company's gross profit increased to $592.6 million for Nine Months Fiscal 2001 from $554.9 million for Nine Months Fiscal 2000, an increase of $37.6 million, or 6.8%. The dollar increase in gross profit was primarily related to volume growth and selling price increases in the Company's Mexican beer portfolio and sales from the acquisitions of Franciscan (completed in June
1999) and the Black Velvet Assets (completed in April 1999), partially offset by an adverse foreign currency impact. As a percent of net sales, gross profit increased to 32.0% for Nine Months Fiscal 2001 from 30.7% for Nine Months Fiscal 2000, resulting primarily from sales of higher-margin spirits and super-premium and ultra-premium wine acquired in the acquisitions of the Black Velvet Assets and Franciscan, respectively, and from improved margins resulting from selling price increases in the Company's imported beer business and the Franciscan fine wine portfolio, as well as cost improvements in Matthew Clark's cider and wholesale businesses.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $379.2 million for Nine Months Fiscal 2001 from $368.1 million for Nine Months Fiscal 2000, an increase of $11.0 million, or 3.0%. The dollar increase in selling, general and administrative expenses resulted primarily from the inclusion of the Franciscan business and expenses related to the brands acquired in the Black Velvet Assets acquisition for a full nine months in Fiscal 2001, and an increase in expenses in Corporate Operations. Selling, general and administrative expenses as a percent of net sales remained virtually unchanged at 20.5% for Nine Months Fiscal 2001 as compared to 20.4% for Nine Months Fiscal 2000.

  Nonrecurring charges

   The Company incurred nonrecurring charges of $5.5 million in Nine Months Fiscal 2000 comprised of $2.9 million related to the closure of a cider production facility within the Matthew Clark operating segment in the United Kingdom and $2.6 million related to a management reorganization within the Canandaigua Wine operating segment. No such charges were incurred in Nine Months Fiscal 2001.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Nine Months Fiscal 2001 and Nine Months Fiscal 2000.

                                 Nine Months Fiscal 2001
                           Compared to Nine Months Fiscal 2000
                                 Operating Income/(Loss)
                          --------------------------------------------
                                                        % Increase/
                             2001          2000         (Decrease)
                          ------------  ------------  ----------------
Canandaigua Wine........  $       34.8  $       34.9            (0.1)%
Barton..................         135.8         114.8            18.3 %
Matthew Clark...........          41.0          34.5            18.9 %
Franciscan..............          18.7           7.6           146.7 %
Corporate Operations and
 Other..................         (16.9)        (10.5)           61.8 %
                          ------------  ------------
Consolidated Operating
 Income.................  $      213.4  $      181.3            17.7 %
                          ============  ============

   As a result of the above factors, consolidated operating income increased to $213.4 million for Nine Months Fiscal 2001 from $181.3 million for Nine Months Fiscal 2000, an increase of $32.1 million, or 17.7%. Exclusive of the aforementioned $2.6 million in nonrecurring charges, operating income for the Canandaigua Wine operating segment decreased 6.9% in Nine Months Fiscal 2001 from $37.4 million in Nine Months Fiscal 2000. Operating income for the Matthew Clark operating segment, excluding the aforementioned nonrecurring charges of $2.9 million, increased 9.6% in Nine Months Fiscal 2001 from $37.4 million in Nine Months Fiscal 2000.

  Interest expense, net

   Net interest expense increased to $81.8 million for Nine Months Fiscal 2001 from $78.2 million for Nine Months Fiscal 2000, an increase of $3.6 million, or 4.6%. The increase resulted primarily from an increase in the average interest rate on virtually unchanged average borrowings.

  Net income

   As a result of the above factors, net income increased to $79.0 million for Nine Months Fiscal 2001 from $61.8 million for Nine Months Fiscal 2000, an increase of $17.1 million, or 27.7%.

   For financial analysis purposes only, the Company's EBITDA for Nine Months Fiscal 2001 were $268.5 million, an increase of $36.4 million over EBITDA of $232.1 million for Nine Months Fiscal 2000. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 2000 compared to Fiscal 1999

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Fiscal 2000 and Fiscal 1999.

                                         Fiscal 2000 Compared to Fiscal 1999
                                                      Net Sales
                                        ------------------------------------------
                                           2000          1999       % Increase
                                        ------------  ------------ ---------------
Canandaigua Wine:
  Branded:
    External customers................. $      623.8  $      598.8         4.2%
    Intersegment.......................          5.5           --          N/A
                                        ------------  ------------
    Total Branded......................        629.3         598.8         5.1%
                                        ------------  ------------
  Other:
    External customers.................         81.5          70.7        15.2%
    Intersegment.......................          1.1           --          N/A
                                        ------------  ------------
    Total Other........................         82.6          70.7        16.8%
                                        ------------  ------------
Canandaigua Wine net sales............. $      711.9  $      669.5         6.3%
                                        ------------  ------------
Barton:
  Beer................................. $      570.3  $      478.5        19.2%
  Spirits..............................        267.8         186.0        44.0%
                                        ------------  ------------
Barton net sales....................... $      838.1  $      664.5        26.1%
                                        ------------  ------------
Matthew Clark:
  Branded:
    External customers................. $      313.0  $       64.9       382.5%
    Intersegment.......................          0.1           --          N/A
                                        ------------  ------------
    Total Branded......................        313.1          64.9       382.6%
  Wholesale............................        416.7          93.9       343.8%
                                        ------------  ------------
Matthew Clark net sales................ $      729.8  $      158.8       359.7%
                                        ------------  ------------
Franciscan:
  External customers................... $       62.0  $        --          N/A
  Intersegment.........................          0.1           --          N/A
                                        ------------  ------------
Franciscan net sales................... $       62.1  $        --          N/A
                                        ------------  ------------
Corporate Operations and Other......... $        5.4  $        4.5        18.3%
                                        ------------  ------------
Intersegment eliminations.............. $       (6.8) $        --          N/A
                                        ------------  ------------
Consolidated Net Sales................. $    2,340.5  $    1,497.3        56.3%
                                        ============  ============

   Net sales for Fiscal 2000 increased to $2,340.5 million from $1,497.3 million for Fiscal 1999, an increase of $843.1 million, or 56.3%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Fiscal 2000 increased to $711.9 million from $669.5 million for Fiscal 1999, an increase of $42.4 million, or 6.3%. This increase resulted primarily from (i) an increase in sales of Arbor Mist, which was introduced in the second quarter of Fiscal 1999,
(ii) an increase in the Company's bulk wine sales, (iii) an increase in sparkling wine sales as a result of millennium sales, and (iv) an increase in Almaden box wine sales. These increases were partially offset by declines in certain other wine brands.

   Barton. Net sales for Barton for Fiscal 2000 increased to $838.1 million from $664.5 million for Fiscal 1999, an increase of $173.6 million, or 26.1%. This increase resulted primarily from volume growth and selling price increases in the Mexican beer portfolio as well as from $81.3 million of sales of products and services acquired in the acquisition of the Black Velvet Assets, which was completed in April 1999.

   Matthew Clark. Net sales for Matthew Clark for Fiscal 2000 increased to $729.8 million from $158.8 million for Fiscal 1999, an increase of $571.0 million, or 359.7%. The Company acquired control of Matthew Clark during the fourth quarter of Fiscal 1999.

   Franciscan. Net sales for Franciscan for Fiscal 2000 since the date of acquisition, June 4, 1999, were $62.1 million.

  Gross profit

   The Company's gross profit increased to $722.5 million for Fiscal 2000 from $448.0 million for Fiscal 1999, an increase of $274.4 million, or 61.3%. The dollar increase in gross profit was primarily related to sales from the acquisitions of Matthew Clark, the Black Velvet Assets and Franciscan, all completed after the third quarter of Fiscal 1999, as well as increased Barton beer and Canandaigua Wine branded wine sales. As a percent of net sales, gross profit increased to 30.9% for Fiscal 2000 from 29.9% for Fiscal 1999. The increase in the gross profit margin resulted primarily from the sales of higher-margin spirits and super-premium and ultra-premium wine acquired in the acquisitions of the Black Velvet Assets and Franciscan, respectively.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $481.9 million for Fiscal 2000 from $299.5 million for Fiscal 1999, an increase of $182.4 million, or 60.9%. The dollar increase in selling, general and administrative expenses resulted primarily from the addition of the Matthew Clark and Franciscan businesses and expenses related to the brands acquired in the Black Velvet Assets acquisition. The Company also increased its marketing and promotional costs to generate additional sales volume, particularly of certain Canandaigua Wine brands and Barton beer brands. Selling, general and administrative expenses as a percent of net sales increased to 20.6% for Fiscal 2000 as compared to 20.0% for Fiscal 1999. The increase in percent of net sales resulted primarily from (i) Canandaigua Wine's investment in brand building and efforts to increase market share and (ii) the acquisitions of Matthew Clark and Franciscan, as Matthew Clark's and Franciscan's selling, general and administrative expenses as a percent of net sales are typically at the high end of the range of the Company's operating segments' percentages.

  Nonrecurring charges

   The Company incurred nonrecurring charges of $5.5 million in Fiscal 2000 related to the closure of a cider production facility within the Matthew Clark operating segment in the United Kingdom and to a management reorganization within the Canandaigua Wine operating segment. In Fiscal 1999, nonrecurring charges of $2.6 million were incurred related to the closure of the aforementioned cider production facility in the United Kingdom.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Fiscal 2000 and Fiscal 1999.

                                     Fiscal 2000 Compared to Fiscal 1999
                                           Operating Income/(Loss)
                                     -------------------------------------------
                                        2000          1999         % Increase
                                     ------------  ------------  ---------------
Canandaigua Wine.................... $       46.8  $       46.3            1.1%
Barton..............................        142.9         102.6           39.3%
Matthew Clark.......................         48.5           9.0          438.7%
Franciscan..........................         12.7           --             N/A
Corporate Operations and Other......        (15.8)        (12.0)          31.9%
                                     ------------  ------------
Consolidated Operating Income....... $      235.1  $      145.9           61.1%
                                     ============  ============

   As a result of the above factors, operating income increased to $235.1 million for Fiscal 2000 from $145.9 million for Fiscal 1999, an increase of $89.1 million, or 61.1%. Operating income for the Canandaigua Wine operating segment was up $0.5 million, or 1.1%, due to the nonrecurring charges of $2.6 million related to the segment's management reorganization, as well as additional marketing expenses associated with new product introductions. Exclusive of the nonrecurring charges, operating income increased by 6.6% to $49.3 million in Fiscal 2000. Operating income for the Matthew Clark operating segment, excluding nonrecurring charges of $2.9 million, was $51.4 million.

  Interest expense, net

   Net interest expense increased to $106.1 million for Fiscal 2000 from $41.5 million for Fiscal 1999, an increase of $64.6 million, or 155.9%. The increase resulted primarily from additional interest expense associated with the borrowings related to the acquisitions of Matthew Clark, the Black Velvet Assets and Franciscan.

  Net income

   As a result of the above factors, net income increased to $77.4 million for Fiscal 2000 from $50.5 million for Fiscal 1999, an increase of $26.9 million, or 53.3%.

   For financial analysis purposes only, the Company's EBITDA for Fiscal 2000 were $299.8 million, an increase of $115.3 million over EBITDA of $184.5 million for Fiscal 1999. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

 Fiscal 1999 compared to Fiscal 1998

  Net sales

   The following table sets forth the net sales (dollars in millions) by operating segment of the Company for Fiscal 1999 and Fiscal 1998.

                                            Fiscal 1999 Compared to Fiscal
                                                         1998
                                                      Net Sales
                                           --------------------------------------
                                                                   % Increase/
                                             1999        1998       (Decrease)
                                           ----------- ----------- --------------
Canandaigua Wine:
  Branded................................. $     598.8 $     570.8         4.9 %
  Other...................................        70.7        72.0        (1.8)%
                                           ----------- -----------
Canandaigua Wine net sales................ $     669.5 $     642.8         4.2 %
                                           ----------- -----------
Barton:
  Beer.................................... $     478.5 $     376.6        27.1 %
  Spirits.................................       186.0       191.2        (2.7)%
                                           ----------- -----------
Barton net sales.......................... $     664.5 $     567.8        17.0 %
                                           ----------- -----------
Matthew Clark:
  Branded................................. $      64.9 $       --          N/A
  Wholesale...............................        93.9         --          N/A
                                           ----------- -----------
Matthew Clark net sales................... $     158.8 $       --          N/A
                                           ----------- -----------
Corporate Operations and Other............ $       4.5 $       2.2       106.8 %
                                           ----------- -----------
Consolidated Net Sales.................... $   1,497.3 $   1,212.8        23.5 %
                                           =========== ===========

   Net sales for Fiscal 1999 increased to $1,497.3 million from $1,212.8 million for Fiscal 1998, an increase of $284.6 million, or 23.5%.

   Canandaigua Wine. Net sales for Canandaigua Wine for Fiscal 1999 increased to $669.5 million from $642.8 million for Fiscal 1998, an increase of $26.7 million, or 4.2%. This increase resulted primarily from (i) the introduction of two new products, Arbor Mist and Mystic Cliffs, in Fiscal 1999, (ii) Paul Masson Grande Amber Brandy growth, and (iii) Almaden box wine growth. These increases were partially offset by declines in other wine brands and in the Company's grape juice concentrate business.

   Barton. Net sales for Barton for Fiscal 1999 increased to $664.5 million from $567.8 million for Fiscal 1998, an increase of $96.8 million, or 17.0%. This increase resulted primarily from an increase in sales of beer brands led by Barton's Mexican portfolio. This increase was partially offset by a decrease in revenues from Barton's spirits contract bottling business.

   Matthew Clark. Net sales for Matthew Clark for Fiscal 1999 since the date of acquisition, December 1, 1998, were $158.8 million.

  Gross profit

   The Company's gross profit increased to $448.0 million for Fiscal 1999 from $343.8 million for Fiscal 1998, an increase of $104.3 million, or 30.3%. The dollar increase in gross profit resulted primarily from the sales generated by the Matthew Clark Acquisition completed in the fourth quarter of Fiscal 1999, increased beer sales and the combination of higher average selling prices and lower average costs for branded wine sales. As a percent of net sales, gross profit increased to 29.9% for Fiscal 1999 from 28.3% for Fiscal 1998. The increase in the gross profit margin resulted primarily from higher selling prices and lower costs for Canandaigua Wine's branded wine sales, partially offset by a sales mix shift towards lower margin products, particularly due to the growth in Barton's beer sales.

  Selling, general and administrative expenses

   Selling, general and administrative expenses increased to $299.5 million for Fiscal 1999 from $231.7 million for Fiscal 1998, an increase of $67.8 million, or 29.3%. The dollar increase in selling, general and administrative expenses resulted primarily from expenses related to the Matthew Clark Acquisition, as well as marketing and promotional costs associated with the Company's increased branded sales volume. The year-over-year comparison also benefited from a one time charge for separation costs incurred in Fiscal 1998 related to an organizational change within Barton. Selling, general and administrative expenses as a percent of net sales increased to 20.0% for Fiscal 1999 as compared to 19.1% for Fiscal 1998. The increase in percent of net sales resulted primarily from (i) Canandaigua Wine's investment in brand building and efforts to increase market share and (ii) the Matthew Clark Acquisition, as Matthew Clark's selling, general and administrative expenses as a percent of net sales is typically higher than for the Company's other operating segments.

  Nonrecurring charges

   The Company incurred nonrecurring charges of $2.6 million in Fiscal 1999 related to the closure of a cider production facility in the United Kingdom. No such charges were incurred in Fiscal 1998.

  Operating income

   The following table sets forth the operating income/(loss) (dollars in millions) by operating segment of the Company for Fiscal 1999 and Fiscal 1998.

                          Fiscal 1999 Compared to Fiscal 1998
                                Operating Income/(Loss)
                          -------------------------------------------
                             1999          1998         % Increase
                          ------------  ------------  ---------------
Canandaigua Wine........  $       46.3  $       45.5            1.9 %
Barton..................         102.6          77.0           33.3 %
Matthew Clark...........           9.0           --             N/A
Corporate Operations and
 Other..................         (12.0)        (10.4)          15.7 %
                          ------------  ------------
Consolidated Operating
 Income.................  $      145.9  $      112.1           30.2 %
                          ============  ============

   As a result of the above factors, operating income increased to $145.9 million for Fiscal 1999 from $112.1 million for Fiscal 1998, an increase of $33.8 million, or 30.2%.

  Interest expense, net

   Net interest expense increased to $41.5 million for Fiscal 1999 from $32.2 million for Fiscal 1998, an increase of $9.3 million, or 28.8%. The increase resulted primarily from additional interest expense associated with the borrowings related to the Matthew Clark Acquisition.

  Extraordinary item, net of income taxes

   The Company incurred an extraordinary charge of $11.4 million after taxes in Fiscal 1999. This charge resulted from fees related to the replacement of the Company's senior credit facility, including extinguishment of the term loan. No extraordinary charges were incurred in Fiscal 1998.

  Net income

   As a result of the above factors, net income increased to $50.5 million for Fiscal 1999 from $47.1 million for Fiscal 1998, an increase of $3.3 million, or 7.1%.

   For financial analysis purposes only, the Company's EBITDA for Fiscal 1999 were $184.5 million, an increase of $39.3 million over EBITDA of $145.2 million for Fiscal 1998. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

Financial Liquidity and Capital Resources

 General

   The Company's principal use of cash in its operating activities is for purchasing and carrying inventories. The Company's primary source of liquidity has historically been cash flow from operating activities, except during the annual fall grape harvests when the Company has relied on short-term borrowings. The annual grape crush normally begins in August and runs through October. The Company generally begins purchasing grapes in August with payments for such grapes beginning to come due in September. The Company's short-term borrowings to support such purchases generally reach their highest levels in November or December. Historically, the Company has used cash flow from operating activities to repay its short-term borrowings. The Company will continue to use its short-term borrowings to support its working capital requirements. The Company believes that cash provided by operating activities and its financing activities, primarily short-term borrowings, will provide adequate resources to satisfy its working capital, liquidity and anticipated capital expenditure requirements for both its short-term and long-term capital needs.

 Operating Activities

   Net cash provided by operating activities for Nine Months Fiscal 2001 was $16.1 million, which resulted from $136.6 million in net income adjusted for noncash items, less $120.5 million representing the net change in the Company's operating assets and liabilities. The net change in operating assets and liabilities resulted primarily from a seasonal increase in accounts receivable and inventories, partially offset by increases in accounts payable, accrued excise taxes, accrued income taxes, accrued advertising and promotion expenses, and accrued grape purchases.

 Investing Activities and Financing Activities

   Net cash used in investing activities for Nine Months Fiscal 2001 was $46.4 million, which resulted primarily from capital expenditures of $47.8 million.

   Net cash used in financing activities for Nine Months Fiscal 2001 was $0.6 million resulting primarily from principal payments of long-term debt of $221.6 million, which included $27.2 million of scheduled and required principal payments and $75.0 million of principal prepayments. This amount was partially offset by net proceeds of $118.2 million from the issuance of (Pounds)80.0 million of 8 1/2% Series C Senior Notes used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility and proceeds from $94.2 million of net revolving loan borrowings under the senior credit facility.

 Debt

   Total debt outstanding as of November 30, 2000, amounted to $1,282.5 million, a decrease of $35.4 million from February 29, 2000. The ratio of total debt to total capitalization decreased to 68.8% as of November 30, 2000, from 71.7% as of February 29, 2000. For a description of the restrictive covenants in our senior credit facility and our indentures, see "Risk Factors--Our indebtedness could have a material adverse effect on our financial health."

 Senior Credit Facility

   As of November 30, 2000, under its senior credit facility, the Company had outstanding term loans of $337.1 million bearing a weighted average interest rate of 8.3%, $121.0 million of revolving loans bearing a weighted average interest rate of 7.9%, undrawn revolving letters of credit of $12.2 million, and $166.8 million in revolving loans available to be drawn. For additional information on the senior credit facility, see "Description of the Senior Credit Facilities."

 Senior Notes

   As of November 30, 2000, the Company had outstanding $200.0 million aggregate principal amount of 8 5/8% Senior Notes due 2006 (the "8 5/8% Senior Notes"). The 8 5/8% Senior Notes are currently redeemable, in whole or in part, at the option of the Company.

   In March 2000, the Company exchanged (Pounds)75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due 2009 (the "8 1/2% Series B Senior Notes") for all of its 8 1/2% Senior Notes due 2009. The terms of the 8 1/2% Series B Senior Notes are identical in all material respects to the 8 1/2% Senior Notes due 2009.

   In May 2000, the Company issued (Pounds)80.0 million (approximately $120.0 million upon issuance and $114.0 million as of November 30, 2000) aggregate principal amount of 8 1/2% Series C Senior Notes due 2009 at an issuance price of (Pounds)79.6 million (approximately $119.4 million upon issuance, net of $0.6 million unamortized discount, and $113.5 million as of November 30, 2000, net of $0.5 million unamortized discount, with an effective rate of 8.6%) (the "8 1/2% Series C Senior Notes"). The 8 1/2% Series C Senior Notes are redeemable at the option of the Company, in whole or in part, at any time.

   In October 2000, the Company exchanged (Pounds)74.0 million aggregate principal amount of the 8 1/2% Series B Senior Notes for an equivalent aggregate principal amount of 8 1/2% Series C Senior Notes. The terms of the 8 1/2% Series C Senior Notes are identical in all material respects to the 8 1/2% Series B Senior Notes.

 Senior Subordinated Notes

   As of November 30, 2000, the Company had outstanding $195.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due 2003 (the "8 3/4% Senior Subordinated Notes"). The 8 3/4% Senior Subordinated Notes are currently redeemable, in whole or in part, at the option of the Company.

   Also, as of November 30, 2000, the Company had outstanding $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2009 (the "8 1/2% Senior Subordinated Notes"). The 8 1/2% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2004. The Company may also redeem up to $70.0 million of the 8 1/2% Senior Subordinated Notes using the proceeds of certain equity offerings completed before March 1, 2002.

 Capital Expenditures

   During Fiscal 2000, the Company incurred $57.7 million for capital expenditures, including $8.9 million related to vineyards. In Fiscal 2001, the Company expects to spend approximately $60.0 million for capital expenditures, exclusive of vineyards, of which $47.8 million has been expended in Nine Months Fiscal 2001. In addition, the Company continues to consider the purchase, lease and development of vineyards. See "Business--Sources and Availability of Raw Materials." The Company may incur additional expenditures for vineyards if opportunities become available. Our management reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as "derivatives"), and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

   In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year. With the issuance of SFAS No. 137, the Company is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2001.

   In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS No. 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is required to adopt SFAS No. 138 concurrently with SFAS No. 133. The Company believes the effect of the adoption of these statements on its financial statements will not be material based on the Company's current risk management strategies.

Euro Conversion Issues

   Effective January 1, 1999, eleven of the fifteen member countries of the European Union (the "Participating Countries") established fixed conversion rates between their existing sovereign currencies and the euro. For three years after the introduction of the euro, the Participating Countries can perform financial transactions in either the euro or their original local currencies. This will result in a fixed exchange rate among the Participating Countries, whereas the euro (and the Participating Countries' currency in tandem) will continue to float freely against the U.S. dollar and other currencies of the non-participating countries. The Company does not believe that the effects of the conversion will have a material adverse effect on the Company's business and operations.

                               INDUSTRY OVERVIEW

United States

   The beverage alcohol industry in the United States consists of three major product categories: wine, beer and distilled spirits. Products are produced, marketed and distributed through a legally separated three-tier system comprised of suppliers, wholesalers and retailers. Over the past decade, there has been increasing consolidation at the supplier, wholesaler and, in certain markets, retailer tiers of the beverage alcohol industry. As a result, it has become advantageous for certain suppliers to expand their portfolio of brands through acquisitions and internal development to take advantage of economies of scale and to increase their importance to a more limited number of wholesalers and, in certain markets, retailers.

   The beverage alcohol industry has continued on its growth path over the last four years. Volume entering distribution channels reached 7 billion gallons in 1999, its highest level ever. Beverage alcohol consumption is expected to increase steadily throughout the next several years as members of the "baby boomlet" generation--the offspring of baby boomers--continue to reach legal drinking age. Last year more than 4 million new adults were added to the population, a figure that is expected to creep up annually and approach 5 million by 2010.

   The following key trends will likely impact industry performance:

  .  consolidation within each of the industry's three distribution tiers;

  .  growth in imports, particularly beer;

  .  increasing demand for flavored beverage alcohol products;

  .  stepped-up advertising spending industry-wide;

  . recognition of potential health benefits associated with moderate alcohol consumption;

  .  a growing young adult population; and

  .  increasing levels of disposable income.

   The following table sets forth the industry unit volume for consumption of wine, imported beer, domestic beer and distilled spirits in the United States. Data shown are for the four years ended December 31, 1999:

Industry                                          1996    1997    1998    1999
--------                                         ------- ------- ------- -------
Wine(a)(b)......................................   203.5   210.1   212.1   222.0
Imported Beer(c)................................   169.5   192.9   223.2   245.2
Domestic Beer(c)................................ 2,424.9 2,416.6 2,413.9 2,431.8
Distilled Spirits(b)............................   136.7   137.2   138.5   141.8

--------
(a) Includes domestic and imported table, sparkling, specialty and dessert wine and vermouth.
(b) Units are in millions of 9-liter case equivalents (2.378 gallons per case).
(c)  Units are in millions of 2.25 gallon cases.

 Wines

   Shipments of wine in the United States increased at an average compounded annual growth rate of 2.9% from 1996 to 1999. In 1999, wine shipments increased by 4.7% when compared to 1998. U.S. wine market growth has largely been driven by an increase in demand for table wines, particularly varietal table wines. Table wine accounted for 83% of the total U.S. wine market in 1999. We believe the increase in table wine consumption may be due in part to positive demographic trends and to published reports over recent years from a number of sources, citing the potential health benefits of moderate wine consumption. As wine appeal has expanded to a broader population base, distribution shifts have followed, with supermarkets, chain stores and retail supercenters taking share away from traditional wine and liquor stores.

   Wines containing 14% or less alcohol by volume are generally referred to as table wines. Within this category, table wines are further characterized as either "generic" or "varietal." Generic wines include wines named after the European regions where similar types of wines were originally produced (e.g., burgundy), niche products and proprietary brands. Varietal wines are those named for the grape that comprises the principal component of the wine. In 1999, varietal table wines grew 8.1% compared to 1998 and accounted for approximately 68% of the domestic table wine market. Table wines can be further broken down by their retail price points. The following table illustrates the different retail price classes generally used for table wines.

                                                                     Three-year
                                                                     compounded
                                           Volume share Retail share   annual
                                           (percentage  (percentage    volume
                           Price Range       of unit     of retail     growth
Description            (per 750 ml bottle)   volume)      dollars)      rate
-----------            ------------------- ------------ ------------ ----------
Economy...............     less than $3.00     33%          13%        (0.9)%
Sub-Premium...........         $3.00-$6.99     41%          35%         1.8 %
Premium...............         $7.00-$9.99     16%          26%        14.3 %
Super-Premium.........       $10.00-$13.99      8%          17%         9.4 %
Ultra-Premium......... greater than $14.00      2%           9%         4.3 %

   Favorable demographic trends, coupled with newly introduced research on the potential health benefits of moderate wine consumption have helped lead to favorable growth trends in wine consumption of the U.S. consumer. In addition, increasing disposable income has driven the strong growth of the premium and super-premium markets in the last decade. The total U.S. premium and super-premium wine market grew 9.0% and 8.5% in 1999, respectively. Much of this growth can be attributed to the shifts in preference of aging baby boomers. Currently the largest and wealthiest age segment of the population, the baby boomers have helped support the growth in the premium and super-premium wine markets, because as their interest in wine drinking has increased, their tastes have also matured to the extent that they choose premium wines over the generic wines that had been popular in the 1970s and 1980s. These attractive industry trends are expected to continue into the foreseeable future.

 Imported Beer

   Shipments of imported beer in the United States increased at an average compounded annual growth rate of 13.1% from 1996 to 1999, led by Mexican imports. Mexican beers are the best selling imported beers in the United States and now account for 37% of the total imported beer market compared to 26% in 1996. Shipments of Mexican beer in 1999 increased 16.1% over 1998 as compared to an increase of 9.9% for the entire imported beer category. Shipments of imported beer as a percentage of the U.S. beer market increased to 9.2% in 1999 from 6.5% in 1996. Imported beer, along with microbrews and super-premium priced domestic beer, is generally priced above the leading domestic premium brands.

 Distilled Spirits

   Shipments of distilled spirits in the United States increased at an average compounded annual growth rate of 1.2% from 1996 to 1999. During this period, consumption of distilled spirits--such as vodka, rum and tequila--and brandy have increased, while whiskeys in general have declined slightly. In 1999, shipments of distilled spirits increased by 2.4% from 1998. We believe shipments of certain types of distilled spirits may have been negatively impacted by concerns about drinking and driving and a shift in consumer preference toward lower alcohol or lighter tasting products like imported beer and varietal table wine.

United Kingdom

   The beverage alcohol industry in the United Kingdom consists of four major product categories: wine, beer, cider and distilled spirits. Total consumption of beverage alcohol was relatively flat from 1996 through 1999. Slight declines in beer, which accounts for 75% of the total beverage alcohol market, were offset by increases in wine, cider and distilled spirits. The following table sets forth the industry unit volume (in millions of hectoliters) for wine, beer, cider and distilled spirits for the four years ended December 31, 1999:

                                                         1996  1997  1998  1999
                                                         ----- ----- ----- -----
      Wine..............................................  9.98  9.99 10.37 11.55
      Beer.............................................. 59.89 61.11 58.84 58.92
      Cider.............................................  5.66  5.51  5.55  6.02
      Distilled Spirits.................................  2.04  2.11  1.98  2.30

   The U.K. beverage alcohol market can also be separated into two distribution channels: on-premise and off-premise. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. Off-premise distribution channels include multiple grocers, convenience retail, cash & carry and wholesalers. In 1999, the total beverage alcohol retail sales in the United Kingdom were approximately (Pounds)25.4 billion, with the on-premise market accounting for 69% of those sales.

 Wine

   From 1996 to 1999, wine experienced an average compounded annual growth rate of 5.0%. Light wines, often referred to as table wines in the United States, are wines containing 15% or less alcohol by volume. Light wines account for approximately 72% of all wine sold in the United Kingdom and are the fastest growing segment of the wine industry with an average compounded annual growth rate of 7.0% from 1996 to 1999. The United Kingdom is a sophisticated wine market and consumers are open to experimentation of wines around the world as the United Kingdom has little domestic wine production. In 1999, wine comprised 25% of the total U.K. retail beverage alcohol market.

 Beer

   The U.K. beer industry continues to face consolidation pressure due to lower consumer demand and excess capacity. From 1996 to 1999, the average compounded annual growth rate for beer was (0.5%). In 1999, beer comprised 51% of the total U.K. retail beverage alcohol market.

 Cider

   Cider grew at an average compounded annual rate of 2.1% from 1996 to 1999. The cider market is segmented into two categories: packaged cider and draft cider. Packaged cider, which is sold primarily off-premise, accounted for 73% of all cider sales by volume in 1999. Draft cider is sold exclusively on-premise and accounted for the remaining 27% of sales in 1999. Cider generally competes with beer for market share. In 1999, cider comprised 4% of the total U.K. retail beverage alcohol market.

 Distilled Spirits

   The U.K. distilled spirits industry also continues to face increasing consolidation. From 1996 to 1999, the average compounded annual growth rate for distilled spirits was 4.1%. In 1999, distilled spirits comprised 20% of the total U.K. retail beverage alcohol market.

 Wholesale

   The overall beverage alcohol wholesale market in the United Kingdom is comprised of more than 134,000 on-premise outlets located throughout the region. Brewers and wholesalers provide a variety of beer, wine, cider, distilled spirits and other beverages where purchasing decisions are driven by price, quality and customer service. Brewers continue to dominate the supply of beer to the on-premise trade, as they are able to offer lower prices and larger volume distributions. Independent wholesalers differentiate themselves from the major brewers by offering a complete composite of drinks to the trade and providing value-added services.

                                    BUSINESS

   Constellation Brands, Inc. is a leader in the production and marketing of branded beverage alcohol products in North America and the United Kingdom. As the second largest supplier of wine, the second largest importer of beer and the fourth largest supplier of distilled spirits in the United States, we are the largest single-source supplier of these products in the United States. We are also a leading producer and marketer of cider, wine and bottled water, and a leading independent drinks wholesaler in the United Kingdom. With our broad product portfolio, composed of brands in all major beverage alcohol categories, we believe we are distinctly positioned to satisfy an array of consumer preferences. Leading brands in our portfolio include Estancia, Franciscan Oakville Estate, Simi, Almaden, Arbor Mist, Black Velvet, Fleischmann's, Schenley, Ten High, Stowells of Chelsea, Blackthorn and Corona Extra, the best selling imported beer in the United States.

   Our products are distributed by more than 1,000 wholesalers in North America. In the United Kingdom, we distribute our branded products and those of other companies to more than 16,000 customers. We operate 24 production facilities throughout the world and purchase products for resale from other producers.

   Constellation Brands, Inc. is a Delaware corporation incorporated on December 4, 1972 as the successor to a business founded in 1945. Since our founding in 1945 as a producer and marketer of wine products, we have grown through a combination of internal growth and acquisitions. Our internal growth has been driven by leveraging our existing portfolio of leading brands, developing new products, new packaging and line extensions, and focusing on the faster growing sectors of the beverage alcohol industry. The recent acquisitions of Simi, Franciscan Estates, the Black Velvet Assets and Matthew Clark continued a series of strategic acquisitions made since 1991 by which we have broadened our portfolio and increased our market share, net sales and cash flow. For Fiscal 2000, giving pro forma effect to the acquisitions of the Black Velvet Assets, Franciscan Estates and Simi, our net sales were $2.4 billion and EBITDA was $317.1 million.

Competitive Strengths

 Leading Market Positions

   According to industry data, we are the second largest supplier of wine with a 16% market share, the second largest importer of beer with a 17% share of the imported beer market and the fourth largest supplier of distilled spirits with a 10% market share in the United States. In the United Kingdom, we are the second largest producer of cider with a 33% market share and the fourth largest producer and marketer of bottled water with a 6% market share. The Stowells of Chelsea box wine brand has a 65% and a 41% share of the box wine market in the on-premises and off-premises branded segments, respectively.

 Leading Brand Recognition

   We have leading market positions in most of our product categories in both the United States and the United Kingdom, which allows us to increase our purchasing and distribution leverage with our suppliers and distributors. Many of our products are recognized leaders in their respective categories in the United States, including Corona Extra, the largest selling imported beer brand; Almaden and Inglenook, the fourth and eighth largest selling table wine brands, respectively; Arbor Mist, the largest selling fruit-flavored varietal wine; Richards Wild Irish Rose, the best selling dessert wine brand; Cook's champagne, the second largest selling sparkling wine brand; Fleischmann's, the third largest blended whiskey and fourth largest domestically bottled gin; Montezuma, the second largest selling tequila brand; and Black Velvet, the third largest Canadian whisky brand. In the United Kingdom, Stowells of Chelsea is the best selling brand of table wine and QC is the best selling brand of fortified British wine. Blackthorn is the second best selling on-premises draft cider, Gaymer's Olde English is the third largest cider brand in the take-home market and Strathmore is the fourth largest bottled water brand in the United Kingdom.

 Broad Product Portfolio

   Through new product introductions, product line extensions, innovative packaging and acquisitions we have broadened our product portfolio, expanded our geographic scope and improved the consistency of our earnings. Our sales are spread across the four major beverage alcohol categories--wine, beer, cider and distilled spirits--and across the United States and the United Kingdom. With a broad portfolio of products, we are well positioned to meet an array of consumer preferences.

 Proven Acquisition Track Record

   We have successfully integrated newly acquired companies with our existing operations and achieved revenue growth and cost savings in the process. We have demonstrated the ability to acquire brands that were previously in decline and then revitalize and grow these brands. From 1991 through 2000, we successfully integrated nine major acquisitions which have led to compounded annual growth rates in net sales and EBITDA of 36% and 37%, respectively. Due in part to our ability to successfully integrate acquisitions and achieve cost savings, over the past four fiscal years in the United States we have significantly increased the average gross profit margin of our U.S. wine portfolio from 25.3% in Fiscal 1996 to 31.8% in Fiscal 2000, and for our distilled spirits portfolio from 35.6% to 46.4% during the same period. Our December 1998 acquisition of Matthew Clark has given us a presence in the United Kingdom and a platform for growth in the European market. With the acquisitions of Franciscan Estates and Simi in June 1999, we entered the faster growing, higher margin, fine wine category.

 Experienced and Incentivized Management Team

   We have one of the most experienced management teams in the beverage alcohol industry. Our chief executive officer, group president and division presidents have an average of 10 years with the Company or its affiliates and an average of 19 years in the beverage alcohol industry. Richard Sands, our Chairman, President and Chief Executive Officer, and Robert Sands, our Group President, are members of the Sands family, which beneficially owns common stock representing 65% of our voting power and which controls 25% of our outstanding equity.

Business Strategy

   Our objective is to be the premier marketer of a broad range of branded beverage alcohol products. We intend to continue to build our growth-oriented and profitable brands through the following key initiatives: effectively managing our brand portfolio, capitalizing on growth opportunities, introducing product line extensions, and considering selective acquisition opportunities.

 Effectively Manage Brand Portfolio

   We maximize the profitability of our brand portfolio by focusing on the faster growing segments of the beverage alcohol market. We manage our brand portfolio with sales and marketing teams focused by major product category, and where appropriate, we leverage our sales and marketing expertise across product categories to take advantage of high-growth opportunities, particularly in national accounts. Our distilled spirits portfolio experienced a 4% growth rate versus a less than 1% growth rate for the overall distilled spirits industry between 1996 and 1999. We also concentrate our efforts in geographic markets with attractive demographics.

 Capitalize on Growth Opportunities

   We are focusing on a number of product categories that have demonstrated growth potential in an existing market, or are under-served by products currently available in the market. For example, we intend to further capitalize on the growth of the U.S. imported beer market. Our portfolio of imported beers, led by Corona Extra, grew at a compounded annual rate of 22% compared to 13% for the overall U.S. imported beer industry from 1996 through 1999. We continue to build distribution of Arbor Mist, a line of fruit-flavored varietal wines that we introduced in June 1998. We shipped over two million cases of Arbor Mist in Fiscal 1999 and four million cases in Fiscal 2000. We continue to stimulate growth by introducing new flavors as well as additional package size options. We recently launched two new wine products targeted at the consumer preference theme we identified and exploited with Arbor Mist:
Nectar Valley, a white merlot brand that combines the fruity, slightly sweet flavor of a white zinfandel with the popular taste of merlot, and Motif, a sparkling wine brand with fruit flavors. We have established our wholesale business in the United Kingdom as a leading independent beverage supplier to the on-premises trade. The Franciscan Estates and Simi product lines are well established in the fine wine category. Our portfolio of fine wines had a compounded annual growth rate of 19% from 1996 through 1999 compared to 16% for the category. We introduced Thor's Hammer, an imported premium vodka from Sweden, to capitalize on the growth of imported premium vodkas in the United States. We are taking advantage of cross-border opportunities between the United States and the United Kingdom. After its successful launch in the United States, Arbor Mist was test marketed and rolled out nationally in the United Kingdom. It is now being produced and bottled at one of our Matthew Clark facilities. Likewise, after successful test marketing, we are producing and marketing K cider in the United States. K is a widely accepted premium cider brand in the United Kingdom.

 Introduce Product Line Extension

   The commercial success and brand name recognition of our products give us the ability to introduce product line extensions to generate additional growth and to gain market share. In accordance with this strategy, we are using the well-known Almaden wine name to expand our presence in the growing box wine market in the United States by offering an increasing number of blends designed to appeal to consumers with preferences for lighter tasting red wines not offered by our competitors. In 1999, we were the second largest seller of box wine. In the summer of 2000, Corona Extra was introduced in six-pack cans as a package of convenience to enable consumers to purchase Corona Extra in the packaging of their choice. We are leveraging the top-ranked position of the Stowells of Chelsea boxed wine brand in the United Kingdom by introducing Stowells of Chelsea wine in a variety of bottle sizes, encouraging consumers to try an assortment of blends. Following the success of 99 Bananas, a flavored liqueur, we recently introduced 99 Blackberries. We will continue to introduce new flavors designed to capitalize on changing consumer tastes.

 Consider Selective Acquisition Opportunities

   Strategic acquisitions will continue to be a component of our growth strategy. Since 1991, we have completed nine major acquisitions. This combination of experience and expertise, along with an established reputation for success in business combinations within the industry, gives us a solid platform from which to pursue future acquisitions. We expect to continue to seek to make acquisitions that capitalize on our existing infrastructure or that offer complementary product lines, geographic scope or additional distribution channels.

Recent Acquisitions

 Acquisition of Forth Wines

   On October 27, 2000, Matthew Clark acquired all of the outstanding stock of Forth Wines Limited, a wine and spirit wholesaler operating primarily in Scotland. The total purchase price was approximately $4.5 million in cash. The addition of the Forth Wines further strengthened Matthew Clark's position as one of the United Kingdom's leading independent drinks wholesalers, and made Matthew Clark the leading provider of wine to the on-premise market in Scotland.

 Acquisitions of Franciscan Estates and Simi

   On June 4, 1999, we purchased all of the outstanding capital stock of Franciscan Estates and, in related transactions, we purchased vineyards, equipment and other vineyard related assets located in Northern California. The purchase price was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. In these transactions, we acquired:

  .  the Franciscan Oakville Estate, Estancia and Mt. Veeder brands;

  .  wineries located in Rutherford, Monterey and Mt. Veeder, California;

  . vineyards in the Napa Valley, Alexander Valley, Monterey and Paso Robles appellations (and we entered into long-term grape contracts with certain parties related to Franciscan Estates to purchase additional grapes grown in the Napa and Alexander Valley appellations);

  .  distribution rights to the Quintessa and Veramonte brands; and

  . majority interests in entities that own the Veramonte brand, and the Veramonte winery and vineyards located in the Casablanca Valley, Chile.

   Also on June 4, 1999, we acquired all of the outstanding capital stock of Simi for $57.5 million in cash. This acquisition included the Simi winery, located in Healdsburg, California, equipment, vineyards, inventory and worldwide ownership of the Simi brand name. Founded in 1876, Simi is one of the oldest and best known wineries in California, combining a strong super-premium and ultra-premium brand with a flexible and well-equipped facility and high quality vineyards in the key Sonoma appellation. On February 29, 2000, Simi Winery, Inc. was merged into Franciscan Vineyards, Inc.

   The Simi and Franciscan Estates acquisitions have established us as a leading producer and marketer of super-premium and ultra-premium wine. The Simi and Franciscan Estates operations complement each other and offer synergies in the areas of sales and distribution, grape usage and capacity utilization. Together, Simi and Franciscan Estates represent one of the largest super-premium and ultra-premium wine companies in the United States. We operate Simi and Franciscan Estates, and their properties, together as a separate business segment (collectively, "Franciscan").

 Acquisition of the Black Velvet Assets

   On April 9, 1999, in an asset acquisition, we acquired several well-known Canadian whisky brands, including Black Velvet, the third best selling Canadian whisky and the 16th best selling distilled spirits brand in the United States, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc. Other principal brands acquired in the transaction were Golden Wedding, OFC, MacNaughton, McMaster's and Triple Crown. In connection with the transaction, we also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo affiliates. The purchase price of the Black Velvet Assets was $183.6 million in cash.

   The addition of the Canadian whisky brands from this transaction strengthened our position in the North American distilled spirits category, and enhanced our portfolio of brands and category participation. The acquired operations have been integrated with our existing distilled spirits business.

 Acquisition of Matthew Clark

   On December 1, 1998, we acquired control of Matthew Clark and have since acquired all of Matthew Clark's outstanding shares. The total purchase price of the shares, including the assumption of indebtedness, net of cash acquired, was $484.8 million. Matthew Clark has developed a number of leading market positions, including positions as a leading independent beverage supplier to the on-premise trade, the number one producer of branded wine, the number one branded producer of fortified British wine, the number one branded bottler of sparkling water and the number two producer of cider.

   The acquisition of Matthew Clark strengthens our position in the beverage alcohol industry by providing us with a presence in the United Kingdom and a platform for growth in the European market. The acquisition of Matthew Clark also offers potential benefits including distribution opportunities to market California-produced wine and U.S.-produced distilled spirits in the United Kingdom, as well as the potential to market Matthew Clark products in the United States.

Business Segments

   We operate primarily in the beverage alcohol industry in North America and the United Kingdom. We report our operating results in five segments:
Canandaigua Wine (branded popularly priced wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and distilled spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, distilled spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine); and Corporate Operations and Other (primarily corporate related items).

 Canandaigua Wine

   Canandaigua Wine produces, bottles, imports and markets wine and brandy in the United States. It is the second largest supplier of wine in the United States and exports wine to approximately 70 countries from the United States. Canandaigua Wine sells table wine, dessert wine, sparkling wine and brandy. Its leading brands include Almaden, Arbor Mist, Dunnewood, Estate Cellars, Inglenook, Manischewitz, Marcus James, Mystic Cliffs, Paul Masson, Taylor, Vina Santa Carolina, Cook's, J. Roget, Richards Wild Irish Rose and Paul Masson Grande Amber Brandy. Most of its wine is marketed in the $3.00 and $5.50 per 750 ml bottle price range.

   As a related part of its U.S. wine business, Canandaigua Wine is a leading grape juice concentrate producer in the United States. Grape juice concentrate competes with other domestically produced and imported fruit-based concentrates. Canandaigua Wine's other wine-related products and services include bulk wine, cooking wine, grape juice concentrate and St. Regis, a leading de-alcoholized line of wine in the United States.

 Barton

   Barton produces, bottles, imports and markets a diversified line of beer and distilled spirits. It is the second largest marketer of imported beer in the United States and distributes six of the top 25 imported beer brands in the United States: Corona Extra, Modelo Especial, Corona Light, Pacifico, St. Pauli Girl, and Negra Modelo. Corona Extra is the best selling imported beer nationwide. Barton's other imported beer brands include Tsingtao from China, Peroni from Italy and Double Diamond and Tetley's English Ale from the United Kingdom. Barton also operates the Stevens Point Brewery, a regional brewer located in Wisconsin, which produces Point Special, among other brands.

   Barton is the fourth largest supplier of distilled spirits in the United States and exports distilled spirits to approximately 15 countries from the United States. Barton's principal distilled spirits brands include Black Velvet, Fleischmann's, Mr. Boston, Canadian LTD, Chi-Chi's prepared cocktails, Ten High, Montezuma, Barton, Monte Alban and Inver House. Substantially all of Barton's distilled spirits unit volume consists of products marketed in the value and mid-premium priced category. Barton also sells distilled spirits in bulk and provides contract production and bottling services for third parties.

 Matthew Clark

   Matthew Clark is a leading producer and marketer of cider, wine and bottled water and a leading drinks wholesaler throughout the United Kingdom. Matthew Clark also exports its branded products to approximately 50 countries from the United Kingdom. Matthew Clark is the second largest producer and marketer of cider in the United Kingdom. Matthew Clark distributes its cider brands in both the on-premise and off-premise markets and these brands compete in both the mainstream and premium brand categories. Matthew Clark's leading mainstream cider brands include Blackthorn and Gaymer's Olde English. Blackthorn is the number two mainstream cider brand and Gaymer's Olde English is the United Kingdom's third largest cider brand in the take-home market. Matthew Clark's leading premium cider brands are Diamond White and K.

   Matthew Clark is the largest supplier of wine to the on-premise trade in the United Kingdom. Its Stowells of Chelsea brand is the best selling branded table wine. Matthew Clark also maintains a leading market share position in fortified British wine through its QC and Stone's brand names. It also produces and markets Strathmore bottled water in the United Kingdom, the fourth largest bottled water brand and the largest sparkling water brand in the country.

   Matthew Clark is a leading independent beverage supplier to the on-premise trade in the United Kingdom and has one of the largest customer bases in the United Kingdom, with more than 16,000 on-premise accounts. Matthew Clark's wholesaling business involves the distribution of branded wine, distilled spirits, cider, beer and soft drinks. While these products are primarily produced by third parties, they also include Matthew Clark's cider and wine branded products.

 Franciscan

   Franciscan is a leading wine company in the fragmented California premium wine business. We believe Franciscan currently has the investment in land and vineyards to continue its track record of strong growth.

   Our Franciscan segment includes the prestigious Franciscan Oakville Estate (in Napa Valley, California), Estancia (in Monterey and Sonoma, California), Simi (in Sonoma, California), Mt. Veeder and Quintessa (in Napa Valley, California), and Veramonte (in the Casablanca Valley, Chile) wines. The portfolio of fine wines is supported by Franciscan's winery and vineyard holdings in California and Chile.

   These brands are marketed by a dedicated sales force, primarily focusing on high-end restaurants and fine wine shops.

Marketing and Distribution

 North America

   Our products are distributed and sold throughout North America through over 1,000 wholesalers, as well as through state and provincial alcoholic beverage control agencies. Canandaigua Wine, Barton and Franciscan employ full-time, in-house marketing, sales and customer service organizations to develop and service their sales to wholesalers and state agencies.

   We believe that the organization of our sales force into separate segments positions us to maintain a high degree of focus on each of our principal product categories. However, where appropriate we leverage our sales and marketing skills across the organization, particularly in national accounts.

   Our marketing strategy places primary emphasis upon promotional programs directed at our broad national distribution network, and at the retailers served by that network. We have extensive marketing programs for our brands including promotional programs on both a national basis and regional basis in accordance with the strength of the brands, point-of-sale materials, consumer media advertising, event sponsorship, market research, trade advertising and public relations.

 United Kingdom

   The Company's U.K.-produced branded products are distributed throughout the United Kingdom by Matthew Clark. The products are packaged at one of three production facilities. Shipments of cider and wine are then made to Matthew Clark's national distribution center for branded products. All branded products are then distributed to either the on-premise or off-premise markets with some of the sales to on-premise customers made through Matthew Clark's wholesale business.

   Matthew Clark's wholesale products are distributed through 11 depots located throughout the United Kingdom. On-premise distribution channels include hotels, restaurants, pubs, wine bars and clubs. The off-premise distribution channels include grocers, convenience retail, cash-and-carry outlets and wholesalers.

   Matthew Clark employs a full-time, in-house marketing and sales organization that targets off-premise customers for Matthew Clark's branded products. Matthew Clark also employs a full-time, in-house branded products marketing and sales organization that services specifically the on-premise market in the United Kingdom. Additionally, Matthew Clark employs a full-time, in-house marketing and sales organization to service the customers of its wholesale business.

 Trademarks and Distribution Agreements

   Our products are sold under a number of trademarks, most of which we own. We also produce and sell wine and distilled spirits products under exclusive license or distribution agreements. Important agreements include a long-term license agreement with Hiram Walker & Sons, Inc., which expires in 2116, for the Ten High, Crystal Palace, Northern Light and Imperial Spirits brands; and a long-term license agreement with the B. Manischewitz Company, which expires in 2042, for the Manischewitz brand of kosher wine. On September 30, 1998, under the provisions of an existing long-term license agreement, Nabisco Brands Company agreed to transfer to Barton all of its right, title and interest to the corporate name "Fleischmann Distilling Company" and worldwide trademark rights to the "Fleischmann" mark for alcoholic beverages. Pending the completion of the assignment of such interests, the license will remain in effect. We also have other less significant license and distribution agreements related to the sale of wine and distilled spirits with terms of various durations.

   All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products. These agreements have terms that vary and prohibit us from importing other beer from the same country. Our agreement to distribute Corona Extra and other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of certain Company personnel and other terms under the agreement, will be automatically renewed for additional terms of five years. Changes in control of the Company or of its subsidiaries involved in importing the Mexican beer brands, changes in the position of the Chief Executive Officer of Barton Beers, Ltd., including by death or disability, or the termination of the President of Barton Incorporated, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Our agreement for the importation of St. Pauli Girl expires in June 2003. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe we are currently in compliance with our material imported beer distribution agreements. From time to time, we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. Although there can be no assurance that our beer distribution agreements will be renewed, given our long-term relationships with our suppliers, we expect that such agreements will be renewed prior to their expiration and we do not believe that these agreements will be terminated.

   We own the trademarks for most of the brands that we acquired in the Matthew Clark acquisition. We have a series of distribution agreements and supply agreements in the United Kingdom related to the sale of our products with varying terms and durations.

Competition

   The beverage alcohol industry is highly competitive. We compete on the basis of quality, price, brand recognition and distribution. Our beverage alcohol products compete with other alcoholic and nonalcoholic beverages for consumer purchases, as well as shelf space in retail stores, a presence in restaurants and marketing focus by our wholesalers. We compete with numerous multinational producers and distributors of beverage alcohol products, some of which may have greater resources than us. In the United States, Canandaigua Wine's principal competitors include E & J Gallo Winery and The Wine Group. Barton's principal competitors include Heineken USA, Molson Breweries USA, Labatt's USA, Guinness Import Company, Brown-Forman Beverages, Jim Beam Brands and Heaven Hill Distilleries, Inc. Franciscan's principal competitors include Beringer, Mondavi and Kendall Jackson. In the United Kingdom, Matthew

Clark's principal competitors include Halewood Vintners, H.P. Bulmer, Waverley Vintners and Perrier. In connection with its wholesale business, Matthew Clark distributes the branded wine of third parties that compete directly against its own wine brands.

Production

   In the United States, our wine is produced from several varieties of wine grapes grown principally in California and New York. The grapes are crushed at our wineries and stored as wine, grape juice or concentrate. Such grape products may be made into wine for sale under our brand names, sold to other companies for resale under their own labels, or shipped to customers in the form of juice, juice concentrate, unfinished wine, high-proof grape spirits or brandy. Most of our wine is bottled and sold within 18 months after the grape crush. Our inventories of wine, grape juice and concentrate are usually at their highest levels in November and December immediately after the crush of each year's grape harvest, and are substantially reduced prior to the subsequent year's crush.

   The bourbon whiskeys, domestic blended whiskeys and light whiskeys marketed by us are primarily produced and aged by us at our distillery in Bardstown, Kentucky. Following the Black Velvet Assets acquisition, the majority of our Canadian whisky requirements are produced and aged at our Canadian distilleries in Lethbridge, Alberta, and Valleyfield, Quebec. At our Albany, Georgia, facility, we produce all of the neutral grain spirits and whiskeys we use in the production of vodka, gin and blended whiskey we sell to customers in the state of Georgia. Our requirements of Scotch whisky, tequila, mezcal and the neutral grain spirits we use in the production of gin and vodka for sale outside of Georgia, and other spirits products, are purchased from various suppliers.

   We operate three facilities in the United Kingdom that produce, bottle and package cider, wine and water. To produce Stowells of Chelsea, wine is imported in bulk from various countries such as Chile, Germany, France, Spain, South Africa and Australia, which is then packaged at our facility at Bristol and distributed under the Stowells of Chelsea brand name. The Strathmore brand of bottled water (which is available in still, sparkling, and flavored varieties) is sourced and bottled in Forfar, Scotland. Cider production was consolidated at our facility at Shepton Mallet, where apples of many different varieties are purchased from U.K. growers and crushed. This juice, along with European-sourced concentrate, is then fermented into cider.

   We operate one winery in Chile that crushes, vinifies, cellars and bottles wine.

Sources and Availability of Raw Materials

   The principal components in our production of branded beverage alcohol products are packaging materials (primarily glass) and agricultural products, such as grapes and grain. We utilize glass and polyethylene terephthalate ("PET") bottles and other materials such as caps, corks, capsules, labels and cardboard cartons in the bottling and packaging of our products. Glass bottle costs are one of the largest components of our cost of product sold. The glass bottle industry is highly concentrated with only a small number of producers. We have traditionally obtained, and continue to obtain, our glass requirements from a limited number of producers. We have not experienced difficulty in satisfying our requirements with respect to any of the foregoing and consider our sources of supply to be adequate. However, the inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our operations.

   Most of our annual grape requirements are satisfied by purchases from each year's harvest that normally begins in August and runs through October. We believe that we have adequate sources of grape supplies to meet our sales expectations. However, in the event demand for certain wine products exceeds expectations, we could experience shortages.

   We purchase grapes from over 800 independent growers, principally in the San Joaquin Valley and Monterey regions of California and in New York State. We enter into written purchase agreements with a majority of these growers on a year-to-year basis. We currently own or lease approximately 8,000 acres of land and vineyards, either fully bearing or under development, in California, New York and Chile. This acreage supplies only a small percentage of our total needs. We continue to consider the purchase or lease of additional vineyards, and additional land for vineyard plantings, to supplement our grape supply.

   The distilled spirits we manufacture require various agricultural products, neutral grain spirits and bulk spirits. We fulfill our requirements through purchases from various sources through contractual arrangements and through purchases on the open market. We believe that adequate supplies of the aforementioned products are available at the present time.

   We manufacture cider, perry, light and fortified British wine from materials that are purchased either on a contracted basis or on the open market. In particular, supplies of cider apples are sourced through long term supply arrangements with owners of apple orchards. There are adequate supplies of the various raw materials at this particular time.

Government Regulation

   Our operations in the United States are subject to extensive federal and state regulation. These regulations cover, among other matters, sales promotion, advertising and public relations, labeling and packaging, changes in officers or directors, ownership or control, distribution methods and relationships, and requirements regarding brand registration and the posting of prices and price changes. All of our operations and facilities are also subject to federal, state, foreign and local environmental laws and regulations and we are required to obtain permits and licenses to operate our facilities.

   In the United Kingdom, we have secured a Customs and Excise License to carry on an excise trade. Licenses are required for all premises where wine is produced. We hold a license to act as an excise warehouse operator. Registrations have been secured for the production of cider and bottled water. Formal approval of product labeling is not required.

   In Canada, our operations are also subject to extensive federal and provincial regulation. These regulations cover, among other matters, advertising and public relations, labeling and packaging, environmental matters, and customs and duty requirements. We are also required to obtain licenses and permits in order to operate our facilities.

   We believe that we are in compliance in all material respects with all applicable governmental laws and regulations and that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on our financial condition, results of operations or cash flows.

Employees

   We had approximately 2,600 full-time employees in the United States at the end of December 2000, of which approximately 860 were covered by collective bargaining agreements. Additional workers may be employed by the Company during the grape crushing season.

   We had approximately 1,800 full-time employees in the United Kingdom at the end of December 2000, of which approximately 400 were covered by collective bargaining agreements. Additional workers may be employed during the peak season.

   We had approximately 230 full-time employees in Canada at the end of December 2000, of which approximately 170 were covered by collective bargaining agreements.

   We consider our employee relations generally to be good.

Properties

   The Company, maintaining its corporate headquarters in offices leased in Fairport, New York, consists of four business operating segments. Through these business segments, we currently operate wineries, distilling plants, bottling plants, a brewery, cider and water producing facilities, most of which include warehousing and distribution facilities on the premises. We also operate separate distribution centers under the Matthew Clark segment's wholesaling business. We believe that all of our facilities are in good condition and working order and have adequate capacity to meet our needs for the foreseeable future.

 Canandaigua Wine

   Canandaigua Wine maintains its headquarters in owned and leased offices in Canandaigua, New York. It operates three wineries in New York, located in Canandaigua, Naples and Batavia, and six wineries in California, located in Madera, Gonzales, Escalon, Fresno and Ukiah. All of the facilities in which these wineries operate are owned, except for the winery in Batavia, New York, which is leased. Canandaigua Wine considers its principal wineries to be the Mission Bell winery in Madera, California; the Canandaigua winery in Canandaigua, New York; and the Riverland Vineyards winery in Gonzales, California. The Mission Bell winery crushes grapes, produces, bottles and distributes wine and produces grape juice concentrate. The Canandaigua winery crushes grapes and produces, bottles and distributes wine. The Riverland Vineyards winery crushes grapes and produces, bottles and distributes wine for Canandaigua Wine's account and, on a contractual basis, for third parties.

   Canandaigua Wine currently owns or leases approximately 4,200 acres of vineyards, either fully bearing or under development, in California and New York.

 Barton

   Barton maintains its headquarters in leased offices in Chicago, Illinois. It owns and operates four distilling plants, two in the United States and two in Canada. The two distilling plants in the United States are located in Bardstown, Kentucky; and Albany, Georgia; and the two distilling plants in Canada, which were acquired in connection with the Black Velvet Acquisition, are located in Valleyfield, Quebec; and Lethbridge, Alberta. Barton considers its principal distilling plants to be the facilities located in Bardstown, Kentucky; Valleyfield, Quebec; and Lethbridge, Alberta. The Bardstown facility distills, bottles and warehouses distilled spirits products for Barton's account and, on a contractual basis, for other participants in the industry. The two Canadian facilities distill, bottle and store Canadian whisky for Barton's own account, and distill and/or bottle and store Canadian whisky, vodka, rum, gin and liqueurs for third parties.

   In the United States, Barton also operates a brewery and three bottling plants. The brewery is located in Stevens Point, Wisconsin; and the bottling plants are located in Atlanta, Georgia; Owensboro, Kentucky; and Carson, California. All of these facilities are owned by Barton except for the bottling plant in Carson, California, which is operated and leased through an arrangement involving an ongoing management contract. Barton considers the bottling plant located in Owensboro, Kentucky to be one of its principal facilities. The Owensboro facility bottles and warehouses distilled spirits products for Barton's account and performs contract bottling.

 Matthew Clark

   Matthew Clark maintains its headquarters in owned offices in Bristol, England. It currently owns and operates two facilities in England that are located in Bristol and Shepton Mallet and one facility in Scotland, located in Forfar. Matthew Clark considers all three facilities to be its principal facilities. The Bristol facility produces, bottles and packages wine; the Shepton Mallet facility produces, bottles and packages cider; and the Forfar facility produces, bottles and packages water products. Matthew Clark also owns another facility in England, located in Taunton, the operations of which have now been consolidated into its Shepton Mallet facility. Matthew Clark plans to sell the Taunton property.

   Matthew Clark operates a National Distribution Centre, located at Severnside, England to distribute its products that are produced at the Bristol and Shepton Mallet facilities. This distribution facility is leased by Matthew Clark. To support its wholesaling business, Matthew Clark operates 11 distribution centers located throughout the United Kingdom, all of which are leased. These 11 distribution centers are used to distribute products produced by third parties, as well as by Matthew Clark. Matthew Clark has been and will continue consolidating the operations of its wholesaling distribution centers.

 Franciscan

   Franciscan maintains its headquarters in offices owned in Rutherford, California. Through this segment we own and operate four wineries in the United States and, through a majority owned subsidiary, operate one winery in Chile. All four wineries in the United States are located in the state of California, in Rutherford, Healdsburg, Monterey and Mt. Veeder, and the winery in Chile is located in the Casablanca Valley. Franciscan considers its principal wineries to be those located in Rutherford, California; Healdsburg, California; Monterey, California; and the Casablanca Valley, Chile. The wineries in Rutherford, California; Healdsburg, California; and the Casablanca Valley, Chile crush grapes, vinify, cellar and bottle wine. The winery in Monterey, California crushes, vinifies and cellars wine.

   Franciscan also owns and leases approximately 2,800 plantable acres of vineyards in California and approximately 1,000 plantable acres of vineyards in Chile.

Legal Proceedings

   The Company and its subsidiaries are subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

   The following table sets forth information with respect to the current executive officers and directors of the Company:

Name                     Age Position
----                     --- --------
Richard Sands...........  50 Chairman of the Board, President and Chief Executive Officer
                             and Director
Robert Sands............  42 Group President and Director
Peter Aikens............  62 President and Chief Executive Officer of Matthew Clark plc
Alexander L. Berk.......  51 President and Chief Executive Officer of Barton Incorporated
Agustin Francisco         35 President of Franciscan Vineyards, Inc.
 Huneeus................
Jon Moramarco...........  44 President and Chief Executive Officer of
                             Canandaigua Wine Company, Inc.
Thomas J. Mullin........  49 Executive Vice President and General Counsel
George H. Murray........  54 Executive Vice President and Chief Human Resources Officer
Thomas S. Summer........  47 Executive Vice President and Chief Financial Officer
George Bresler..........  76 Director
Jeananne K. Hauswald....  56 Director
James A. Locke, III.....  59 Director
Thomas C. McDermott.....  64 Director
Paul L. Smith...........  65 Director

   Richard Sands, Ph.D., has been employed by the Company in various capacities since 1979. He was elected Executive Vice President and a director in 1982, became President and Chief Operating Officer in May 1986 and was elected Chief Executive Officer in October 1993. In September 1999, Mr. Sands was elected Chairman of the Board. He is the brother of Robert Sands.

   Robert Sands was appointed Group President in April 2000 and has served as a director since January 1990. Mr. Sands also had served as Vice President from June 1990 through October 1993, as Executive Vice President from October 1993 through April 2000, and as General Counsel from June 1986 through May 2000. He is the brother of Richard Sands.

   Peter Aikens serves as President and Chief Executive Officer of Matthew Clark plc, a wholly owned subsidiary of the Company. In this capacity, Mr. Aikens is in charge of the Company's Matthew Clark segment, and has been since the Company acquired control of Matthew Clark in December 1998. He has been the Chief Executive Officer of Matthew Clark plc since May 1990 and has been in the brewing and drinks industry for most of his career.

   Alexander L. Berk serves as President and Chief Executive Officer of Barton Incorporated, a wholly owned subsidiary of the Company. In this capacity, Mr. Berk is in charge of the Company's Barton segment. From 1990 until February 1998, Mr. Berk was President and Chief Operating Officer of Barton and from 1988 to 1990, he was the President and Chief Executive Officer of Schenley Industries. Mr. Berk has been in the beverage alcohol industry for most of his career, serving in various positions.

   Agustin Francisco Huneeus serves as President of Franciscan Vineyards, Inc., a wholly owned subsidiary of the Company. In this capacity, Mr. Huneeus is in charge of the Company's Franciscan segment. Since December 1995 and prior to becoming President on May 15, 2000, he served in various positions with Franciscan, the last of which was Senior Vice President, Sales and Marketing. From June 1994 to December 1995, he was an associate in the branded consumer venture group of Hambrecht & Quist.

   Jon Moramarco joined Canandaigua Wine Company, Inc., a wholly owned subsidiary of the Company, in November 1999 as its President and Chief Executive Officer. In this capacity, Mr. Moramarco is in charge of the Company's Canandaigua Wine segment. Prior to joining Canandaigua Wine Company, Inc., he served as President and Chief Executive Officer of Allied Domecq Wines, USA since 1992. Mr. Moramarco has more than 15 years of diverse experience in the wine industry, including prior service as Chairman of the American Vintners Association, a national wine trade organization.

   Thomas J. Mullin joined the Company as Executive Vice President and General Counsel on May 30, 2000. Prior to joining the Company, Mr. Mullin served as President and Chief Executive Officer of TD Waterhouse Bank, NA since February 2000, of CT USA, F.S.B. since September 1998, and of CT USA, Inc. since March 1997. He also served as Executive Vice President, Business Development and Corporate Strategy of C.T. Financial Services, Inc. from March 1997 through February 2000. From 1985 through 1997, Mr. Mullin served as Vice Chairman and Senior Executive Vice President of First Federal Savings and Loan Association of Rochester, New York and from 1982 through 1985, he was a partner in the law firm of Phillips, Lytle, Hitchcock, Blaine & Huber.

   George H. Murray joined the Company in April 1997 as Senior Vice President and Chief Human Resources Officer and in April 2000 was elected Executive Vice President. From August 1994 to April 1997, Mr. Murray served as Vice President-Human Resources and Corporate Communications of ACC Corp., an international long distance reseller. For eight and a half years prior to that, he served in various senior management positions with First Federal Savings and Loan Association of Rochester, New York, including the position of Senior Vice President of Human Resources and Marketing from 1991 to 1994.

   Thomas S. Summer joined the Company in April 1997 as Senior Vice President and Chief Financial Officer and in April 2000 was elected Executive Vice President. From November 1991 to April 1997, Mr. Summer served as Vice President, Treasurer of Cardinal Health, Inc., a large national health care services company, where he was responsible for directing financing strategies and treasury matters. Prior to that, from November 1987 to November 1991, Mr. Summer held several positions in corporate finance and international treasury with PepsiCo, Inc.

   George Bresler, a director of the Company since 1992, has been engaged in the practice of law since 1957. From August 1987 through July 1992, Mr. Bresler was a partner of the law firm of Bresler and Bab, New York, New York. Since 1992, Mr. Bresler has been a partner of the law firm of Kurzman Eisenberg Corbin Lever & Goodman, LLP, and its predecessor firms, in New York, New York. Mr. Bresler provides legal services to the Company.

   Jeananne K. Hauswald, a director of the Company since 2000, has been a managing partner of Solo Management Group, LLC, a corporate financial and investment management consulting company, since September 1998. From 1987 to 1998, Ms. Hauswald was employed by The Seagram Company Ltd., a beverage and entertainment/communications company, where she served in various positions, including Vice President Human Resources from 1990-1993 and Vice President and Treasurer from 1993-1998. Ms. Hauswald currently serves on the board of directors of Thomas & Betts Corporation.

   James A. Locke, III, a director of the Company since 1983, has been a partner of the law firm of Nixon Peabody LLP, and its predecessor firm, in Rochester, New York, the Company's principal outside counsel, since January 1, 1996. For twenty years prior to joining Nixon Peabody, Mr. Locke was a partner in the law firm of Harter, Secrest and Emery, Rochester, New York.

   Thomas C. McDermott, a director of the Company since 1997, has been a proprietor of Forbes Products, LLC, a custom vinyl business products company, since January 1998. From 1994 to 1997, Mr. McDermott was President and Chief Executive Officer of Goulds Pumps, Incorporated, a centrifugal pumps company for industrial, domestic and agricultural markets, where he also was Chairman from 1995 to 1997. From 1986 to 1993, he was President and Chief Operating Officer of Bausch & Lomb Incorporated, a contact lens, lens-care and eyewear products company.

   Paul L. Smith, a director of the Company since 1997, retired from Eastman Kodak Company in 1993 after working there for thirty-five years. Mr. Smith was employed in various positions at Eastman Kodak Company, the last of which was from 1983 to 1993, when he served as Senior Vice President and Chief Financial Officer. Also, from 1983 to 1993, Mr. Smith served on the board of directors of Eastman Kodak Company. Mr. Smith also currently serves on the board of directors of Home Properties of New York, Inc. and Performance Technologies, Incorporated.

                  DESCRIPTION OF THE SENIOR CREDIT FACILITIES

   On October 6, 1999, the Company, certain of its principal operating subsidiaries, a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank ("Chase") acts as administrative agent, entered into a Credit Agreement (the "Credit Agreement"). The Company is the borrower under the Credit Agreement and all of its domestic operating subsidiaries are joint and several guarantors of the Company's obligations thereunder. The Credit Agreement includes both U.S. dollar and pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion). The proceeds under the Credit Agreement have been used in part for the repayment of all outstanding principal and accrued interest under the Company's Second Amended and Restated Credit Agreement dated as of May 12, 1999, and are also available for funding of permitted acquisitions, ongoing working capital needs of the Company and its subsidiaries, and other general corporate purposes of the Company and its subsidiaries, including capital expenditures.

   The Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock held by us of Matthew Clark; B.B. Servicios, S.A. de C.V.; Canandaigua World Sales Limited; and Schenley Distilleries Inc./Les Distilleries Schenley Inc. Upon the achievement of certain ratings of the Company's senior, unsecured, long-term indebtedness for borrowed money and the satisfaction of certain other conditions, the foregoing pledges securing the Credit Agreement would be released, subject to the obligation of the Company to restore such pledges in the event of a downgrading of such ratings.

   The Credit Agreement provides for a $380.0 million Tranche I Term Loan facility due in December 2004, a $320.0 million Tranche II Term Loan facility due in December 2004 (funded and repayable in pounds sterling only), a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of approximately $20.0 million and swingline loans up to a maximum of $30.0 million) which expires in December 2004 and a $200.0 million uncommitted incremental term loan and/or revolving loan facility due no later than December 2004.

   The obligations of the Syndicate Banks to make Revolving Credit loans to the Company or of Chase to issue letters of credit are subject to the satisfaction of certain customary conditions, including but not limited to (i) the absence of a default or event of default under the Credit Agreement and (ii) all representations and warranties being true and correct.

   The Tranche I Term Loan facility requires quarterly repayments, starting at $12.0 million in March 2000 and increasing annually thereafter. The Tranche II Term Loan facility requires quarterly repayments, starting at 0.50% of the aggregate outstanding principal amount thereof in March 2000 and increasing to 21.25% of the aggregate outstanding principal amount thereof in March 2004. The Company may optionally prepay the term loans and revolving loans from time to time in whole or in part, without premium or penalty. In addition, there are certain mandatory term loan prepayments, including those based on sale of assets, the occurrence of casualty events, issuance of certain debt or equity (in each case subject to certain baskets, thresholds, and other exceptions), and change of control requiring a redemption of senior unsecured or subordinated debt.

   The rate of interest payable, at the Company's option, is a function of the London interbank offered rate ("LIBOR") plus a margin, the federal funds rate plus a margin, or at the prime rate plus a margin; the Company also has the option to request competitive bids on Revolving Credit borrowings. The margin is adjustable quarterly based upon the ratio of the Company's consolidated average debt to consolidated operating cash flow (such ratio is defined in the Credit Agreement as the "Debt Ratio"). The initial margin on LIBOR borrowings is 1.25% in respect of Revolving Credit and swingline loans and 1.75% in respect of Tranche I and II Term Loans. After the first delivery of the Company's quarterly or annual financial statements pursuant to the Credit Agreement, the margin on LIBOR borrowings will fluctuate between 0.75% and 1.75%, depending on the Company's Debt Ratio (as defined in the Credit Agreement). In addition to interest, the Company pays a facility fee on the Revolving Credit commitments (whether used or unused), at either 0.5% per annum, 0.375%
per annum or 0.25% per annum, depending on the Company's Debt Ratio. The Company is also required to pay fees with respect to any letters of credit issued pursuant to the Credit Agreement; such letter of credit fees include (i) a participation fee payable to the Syndicate Banks on the average daily amount of outstanding letters of credit and unreimbursed letter of credit drawings, equal to the applicable margin for LIBOR-based Revolving Credit borrowings, and
(ii) a fronting fee payable to Chase of 0.125% per annum on the average daily amount of outstanding letters of credit issued by Chase. The Company is required to pay default interest on all amounts that are not paid when due at a rate equal to (A) in the case of any overdue principal of any loan, 2.0% above the interest rate otherwise applicable to such loan, and (B) in the case of any other amount, 2.0% above the rate applicable to prime rate-based loans.

   The Company and its subsidiaries are subject to customary secured lending covenants including, but not limited to, those restricting additional liens, the incurrence of additional indebtedness, the sale of assets, mergers and consolidations, the payment of dividends, transactions with affiliates, the purchase or redemption of subordinated debt, the purchase or redemption of senior unsecured debt (including the notes), and the making of certain acquisitions and investments, in most cases subject to baskets, thresholds, and other exceptions. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a fixed charges ratio and an interest coverage ratio. The fixed charges ratio is required to be at least 1.0 to 1.0 as at the last day of each fiscal quarter for the most recent four quarters.

   The Credit Agreement contains customary events of default, including, but not limited to, (a) the non-payment of principal when due; (b) the nonpayment of interest, fees, or other amounts within five business days after the same is due and payable; (c) default by the Company or any subsidiary in the observance or performance of certain agreements and covenants contained in the Credit Agreement or other documents related thereto; (d) material inaccuracy of any representation or warranty made by the Company or any subsidiary in connection with the Credit Agreement or other documents related thereto; (e) cross-default to material indebtedness of the Company or any of its subsidiaries; (f) one or more judgments against the Company or any subsidiary in excess of $15.0 million (regardless of insurance coverage) that remains undischarged (unless a stay of execution has been procured) for 45 days; (g) the occurrence of a material adverse ERISA event; (h) the occurrence of a material adverse event relating to hazardous materials; (i) a change of control; and (j) certain bankruptcy-related events.

   On February 5, 2001, at the request of the Company, Chase commenced a consent solicitation pursuant to which the Syndicate Banks were asked, among other things, to consent to this offering and the anticipated use of the net proceeds therefrom and to consent to certain other amendments to the Credit Agreement. On February 13, 2001, the Syndicate Banks granted their consent and approval.

                             PRINCIPAL STOCKHOLDERS

   The following tables set forth information regarding the beneficial ownership of our class A common stock and our class B common stock as of February 28, 2001 (unless otherwise specified), by:

  . all persons known to us who beneficially own 5% or more of either our class A common stock or our class B common stock;

  . our chief executive officer and each of the other four most highly compensated executive officers at the end of Fiscal 2000;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

   Unless otherwise indicated in the footnotes to the tables, the stockholders listed below have sole voting and investment power with respect to the shares that they own, subject to applicable community property laws. For purposes of these tables, beneficial ownership includes:

  . shares over which the stockholder has sole or shared voting or investment power; and

  . shares of class A common stock that may be acquired through the exercise of options that are exercisable within 60 days of February 28, 2001.

For the purpose of the tables, a stockholder that owns shares of class B common stock will not be deemed to beneficially own shares of class A common stock, notwithstanding the rules of the Exchange Act that provide that a holder of class B common stock will be deemed to beneficially own shares of class A common stock because each share of class B common stock is convertible into one share of class A common stock at any time. The footnotes to the tables indicate the number of shares of class A common stock that are beneficially owned by a stockholder as a result of the conversion feature of the class B common stock.

   The applicable percentage of class A common stock beneficially owned before this offering is based upon 15,619,184 shares of class A common stock outstanding. The applicable percentage of class A common stock beneficially owned after this offering is based upon 17,519,184 shares of class A common stock outstanding, and the class B common stock beneficially owned after this offering is based upon 3,075,572 shares of class B common stock outstanding.

   The address of each stockholder affiliated with the Sands family, each director and each executive officer is c/o Constellation Brands, Inc. 300 WillowBrook Office Park, Fairport, New York 14450.

Beneficial Ownership of Class A Common Stock(1)

                                                              Percent of class
                                                               A common stock
                                                                beneficially
                                                                    owned
                                                              -----------------
                                                               Before   After
                                         Number of shares of    this     this
Name                                     class A common stock offering offering
----                                     -------------------- -------- --------
Marilyn Sands(2).......................         877,779         5.6%     5.0%
Richard Sands(3).......................         828,278         5.3%     4.7%
Robert Sands(4)........................         839,127         5.3%     4.8%
FMR Corp.(5)...........................         889,900         5.7%     5.1%
Alexander L. Berk(6)...................          74,110          *        *
Peter Aikens(7)........................          19,306          *        *
Thomas S. Summer(8)....................          54,516          *        *
James A. Locke, III(9).................          16,804          *        *
George Bresler.........................           2,755          *        *
Jeananne K. Hauswald(10)...............           3,755          *        *
Paul L. Smith(11)......................          13,155          *        *
Thomas C. McDermott(12)................          12,755          *        *
Stockholders group pursuant to Section
 13(d)(3) of the Exchange Act(13)......       1,265,353         8.0%     7.1%
All directors and executive officers as
 a group (14 persons)(14)..............       1,552,050         9.6%     8.6%

Beneficial Ownership of Class B Common Stock(1)

                                                             Percent of class B
                                         Number of shares of    common stock
                                               class B        before and after
Name                                        common stock       this offering
----                                     ------------------- ------------------
Richard Sands(15)......................       2,096,047            68.2%
Robert Sands(16).......................       2,095,342            68.1%
CWC Partnership-I(17)..................         762,385            24.8%
Trust for the benefit of Andrew Stern,
 M.D., under the will of Laurie
 Sands(18).............................         832,839            27.1%
Trust for the benefit of the
 grandchildren of Marvin and Marilyn
 Sands(19).............................         506,250            16.5%
James A. Locke, III....................              33              *
Stockholders group pursuant to Section
 13(d)(3) of the Exchange Act(13)......       2,833,871            92.1%
All directors and executive officers as
 a group (14 persons)(14)..............       2,833,904            92.1%

--------
*  Less than 1%.

 (1) For purposes of calculating the percentage of ownership of class A common stock in these footnotes, additional shares of class A common stock equal to the sum of the number of shares of class B common stock owned by each person and the number of shares of common stock that may be acquired through the exercise of options that are exercisable within 60 days of February 28, 2001 owned by each person are assumed to be outstanding pursuant to the beneficial ownership rules set out in Rule 13d-3(d)(1) under the Exchange Act. Where these footnotes reflect shares of class A common stock as being included, such shares are included only in the class A common stock table and where these footnotes reflect shares of class B common stock as being included, such shares are included only in the class B common stock table.

 (2) The number of shares includes 789,053 shares of class A common stock over which Marilyn Sands has sole voting or investment power and 88,726 shares of class A common stock over which she has shared voting or investment power. With respect to 787,501 shares of the 789,053 shares of class A common stock over which Marilyn Sands has sole voting or investment power, Ms. Sands is the beneficial owner of a life estate that has the right to receive income from and the power to vote and dispose of such shares.

   The remainder interest in such shares is held by Richard Sands, Robert Sands and CWC Partnership-II, a New York general partnership ("CWCP-II"). The 88,726 shares over which Ms. Sands has shared voting or investment power includes 14,631 shares of class A common stock owned by the Mac and Sally Sands Foundation, Incorporated, a Virginia corporation (the "Sands Foundation"), of which Marilyn Sands is a director, and 74,095 shares of class A common stock owned by M,L,R&R, a New York general partnership ("MLR&R"), of which the Marvin Sands Master Trust (the "Master Trust") is a general partner. Ms. Sands disclaims beneficial ownership with respect to all shares owned by the Sands Foundation and with respect to all of the other foregoing shares except to the extent of her beneficial interest in the Master Trust.

   Assuming the conversion of class B common stock beneficially owned by Ms. Sands into class A common stock before this offering, Ms. Sands would beneficially own 984,129 shares of class A common stock, representing 6.3% of the outstanding class A common stock after such conversion.

 (3) This number of shares includes 426,226 shares of class A common stock over which Richard Sands has sole voting or investment power, and 402,052 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Richard Sands has sole voting or investment power includes 120,381 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of February 28, 2001 by Mr. Sands. The amounts reflected as shares over which Mr. Sands shares power to vote or dispose include, as applicable, 308,951 shares of class A common stock owned by CWC Partnership-I, a New York general partnership ("CWCP-I"), of which Richard Sands is a managing partner, 74,095 shares of class A common stock owned by MLR&R, of which Mr. Sands and the Master Trust are general partners, 14,631 shares of class A common stock owned by the Sands Foundation, of which Mr. Sands is a director and officer, and 4,375 shares of class A common stock issuable upon the exercise of presently exercisable options held by the estate of Marvin Sands, of which Richard Sands is an executor. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust and the estate of Marvin Sands. The amounts reflected do not include 1,965 shares of class A common stock owned by Mr. Sands' wife, the remainder interest Mr. Sands has in 262,501 of the 787,501 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote
     (2) above or the remainder interest of CWCP-II in 265,151 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.

   Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 2,924,325 shares of class A common stock, representing 16.4% of the outstanding class A common stock after such conversion and before this offering.

 (4) This number of shares includes 437,075 shares of class A common stock over which Robert Sands has sole voting or investment power, and 402,052 shares of class A common stock over which he has shared voting or investment power. The number of shares of class A common stock over which Robert Sands has sole voting or investment power includes 119,098 shares of class A common stock issuable upon the exercise of options which are exercisable within 60 days of February 28, 2001 by Mr. Sands. The number of shares over which Mr. Sands shares voting or investment power includes 308,951 shares of class A common stock owned by CWCP-I, of which Robert Sands is a managing partner, 74,095 shares of class A common stock owned by MLR&R, of which Mr. Sands and the Master Trust are general partners, 14,631 shares of class A common stock owned by the Sands Foundation, of which Mr. Sands is a director and officer, and 4,375 shares of class A common stock issuable upon the exercise of presently exercisable options held by the estate of Marvin Sands, of which Robert Sands is an executor. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust and the estate of Marvin Sands. The amounts reflected do not include 22,940 shares of class A common stock owned by Mr. Sands' wife, individually and as custodian for their minor children, the remainder interest Mr. Sands has in 259,849 of the 787,501 shares of class A common stock subject to the life estate held by Marilyn Sands described in footnote

   (2) above or the remainder interest of CWCP-II in 265,151 of such shares. Mr. Sands disclaims beneficial ownership with respect to all such shares.

   Assuming the conversion of class B common stock beneficially owned by Mr. Sands into class A common stock before this offering, Mr. Sands would beneficially own 2,934,469 shares of class A common stock, representing 16.5% of the outstanding class A common stock after such conversion and before this offering.

 (5) This is the number of shares of class A common stock reported to be beneficially owned by FMR Corp. as of January 31, 2001 as disclosed to us on February 13, 2001. We have relied solely on the information disclosed to us by FMR Corp. and have not independently verified its beneficial ownership as of such date. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

 (6) Includes 74,110 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 28, 2001.

 (7) Includes 19,306 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 28, 2001.

 (8) Includes 53,840 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 28, 2001, and also 676 shares over which Mr. Summer has voting or investment power that he shares with his spouse.

 (9) Includes 15,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after February 28, 2001. Assuming the conversion of class B common stock beneficially owned by Mr. Locke into class A common stock, Mr. Locke would beneficially own 16,837 shares of class A common stock, representing less than 1% of the outstanding class A common stock after such conversion.

(10) Includes 3,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after February 28, 2001.

(11) Includes 12,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after February 28, 2001.

(12) Includes 12,000 shares of class A common stock issuable upon the exercise of options that are exercisable within 60 days after February 28, 2001.

(13) The group as reported consists of Richard Sands, Robert Sands, CWCP-I, CWCP-II, and the trust described in footnote (19) (collectively, the "Group"). The basis for the Group consists of (i) a Stockholders Agreement among Richard Sands, Robert Sands and CWCP-I and (ii) the fact that the familial relationship between Richard Sands and Robert Sands, their actions in working together in the conduct of the business of the Company and their capacity as partners and trustees of the other members of the Group may be deemed to constitute an agreement to "act in concert" with respect to the Company's shares. The members of the Group disclaim that an agreement to act in concert exists. Except with respect to the shares subject to the Stockholders Agreement, the shares owned by CWCP-I and CWCP-II and the shares held by the trust described in footnote (19) below, no member of the Group is required to consult with any other member of the Group with respect to the voting or disposition of any shares of the Company.

   Assuming the conversion of class B common stock beneficially owned by the Group into class A common stock before this offering, the Group would beneficially own 4,099,224 shares of class A common stock, representing 22.2% of the outstanding class A common stock after such conversion and before this offering.

(14) This group consists of the Company's current executive officers and directors. Assuming the conversion of a total of 2,833,904 shares of class B common stock beneficially owned by the executive officers and directors as a group into class A common stock, all executive officers and directors as a group would beneficially own 4,385,954 shares of class A common stock, representing 23.1% of the outstanding class A common stock after such conversion.

(15) This number of shares includes 738,529 shares of class B common stock over which Richard Sands has sole voting or investment power and 1,357,518 shares of class B common stock over which Richard Sands has shared voting or investment power. The number of shares of class B common stock over which Richard Sands shares voting or investment power also includes 678,964 shares of class B common stock owned by CWCP-I, of which Richard Sands is a managing partner, 18,429 shares of class B common stock owned by the Master Trust, of which Mr. Sands is a trustee and beneficiary, 83,421 shares of class B common stock owned by MLR&R, of which Mr. Sands and the Master Trust are general partners, 70,454 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 506,250 shares of class B common stock owned by the trust described in footnote (19) below. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.

(16) This number of shares includes 737,824 shares of class B common stock over which Robert Sands has sole voting or investment power and 1,357,518 shares of class B common stock over which Robert Sands has shared voting or investment power. This number of shares of class B common stock over which Robert Sands shares voting or investment power also includes 678,964 shares of class B common stock owned by CWCP-I, of which Robert Sands is a managing partner, 18,429 shares of class B common stock owned by the Master Trust of which Robert Sands is a trustee and beneficiary, 83,421 shares of class B common stock owned by MLR&R, of which Mr. Sands and the Master Trust are general partners, 70,454 shares of class B common stock owned by CWCP-II, of which Mr. Sands is a trustee of the managing partner, and 506,250 shares of class B common stock owned by the trust described in footnote (19) below. Mr. Sands disclaims beneficial ownership of all of the foregoing shares except to the extent of his ownership interest in CWCP-I and MLR&R and his beneficial interest in the Master Trust.

(17) This number of shares includes 83,421 shares of class B common stock owned by MLR&R, of which CWCP-I is a general partner. The shares owned by CWCP-I are included in the number of shares beneficially owned by Richard Sands and Robert Sands, the managing partners of CWCP-I, the Marital Trust (defined in footnote (18) below), a partner of CWCP-I which owns a majority in interest of the CWCP-I partnership interests, and the group described in footnote (13) above. The other partners of CWCP-I are trusts for the benefit of Laurie Sands' children.

   Assuming the conversion of class B common stock beneficially owned by CWCP-I into class A common stock before this offering, CWCP-I would beneficially own 1,145,431 shares of class A common stock, representing 7.0% of the outstanding class A common stock after such conversion and before this offering.

(18) This number of shares includes 678,964 shares of class B common stock owned by CWCP-I, in which the Trust for the benefit of Andrew Stern, M.D. under the will of Laurie Sands (the "Marital Trust") is a partner and owns a majority in interest of the CWCP-I partnership interests, 70,454 shares of class B common stock owned by CWCP-II, in which the Marital Trust is a partner and owns a majority in interest of the CWCP-II partnership interests, and 83,421 shares of class B common stock owned by MLR&R, of which CWCP-I is a general partner. The Marital Trust disclaims beneficial ownership with respect to all of the foregoing shares except to the extent of its ownership interest in CWCP-I and CWCP-II.

   Assuming the conversion of class B common stock beneficially owned by the Marital Trust into class A common stock before this offering, the Marital Trust would beneficially own 1,215,885 shares of class A common stock, representing 7.4% of the outstanding class A common stock after such conversion and before this offering.

(19) The trust was created by Marvin Sands under the terms of an Irrevocable Trust Agreement dated November 18, 1987 (the "Trust"). The Trust is for the benefit of the present and future grandchildren of Marvin and Marilyn Sands. The Co-Trustees of the Trust are Richard Sands and Robert Sands. Unanimity of the Co-Trustees is required with respect to voting and disposing of the class B common stock owned by the Trust. The shares owned by the trust are included in the number of shares beneficially owned by Richard Sands, Robert Sands and the Group.

   Assuming the conversion of class B common stock beneficially owned by the Trust into class A common stock before this offering, the Trust would beneficially own 506,250 shares of class A common stock, representing 3.1% of the outstanding class A common stock after such conversion and before this offering.

                  CERTAIN UNITED STATES TAX CONSIDERATIONS TO
                           NON-UNITED STATES HOLDERS

   A general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of common stock applicable to Non-U.S. Holders (as defined) of common stock is set forth below. In general, a "Non-U.S. Holder" is a person that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The discussion is based on current law and is provided for general information only. The discussion does not address aspects of U.S. federal taxation other than income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder and does not address all aspects of U.S. federal income and estate tax laws that may be relevant to Non-U.S. Holders that may be subject to a special treatment under such laws (for example, insurance companies, pass-through entities, tax-exempt organizations, financial institutions or broker-dealers). This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of acquiring, holding and disposing of common stock.

Dividends

   In general, the gross amount of dividends paid to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate (or any lower rate prescribed by an applicable tax treaty) unless the dividends are (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and a Form W-8ECI is filed with the withholding agent and (ii) if a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder. If this exception applies, the dividend will be taxed at ordinary U.S. federal income tax rates. In the case of a Non-U.S. Holder that is a corporation, effectively connected income may also be subject to the branch profits tax, except to the extent that an applicable tax treaty provides otherwise. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, a Non-U.S. Holder will be required to file a Form W-8BEN with the withholding agent certifying its entitlement to benefits under a treaty. In addition, where dividends are paid to a holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the certification.

Sale of Common Stock

   Generally, a Non-U.S. Holder will not be subject to the United States federal income tax on any gain realized upon the disposition of his common stock unless: (i) the Company has been, is or becomes a "U.S. real property holding corporation" for federal income tax purposes, such Non-U.S. Holder owned more than 5% of the common stock sold during a specified period, and certain other requirements are met; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if a tax treaty applies, is attributable to an United States permanent establishment of the Non-U.S. Holder); (iii) the common stock is disposed of by an individual Non-U.S. Holder who holds the common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition or (iv) the Non-U.S. Holder is an individual who lost his U.S. citizenship within the last 10 years and such loss had, as one of its principal purposes, the avoidance of taxes, and the gains are considered derived from sources within the United States. The Company believes that it has not been, is not currently and, based upon its current business plans, is not likely to become an U.S. real property holding corporation. Non-U.S. Holders should consult applicable treaties, which may exempt from United States taxation gains realized upon the disposition of common stock in certain cases.

Estate Tax

   Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of his death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable treaty provides otherwise, and may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting Requirements

   The Company will be required to report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

   U.S. information reporting requirements and backup withholding tax at a rate of 31% will generally apply to the dividends paid to Non-U.S. Holders paid to an address inside the U.S. and to payments to Non-U.S. Holders of the proceeds of a sale of the common stock by a U.S. office of a broker unless such Non-U.S. Holder certifies its Non-U.S. status under penalties of perjury or otherwise establishes an exemption. Information reporting (but not backup withholding) generally will also apply to payments of the proceeds of sales of the common stock by non-U.S. offices of U.S. brokers, or non-U.S. brokers with some types of relationships with the U.S., unless the Non-U.S. Holder complies with certain certification procedures to establish its Non-U.S. status or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to payments of the proceeds of sales of the common stock to or through a non-U.S. office of a non-U.S. broker.

   Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder is allowable as a credit against the holder's U.S. federal income tax, which may entitle the Non-U.S. Holder to a refund, provided that the holder furnishes the required information to the IRS.

   Prospective purchasers of common stock are urged to consult their tax advisors as to the application of the current rules regarding backup withholding and information reporting and as to the effect, if any, of such rules on their acquisition, ownership and disposition of the common stock.

                                  UNDERWRITING

   Salomon Smith Barney Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

                                                                        Number
         Underwriter                                                   of shares
         -----------                                                   ---------
      Salomon Smith Barney Inc. ......................................   665,000
      J.P. Morgan Securities Inc. ....................................   665,000
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................................   285,000
      UBS Warburg LLC.................................................   285,000
                                                                       ---------
        Total......................................................... 1,900,000
                                                                       =========

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

   The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $1.708 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 285,000 additional shares of class A common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We, our executive officers and directors and some of our other stockholders, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Salomon Smith Barney, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   The class A common stock is listed on the New York Stock Exchange under the symbol "STZ."

   The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of class A common stock.

                                                         Paid by Constellation
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share....................................... $    2.848   $    2.848
      Total........................................... $5,411,200   $6,222,880

   In connection with this offering, Salomon Smith Barney, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the class A common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

   Any of these activities may have the effect of preventing or retarding a decline in the market price of the class A common stock. They may also cause the price of the class A common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

   We estimate that our portion of the total expenses of this offering will be approximately $800,000.

   The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. The Chase Manhattan Bank, an affiliate of J.P. Morgan Securities, and Citicorp USA, Inc., an affiliate of Salomon Smith Barney, are lenders under our senior credit facility, a portion of which we intend to repay with the proceeds of this offering.

   A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

                                 LEGAL OPINIONS

   Certain legal matters in connection with the offering will be passed upon for us by McDermott, Will & Emery. The validity of the class A common stock offered through this prospectus supplement will be passed upon for us by Nixon Peabody LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Constellation Brands, Inc. (formerly known as Canandaigua Brands, Inc.) included and incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The statement of assets and liabilities related to the product lines sold to Constellation Brands, Inc. (formerly known as Canandaigua Brands, Inc.) as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and the information that we file with the Securities and Exchange Commission later will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

  .  Annual Report on Form 10-K for the fiscal year ended February 29, 2000;

  . Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2000, August 31, 2000 and November 30, 2000; and

  . Current Reports on Form 8-K filed on April 26, 1999 (as amended by Form 8-K/A filed on June 25, 1999, and by Form 8-K/A filed on November 23,
     1999), April 11, 2000, May 12, 2000, June 22, 2000, September 20, 2000,
     September 27, 2000, January 4, 2001, February 2, 2001, February 12, 2001, February 20, 2001, February 21, 2001, and March 7, 2001.

   This prospectus supplement and the related prospectus incorporate important business and financial information about the Company that is not included in or delivered with this prospectus supplement and the related prospectus. You may request a copy of this information and any of the filings identified above, at no cost, by writing or telephoning us at: Constellation Brands, Inc.,
Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number 716-218-2169.

                           CONSTELLATION BRANDS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

  Report of Independent Public Accountants................................  F-2

  Consolidated Balance Sheets--February 29, 2000 and February 28, 1999....  F-3

  Consolidated Statements of Income for the years ended February 29, 2000,
   February 28, 1999 and February 28, 1998................................  F-4

  Consolidated Statements of Changes in Stockholders' Equity for the years ended
   February 29, 2000, February 28, 1999 and February 28, 1998.............  F-5

  Consolidated Statements of Cash Flows for the years ended February 29,
   2000, February 28, 1999 and February 28, 1998..........................  F-6

  Notes to Consolidated Financial Statements..............................  F-7

Unaudited Consolidated Financial Statements:

  Consolidated Balance Sheets--November 30, 2000 and February 29, 2000.... F-33

  Consolidated Statements of Income for the nine months ended November 30,
   2000 and November 30, 1999 and the three months ended November 30, 2000 and November 30, 1999.................................................. F-34

  Consolidated Statements of Cash Flows for the nine months ended November
   30, 2000 and November 30, 1999......................................... F-35

  Notes to Consolidated Financial Statements.............................. F-36

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Canandaigua Brands, Inc.:

We have audited the accompanying consolidated balance sheets of Canandaigua Brands, Inc. (a Delaware corporation) and subsidiaries as of February 29, 2000 and February 28, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua Brands, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999, and the results of their operations and their cash flows for each of the three years in the period ended February 29, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Rochester, New York
May 15, 2000

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                       ASSETS
CURRENT ASSETS:
 Cash and cash investments...........................   $   34,308   $   27,645
 Accounts receivable, net............................      291,108      260,433
 Inventories, net....................................      615,700      508,571
 Prepaid expenses and other current assets...........       54,881       59,090
                                                        ----------   ----------
 Total current assets................................      995,997      855,739
PROPERTY, PLANT AND EQUIPMENT, net...................      542,971      428,803
OTHER ASSETS.........................................      809,823      509,234
                                                        ----------   ----------
 Total assets........................................   $2,348,791   $1,793,776
                                                        ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable.......................................   $   26,800   $   87,728
 Current maturities of long-term debt................       53,987        6,005
 Accounts payable....................................      122,213      122,746
 Accrued excise taxes................................       30,446       49,342
 Other accrued expenses and liabilities..............      204,771      149,451
                                                        ----------   ----------
 Total current liabilities...........................      438,217      415,272
                                                        ----------   ----------
LONG-TERM DEBT, less current maturities..............    1,237,135      831,689
                                                        ----------   ----------
DEFERRED INCOME TAXES................................      116,447       88,179
                                                        ----------   ----------
OTHER LIABILITIES....................................       36,152       23,364
                                                        ----------   ----------
COMMITMENTS AND CONTINGENCIES (See Note 12)
STOCKHOLDERS' EQUITY:
 Preferred Stock, $.01 par value--
 Authorized, 1,000,000 shares; Issued, none at
  February 29, 2000, and February 28, 1999...........          --           --
 Class A Common Stock, $.01 par value--
 Authorized, 120,000,000 shares; Issued, 18,206,662
 shares at February 29, 2000, and 17,915,359 shares
 at February 28, 1999................................          182          179
 Class B Convertible Common Stock, $.01 par value--
 Authorized, 20,000,000 shares; Issued, 3,745,560
 shares at February 29, 2000, and 3,849,173 shares at
 February 28, 1999...................................           38           39
 Additional paid-in capital..........................      247,949      239,912
 Retained earnings...................................      358,456      281,081
 Accumulated other comprehensive income--Cumulative
  translation adjustment.............................       (4,149)      (4,173)
                                                        ----------   ----------
                                                           602,476      517,038
                                                        ----------   ----------
 Less--Treasury stock--
 Class A Common Stock, 3,137,244 at February 29,
  2000, and 3,168,306 shares at February 28, 1999, at
  cost...............................................      (79,429)     (79,559)
 Class B Convertible Common Stock, 625,725 shares at
  February 29, 2000, and February 28, 1999, at cost..       (2,207)      (2,207)
                                                        ----------   ----------
                                                           (81,636)     (81,766)
                                                        ----------   ----------
 Total stockholders' equity..........................      520,840      435,272
                                                        ----------   ----------
 Total liabilities and stockholders' equity..........   $2,348,791   $1,793,776
                                                        ==========   ==========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                           For the
                                         Year Ended
                                          February     For the Years Ended
                                             29,           February 28,
                                         -----------  -----------------------
                                            2000         1999         1998
                                         -----------  -----------  ----------
GROSS SALES............................. $ 3,088,699  $ 1,984,801  $1,632,357
Less--Excise taxes......................    (748,230)    (487,458)   (419,569)
                                         -----------  -----------  ----------
  Net sales.............................   2,340,469    1,497,343   1,212,788
COST OF PRODUCT SOLD....................  (1,618,009)  (1,049,309)   (869,038)
                                         -----------  -----------  ----------
  Gross profit..........................     722,460      448,034     343,750
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...............................    (481,909)    (299,526)   (231,680)
NONRECURRING CHARGES....................      (5,510)      (2,616)        --
                                         -----------  -----------  ----------
  Operating income......................     235,041      145,892     112,070
INTEREST EXPENSE, net...................    (106,082)     (41,462)    (32,189)
                                         -----------  -----------  ----------
  Income before taxes and extraordinary
   item.................................     128,959      104,430      79,881
PROVISION FOR INCOME TAXES..............     (51,584)     (42,521)    (32,751)
                                         -----------  -----------  ----------
  Income before extraordinary item......      77,375       61,909      47,130
EXTRAORDINARY ITEM, NET OF INCOME
 TAXES..................................         --       (11,437)        --
                                         -----------  -----------  ----------
NET INCOME.............................. $    77,375  $    50,472  $   47,130
                                         ===========  ===========  ==========
SHARE DATA:
Earnings per common share:
  Basic:
    Income before extraordinary item.... $      4.29  $      3.38  $     2.52
    Extraordinary item..................         --         (0.62)        --
                                         -----------  -----------  ----------
    Earnings per common share--basic.... $      4.29  $      2.76  $     2.52
                                         ===========  ===========  ==========
  Diluted:
    Income before extraordinary item.... $      4.18  $      3.30  $     2.47
    Extraordinary item..................         --         (0.61)        --
                                         -----------  -----------  ----------
    Earnings per common share--diluted.. $      4.18  $      2.69  $     2.47
                                         ===========  ===========  ==========
Weighted average common shares
 outstanding:
  Basic.................................      18,054       18,293      18,672
  Diluted...............................      18,499       18,754      19,105

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     (in thousands, except per share data)

                                                               Accumulated
                           Common Stock   Additional              Other
                          ---------------  Paid-in   Retained Comprehensive Treasury  Restricted
                          Class A Class B  Capital   Earnings    Income      Stock      Stock     Total
                          ------- ------- ---------- -------- ------------- --------  ---------- --------
BALANCE, February 28,
 1997...................   $174     $40    $222,336  $183,479    $   --     $(28,092)   $  --    $377,937
Net income and
 comprehensive income
 for fiscal 1998........    --      --          --     47,130        --          --        --      47,130
Exercise of 117,452
 Class A stock options..      2     --        1,799       --         --          --        --       1,801
Employee stock purchases
 of 78,248 treasury
 shares.................    --      --        1,016       --         --          240       --       1,256
Repurchase of 362,100
 Class A Common shares..    --      --          --        --         --       (9,233)      --      (9,233)
Acceleration of 142,437
 Class A stock options..    --      --        3,625       --         --          --        --       3,625
Issuance of 25,000
 restricted Class A
 Common shares..........    --      --        1,144       --         --          --     (1,144)       --
Amortization of unearned
 restricted stock
 compensation...........    --      --          --        --         --          --        267        267
Accelerated amortization
 of unearned restricted
 stock compensation.....    --      --          200       --         --          --        877      1,077
Tax benefit on Class A
 stock options
 exercised..............    --      --        1,382       --         --          --        --       1,382
Tax benefit on
 disposition of employee
 stock purchases........    --      --          185       --         --          --        --         185
                           ----     ---    --------  --------    -------    --------    ------   --------
BALANCE, February 28,
 1998...................    176      40     231,687   230,609        --      (37,085)      --     425,427
Comprehensive income:
 Net income for fiscal
  1999..................    --      --          --     50,472        --          --        --      50,472
 Cumulative translation
  adjustment............    --      --          --        --      (4,173)        --        --      (4,173)
                                                                                                 --------
Comprehensive income....                                                                           46,299
Conversion of 107,010
 Class B Convertible
 Common shares to Class
 A Common shares........      1      (1)        --        --         --          --        --         --
Exercise of 203,565
 Class A stock options..      2     --        4,085       --         --          --        --       4,087
Employee stock purchases
 of 49,850 treasury
 shares.................    --      --        1,643       --         --          197       --       1,840
Repurchase of 1,018,836
 Class A Common shares..    --      --          --        --         --      (44,878)      --     (44,878)
Acceleration of 1,250
 Class A stock options..    --      --           43       --         --          --        --          43
Tax benefit on Class A
 stock options
 exercised..............    --      --        2,320       --         --          --        --       2,320
Tax benefit on
 disposition of employee
 stock purchases........    --      --          134       --         --          --        --         134
                           ----     ---    --------  --------    -------    --------    ------   --------
BALANCE, February 28,
 1999...................    179      39     239,912   281,081     (4,173)    (81,766)      --     435,272
Comprehensive income:
 Net income for fiscal
  2000..................    --      --          --     77,375        --          --        --      77,375
 Cumulative translation
  adjustment............    --      --          --        --          24         --        --          24
                                                                                                 --------
Comprehensive income....                                                                           77,399
Conversion of 103,613
 Class B Convertible
 Common shares to Class
 A Common shares........      1      (1)        --        --         --          --        --         --
Exercise of 187,690
 Class A stock options..      2     --        3,361       --         --          --        --       3,363
Employee stock purchases
 of 31,062 treasury
 shares.................    --      --        1,298       --         --          130       --       1,428
Acceleration of 94,725
 Class A stock options..    --      --          835       --         --          --        --         835
Tax benefit on Class A
 stock options
 exercised..............    --      --        2,634       --         --          --        --       2,634
Tax benefit on
 disposition of employee
 stock purchases........    --      --           43       --         --          --        --          43
Other...................    --      --         (134)      --         --          --        --        (134)
                           ----     ---    --------  --------    -------    --------    ------   --------
BALANCE, February 29,
 2000...................   $182     $38    $247,949  $358,456    $(4,149)   $(81,636)   $   -    $520,840
                           ====     ===    ========  ========    =======    ========    ======   ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                For the Year   For the Years
                                                   Ended           Ended
                                                February 29,   February 28,
                                                ------------ ------------------
                                                    2000       1999      1998
                                                ------------ --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...................................   $   77,375  $ 50,472  $ 47,130
 Adjustments to reconcile net income to net
  cash provided by operating activities:
 Depreciation of property, plant and
  equipment...................................       40,892    27,282    23,847
 Extraordinary item, net of income taxes......          --     11,437       --
 Amortization of intangible assets............       23,831    11,308     9,314
 Stock-based compensation expense.............          856       144     1,747
 Amortization of discount on long-term debt...          427       388       352
 (Gain) loss on sale of assets................       (2,003)    1,193    (3,001)
 Deferred tax (benefit) provision.............       (1,500)   10,053     4,275
 Change in operating assets and liabilities,
  net of effects from purchases of
  businesses:
  Accounts receivable, net....................      (10,812)   44,081       749
  Inventories, net............................        1,926     1,190   (60,659)
  Prepaid expenses and other current assets...        4,663   (14,115)   (4,354)
  Accounts payable............................      (17,070)  (17,560)   (3,288)
  Accrued excise taxes........................      (18,719)   17,124       440
  Other accrued expenses and liabilities......       44,184   (31,807)   14,655
  Other assets and liabilities, net...........        4,005    (3,945)   (2,452)
                                                 ----------  --------  --------
   Total adjustments..........................       70,680    56,773   (18,375)
                                                 ----------  --------  --------
   Net cash provided by operating activities..      148,055   107,245    28,755
                                                 ----------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of businesses, net of cash
  acquired....................................     (452,910) (332,216)      --
 Purchases of property, plant and equipment...      (57,747)  (49,857)  (31,203)
 Proceeds from sale of assets.................       14,977       431    12,552
 Purchase of joint venture minority interest..          --       (716)      --
                                                 ----------  --------  --------
   Net cash used in investing activities......     (495,680) (382,358)  (18,651)
                                                 ----------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.....    1,486,240   635,090   140,000
 Exercise of employee stock options...........        3,358     4,083     1,776
 Proceeds from employee stock purchases.......        1,428     1,840     1,256
 Principal payments of long-term debt.........   (1,060,229) (264,101) (186,367)
 Net (repayment of) proceeds from notes
  payable.....................................      (60,352)  (13,907)   34,900
 Payment of issuance costs of long-term debt..      (14,888)  (17,109)   (1,214)
 Purchases of treasury stock..................          --    (44,878)   (9,233)
                                                 ----------  --------  --------
   Net cash provided by (used in) financing
    activities................................      355,557   301,018   (18,882)
                                                 ----------  --------  --------
Effect of exchange rate changes on cash and
 cash investments.............................       (1,269)      508       --
                                                 ----------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 INVESTMENTS..................................        6,663    26,413    (8,778)
CASH AND CASH INVESTMENTS, beginning of year..       27,645     1,232    10,010
                                                 ----------  --------  --------
CASH AND CASH INVESTMENTS, end of year........   $   34,308  $ 27,645  $  1,232
                                                 ==========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
 Interest.....................................   $   95,004  $ 35,869  $ 33,394
                                                 ==========  ========  ========
 Income taxes.................................   $   35,478  $ 40,714  $ 32,164
                                                 ==========  ========  ========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
 Fair value of assets acquired, including cash
  acquired....................................   $  562,204  $740,880  $    --
 Liabilities assumed..........................     (106,805) (382,759)      --
                                                 ----------  --------  --------
 Cash paid....................................      455,399   358,121       --
 Less--cash acquired..........................       (2,489)  (25,905)      --
                                                 ----------  --------  --------
 Net cash paid for purchases of businesses....   $  452,910  $332,216  $    --
                                                 ==========  ========  ========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 29, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Description of business--

   Canandaigua Brands, Inc. and its subsidiaries (the "Company") operate primarily in the beverage alcohol industry. The Company is a leading producer and marketer of branded beverage alcohol products in North America and the United Kingdom. It maintains a portfolio of over 185 premier branded products in North America and the United Kingdom. The Company's products are distributed by more than 1,000 wholesalers in North America. In the United Kingdom, the Company distributes its own brands of cider, wine and bottled water and is a leading independent beverage supplier to the on-premise trade, distributing its own branded products and those of other companies to more than 16,000 on-premise establishments in the U.K.

 Principles of consolidation--

   The consolidated financial statements of the Company include the accounts of Canandaigua Brands, Inc. and all of its subsidiaries. All intercompany accounts and transactions have been eliminated.

 Management's use of estimates and judgment--

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign currency translation--

   The "functional currency" for translating the accounts of the Company's operations outside the U.S. is the local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in selling, general and administrative expenses.

 Cash investments--

   Cash investments consist of highly liquid investments with an original maturity when purchased of three months or less and are stated at cost, which approximates market value. The amounts at February 29, 2000, and February 28, 1999, are not significant.

 Fair value of financial instruments--

   To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available, the Company uses standard pricing models for various types of financial instruments (such as forwards, options, swaps, etc.) which take into account the present value of estimated future cash flows. The methods and assumptions used to estimate the fair value of financial instruments are summarized as follows:

   Accounts receivable: The carrying amount approximates fair value due to the short maturity of these instruments, the creditworthiness of the customers and the large number of customers constituting the accounts receivable balance.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   Notes payable: These instruments are variable interest rate bearing notes for which the carrying value approximates the fair value.

   Long-term debt: The carrying value of the debt facilities with short-term variable interest rates approximates the fair value. The fair value of the fixed rate debt was estimated by discounting cash flows using interest rates currently available for debt with similar terms and maturities.

   Foreign exchange hedging agreements: The fair value of currency forward contracts is estimated based on quoted market prices.

   Letters of credit: At February 29, 2000, and February 28, 1999, the Company had letters of credit outstanding totaling $10.8 million and $4.0 million, respectively, which guarantee payment for certain obligations. The Company recognizes expense on these obligations as incurred and no material losses are anticipated.

   The carrying amount and estimated fair value of the Company's financial instruments are summarized as follows:

                                   February 29, 2000             February 28, 1999
                             ------------------------------  --------------------------
                             Notional  Carrying     Fair     Notional Carrying   Fair
                              Amount    Amount     Value      Amount   Amount   Value
                             -------- ---------- ----------  -------- -------- --------
                                                  (in thousands)
   Liabilities:
   Notes payable...........   $  --   $   26,800 $   26,800  $   --   $ 87,728 $ 87,728
   Long-term debt,
    including current
    portion................   $  --   $1,291,122 $1,255,424  $   --   $837,694 $844,568
   Derivative Instruments:
   Foreign exchange hedging
    agreements:
     Currency forward
      contracts............   $6,895  $      --  $     (125) $12,444  $    --  $ (1,732)

 Interest rate futures and currency forward contracts--

   From time to time, the Company enters into interest rate futures and a variety of currency forward contracts in the management of interest rate risk and foreign currency transaction exposure. The Company has limited involvement with derivative instruments and does not use them for trading purposes. The Company uses derivatives solely to reduce the financial impact of the related risks. Unrealized gains and losses on interest rate futures are deferred and recognized as a component of interest expense over the borrowing period. Unrealized gains and losses on currency forward contracts are deferred and recognized as a component of the related transactions in the accompanying financial statements. Discounts or premiums on currency forward contracts are recognized over the life of the contract. Cash flows from derivative instruments are classified in the same category as the item being hedged. The Company's open currency forward contracts at February 29, 2000, hedge purchase commitments denominated in foreign currencies and mature within twelve months.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Inventories--

   Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and consist of the following:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Raw materials and supplies.........................   $ 29,417     $ 32,388
   In-process inventories.............................    419,558      344,175
   Finished case goods................................    166,725      132,008
                                                         --------     --------
                                                         $615,700     $508,571
                                                         ========     ========

   A substantial portion of barreled whiskey and brandy will not be sold within one year because of the duration of the aging process. All barreled whiskey and brandy are classified as in-process inventories and are included in current assets, in accordance with industry practice. Bulk wine inventories are also included as in-process inventories within current assets, in accordance with the general practices of the wine industry, although a portion of such inventories may be aged for periods greater than one year. Warehousing, insurance, ad valorem taxes and other carrying charges applicable to barreled whiskey and brandy held for aging are included in inventory costs.

 Property, plant and equipment--

   Property, plant and equipment is stated at cost. Major additions and betterments are charged to property accounts, while maintenance and repairs are charged to operations as incurred. The cost of properties sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts at the time of disposal and resulting gains and losses are included as a component of operating income.

 Depreciation--

   Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

                                                                    Depreciable
                                                                      Life in
                                                                       Years
                                                                    ------------
   Buildings and improvements...................................... 10 to 33 1/3
   Machinery and equipment.........................................   3 to 15
   Motor vehicles..................................................    3 to 7

   Amortization of assets capitalized under capital leases is included with depreciation expense. Amortization is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Other assets--

   Other assets, which consist of goodwill, distribution rights, trademarks, agency license agreements, deferred financing costs, prepaid pension benefits, cash surrender value of officers' life insurance and other amounts, are stated at cost, net of accumulated amortization. Amortization is calculated on a straight-line or effective interest basis over the following estimated useful lives:

                                                                     Useful Life
                                                                      in Years
                                                                     -----------
   Goodwill.........................................................     40
   Distribution rights..............................................     40
   Trademarks.......................................................     40
   Agency license agreements........................................  16 to 40
   Deferred financing costs.........................................   5 to 10

   At February 29, 2000, the weighted average remaining useful life of these assets is 36.4 years. At February 29, 2000, there were no officers' life insurance policies with face values. The face value of the officers' life insurance policies totaled $2.9 million at February 28, 1999.

 Long-lived assets and intangibles--

   In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable on an undiscounted cash flow basis. The statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company did not record any asset impairment in fiscal 2000.

 Advertising and promotion costs--

   The Company generally expenses advertising and promotion costs as incurred, shown or distributed. Prepaid advertising costs at February 29, 2000, and February 28, 1999, were not material. Advertising and promotion expense for the years ended February 29, 2000, February 28, 1999, and February 28, 1998, were $279.6 million, $173.1 million, and $111.7 million, respectively.

 Income taxes--

   The Company uses the liability method of accounting for income taxes. The liability method accounts for deferred income taxes by applying statutory rates in effect at the balance sheet date to the difference between the financial reporting and tax basis of assets and liabilities.

 Environmental--

   Environmental expenditures that relate to current operations are expensed as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the Company's commitment to a formal plan of action. Liabilities for environmental costs were not material at February 29, 2000, and February 28, 1999.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Comprehensive income--

   During fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Changes in Stockholders' Equity. The adoption of SFAS No. 130 had no impact on total stockholders' equity.

 Earnings per common share--

   Basic earnings per common share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method and assumes the conversion of convertible securities, if any, using the "if converted" method.

 Other--

   Certain fiscal 1999 balances have been reclassified to conform to current year presentation.

2. ACQUISITIONS:

 Matthew Clark Acquisition--

   On December 1, 1998, the Company acquired control of Matthew Clark plc ("Matthew Clark") and as of February 28, 1999, had acquired all of Matthew Clark's outstanding shares (the "Matthew Clark Acquisition"). The total purchase price, including assumption of indebtedness, for the acquisition of Matthew Clark shares was $484.8 million, net of cash acquired. Matthew Clark, founded in 1810, is a leading U.K.-based producer and distributor of its own brands of cider, wine and bottled water and a leading independent drinks wholesaler in the U.K.

   The purchase price for the Matthew Clark shares was funded with proceeds from loans under the Company's prior senior credit facility. The Matthew Clark Acquisition was accounted for using the purchase method; accordingly, the Matthew Clark assets were recorded at fair market value, based upon a final appraisal, at the date of acquisition, December 1, 1998. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), (Pounds)108.5 million ($179.5 million as of December 1, 1998), is being amortized on a straight-line basis over 40 years. The results of operations of the Matthew Clark Acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

 Black Velvet Assets acquisition--

   On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (the "Black Velvet Assets"). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The purchase price was $185.5 million and was financed by the proceeds from the sale of the Senior Subordinated Notes (as defined in Note 6).

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   The Black Velvet Assets acquisition was accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $35.5 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Black Velvet Assets acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

 Franciscan and Simi Acquisitions--

   On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. ("Franciscan Estates") and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the "Franciscan Acquisition"). The purchase price was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. The purchase price was financed primarily by additional term loan borrowings under the senior credit facility. Also, on June 4, 1999, the Company acquired all of the outstanding capital stock of Simi Winery, Inc. ("Simi") (the "Simi Acquisition"). The cash purchase price was $57.5 million and was financed by revolving loan borrowings under the senior credit facility. The purchases were accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill) for the Franciscan Acquisition and the Simi Acquisition, $96.5 million and $8.3 million, respectively, is being amortized on a straight-line basis over 40 years. The Franciscan Estates and Simi operations are managed together as a separate business segment of the Company ("Franciscan"). The results of operations of Franciscan have been included in the Consolidated Statements of Income since the date of acquisition.

   The following table sets forth unaudited pro forma results of operations of the Company for the fiscal years ended February 29, 2000, and February 28, 1999. The unaudited pro forma results of operations give effect to the acquisitions of Matthew Clark, the Black Velvet Assets and Franciscan as if they occurred on March 1, 1998. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects. During fiscal 2000 and fiscal 1999, the Company incurred and paid $2.9 million and $2.6 million, respectively, in nonrecurring charges related to the closing of a Matthew Clark cider production facility. The charges were part of a production facility consolidation program that was begun prior to the Matthew Clark Acquisition. The unaudited pro forma results of operations for fiscal 1999 (shown in the table below) reflect total nonrecurring charges of $21.5 million ($0.69 per share on a diluted basis) related to this facility consolidation program, of which $18.9 million was incurred prior to the acquisition. The unaudited pro forma results of operations for fiscal 2000 (shown in the table below), reflect total nonrecurring charges of $12.4 million ($0.40 per share on a diluted basis) related to transaction costs, primarily for exercise of stock options, which were incurred by Franciscan Estates prior to the acquisition.

   The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations do not purport to present what the Company's results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company's financial position or results of operations at any future date or for any future period.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                                                          February   February
                                                          29, 2000   28, 1999
                                                         ---------- ----------
                                                         (in thousands, except
                                                            per share data)
   Net sales............................................ $2,367,833 $2,154,992
   Income before extraordinary item..................... $   68,277 $   45,793
   Extraordinary item, net of income taxes.............. $      --  $  (11,437)
   Net income........................................... $   68,277 $   34,356
   Earnings per common share:
     Basic:
       Income before extraordinary item................. $     3.78 $     2.50
       Extraordinary item...............................        --       (0.62)
                                                         ---------- ----------
       Earnings per common share--basic................. $     3.78 $     1.88
                                                         ========== ==========
     Diluted:
       Income before extraordinary item................. $     3.69 $     2.44
       Extraordinary item...............................        --       (0.61)
                                                         ---------- ----------
       Earnings per common share--diluted............... $     3.69 $     1.83
                                                         ========== ==========
   Weighted average common shares outstanding:
     Basic..............................................     18,054     18,293
     Diluted............................................     18,499     18,754

3. PROPERTY, PLANT AND EQUIPMENT:

   The major components of property, plant and equipment are as follows:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Land...............................................  $  62,871    $  25,434
   Vineyards..........................................     37,756          266
   Buildings and improvements.........................    131,588      104,152
   Machinery and equipment............................    440,008      380,069
   Motor vehicles.....................................      7,241       20,191
   Construction in progress...........................     27,874       35,468
                                                        ---------    ---------
                                                          707,338      565,580
   Less--Accumulated depreciation.....................   (164,367)    (136,777)
                                                        ---------    ---------
                                                        $ 542,971    $ 428,803
                                                        =========    =========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

4. OTHER ASSETS:

   The major components of other assets are as follows:

                                                     February 29, February 28,
                                                         2000         1999
                                                     ------------ ------------
                                                          (in thousands)
   Goodwill.........................................   $463,577     $311,908
   Trademarks.......................................    253,148      102,183
   Distribution rights and agency license
    agreements......................................     87,052       76,894
   Other............................................     64,504       53,779
                                                       --------     --------
                                                        868,281      544,764
   Less--Accumulated amortization...................    (58,458)     (35,530)
                                                       --------     --------
                                                       $809,823     $509,234
                                                       ========     ========

5. OTHER ACCRUED EXPENSES AND LIABILITIES:

   The major components of other accrued expenses and liabilities are as follows:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Accrued advertising and promotions.................   $ 37,083     $ 38,604
   Accrued interest...................................     24,757       11,384
   Accrued income taxes payable.......................     24,093        9,347
   Accrued salaries and commissions...................     23,850       15,584
   Other..............................................     94,988       74,532
                                                         --------     --------
                                                         $204,771     $149,451
                                                         ========     ========

6. BORROWINGS:

   Borrowings consist of the following:

                                                         February 28,
                                 February 29, 2000           1999
                           ----------------------------- ------------
                           Current Long-term    Total       Total
                           ------- ---------- ---------- ------------
                                         (in thousands)
Notes Payable:
Senior Credit Facility:
  Revolving Credit Loans.. $26,800 $      --  $   26,800   $ 83,075
Other.....................     --         --         --       4,653
                           ------- ---------- ----------   --------
                           $26,800 $      --  $   26,800   $ 87,728
                           ======= ========== ==========   ========
Long-term Debt:
Senior Credit Facility--
 Term Loans............... $51,801 $  518,249 $  570,050   $625,630
Senior Notes..............     --     318,433    318,433        --
Senior Subordinated
 Notes....................     --     392,947    392,947    192,520
Other Long-term Debt......   2,186      7,506      9,692     19,544
                           ------- ---------- ----------   --------
                           $53,987 $1,237,135 $1,291,122   $837,694
                           ======= ========== ==========   ========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Senior credit facility--

   On October 6, 1999, the Company, certain of its principal operating subsidiaries and a syndicate of banks (the "Syndicate Banks"), for which The Chase Manhattan Bank acts as administrative agent, entered into a new senior credit facility (the "2000 Credit Agreement"). The 2000 Credit Agreement includes both U.S. dollar and British pound sterling commitments of the Syndicate Banks of up to, in the aggregate, the equivalent of $1.0 billion (subject to increase as therein provided to $1.2 billion). Proceeds of the 2000 Credit Agreement were used to repay all outstanding principal and accrued interest on all loans under the Company's prior senior credit facility, and are available to fund permitted acquisitions and ongoing working capital needs of the Company and its subsidiaries.

   The 2000 Credit Agreement provides for a $380.0 million Tranche I Term Loan facility due in December 2004, a $320.0 million Tranche II Term Loan facility available for borrowing in British pound sterling due in December 2004, and a $300.0 million Revolving Credit facility (including letters of credit up to a maximum of $20.0 million) which expires in December 2004. The Tranche I Term Loan facility ($380.0 million) and the Tranche II Term Loan facility ((Pounds)193.4 million, or approximately $320.0 million) were fully drawn at closing. The Tranche I Term Loan facility requires quarterly repayments, starting at $12.0 million in March 2000 and increasing thereafter annually with final payments of $23.0 million in each quarter in 2004. On November 17, 1999, proceeds from the Sterling Senior Notes (as defined below) were used to repay a portion of the $320.0 million Tranche II Term Loan facility ((Pounds)73.0 million, or approximately $118.3 million). After this repayment, the required quarterly repayments of the Tranche II Term Loan facility were revised to (Pounds)0.6 million ($1.0 million) for each quarter in 2000, (Pounds)1.2 million ($1.9 million) for each quarter in 2001 and 2002, (Pounds)1.5 million ($2.4 million) for each quarter in 2003, and (Pounds)25.6 million ($40.4 million) for each quarter in 2004 (the foregoing U.S. dollar equivalents are as of February 29, 2000). On May 15, 2000, the Company issued (Pounds)80.0 million aggregate principal amount of 8 1/2% Series C Senior Notes. The proceeds of the offering were used to repay a portion of the Tranche II Term Loan (see Note 19--Subsequent Event). There are certain mandatory term loan prepayments, including those based on sale of assets and issuance of debt and equity, in each case subject to baskets, exceptions and thresholds which are generally more favorable to the Company than those contained in its prior senior credit facility.

   The rate of interest payable, at the Company's option, is a function of the London interbank offering rate ("LIBOR") plus a margin, federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon the Company's Debt Ratio (as defined in the 2000 Credit Agreement) and, with respect to LIBOR borrowings, ranges between 0.75% and 1.25% for Revolving Credit loans and 1.00% and 1.75% for Term Loans. As of February 29, 2000, the margin was 1.25% for Revolving Credit loans and 1.75% for Term Loans. In addition to interest, the Company pays a facility fee on the Revolving Credit commitments at 0.50% per annum as of February 29, 2000. This fee is based upon the Company's quarterly Debt Ratio and can range from 0.25% to 0.50%.

   Certain of the Company's principal operating subsidiaries have guaranteed the Company's obligations under the 2000 Credit Agreement. The 2000 Credit Agreement is secured by (i) first priority pledges of 100% of the capital stock of Canandaigua Limited and all of the Company's domestic operating subsidiaries and (ii) first priority pledges of 65% of the capital stock of Matthew Clark and certain other foreign subsidiaries.

   The Company and its subsidiaries are subject to customary lending covenants including those restricting additional liens, incurring additional indebtedness, the sale of assets, the payment of dividends, transactions with affiliates and the making of certain investments, in each case subject to baskets, exceptions and thresholds which are generally more favorable to the Company than those contained in its prior senior credit facility. The primary financial covenants require the maintenance of a debt coverage ratio, a senior debt coverage ratio, a

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES fixed charges ratio and an interest coverage ratio. Among the most restrictive covenants contained in the 2000 Credit Agreement is the senior debt coverage ratio.

   As of February 29, 2000, under the 2000 Credit Agreement, the Company had outstanding term loans of $570.1 million bearing a weighted average interest rate of 7.95% and $26.8 million of revolving loans bearing a weighted average interest rate of 7.43%. The Company had average outstanding Revolving Credit Loans of $73.0 million, $75.5 million, and $59.9 million for the years ended February 29, 2000, February 28, 1999, and February 28, 1998, respectively. Amounts available to be drawn down under the Revolving Credit Loans were $262.5 million and $212.9 million at February 29, 2000, and February 28, 1999, respectively. The average interest rate on the Revolving Credit Loans was 7.31%, 6.23%, and 6.57% for fiscal 2000, fiscal 1999, and fiscal 1998, respectively.

 Senior notes--

   On August 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 5/8% Senior Notes due August 2006 ("Senior Notes"). The net proceeds of the offering (approximately $196.0 million) were used to repay a portion of the Company's borrowings under its senior credit facility. Interest on the Senior Notes is payable semiannually on February 1 and August 1 of each year, beginning February 1, 2000. The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries.

   On November 17, 1999, the Company issued (Pounds)75.0 million (approximately $121.7 million upon issuance and $118.4 million as of February 29, 2000) aggregate principal amount of 8 1/2% Senior Notes due November 2009 ("Sterling Senior Notes"). The net proceeds of the offering ((Pounds)73.0 million, or approximately $118.3 million) were used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility. Interest on the Sterling Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2000. The Sterling Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries. In March 2000, the Company exchanged (Pounds)75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due in November 2009 (the "Sterling Series B Senior Notes") for the Sterling Senior Notes. The terms of the Sterling Series B Senior Notes are identical in all material respects to the Sterling Senior Notes.

 Senior subordinated notes--

   On March 4, 1999, the Company issued $200.0 million aggregate principal amount of 8 1/2% Senior Subordinated Notes due March 2009 ("Senior Subordinated Notes"). The net proceeds of the offering (approximately $195.0 million) were used to fund the acquisition of the Black Velvet Assets and to pay the fees and expenses related thereto with the remainder of the net proceeds used for general corporate purposes. Interest on the Senior Subordinated Notes is payable semiannually on March 1 and September 1 of each year, beginning September 1, 1999. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2004. The Company may also redeem up to $70.0 million of the Senior Subordinated Notes using the proceeds of certain equity offerings completed before March 1, 2002. The Senior Subordinated Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The Senior Subordinated Notes are guaranteed, on a senior subordinated basis, by certain of the Company's significant operating subsidiaries.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   On December 27, 1993, the Company issued $130.0 million aggregate principal amount of 8 3/4% Senior Subordinated Notes due in December 2003 (the "Original Notes"). Interest on the Original Notes is payable semiannually on June 15 and December 15 of each year. The Original Notes are unsecured and subordinated to the prior payment in full of all senior indebtedness of the Company, which includes the senior credit facility. The Original Notes are guaranteed, on a senior subordinated basis, by all of the Company's significant operating subsidiaries (other than Matthew Clark and its subsidiaries).

   On October 29, 1996, the Company issued $65.0 million aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes ($62.9 million, net of $2.1 million unamortized discount, with an effective rate of 9.76% as of February 29, 2000) due in December 2003 (the "Series B Notes"). In February 1997, the Company exchanged $65.0 million aggregate principal amount of 8 3/4% Series C Senior Subordinated Notes due in December 2003 (the "Series C Notes") for the Series B Notes. The terms of the Series C Notes are substantially identical in all material respects to the Original Notes.

 Trust Indentures--

   The Company's various Trust Indentures relating to the senior notes and senior subordinated notes contain certain covenants, including, but not limited to: (i) limitation on indebtedness; (ii) limitation on restricted payments;
(iii) limitation on transactions with affiliates; (iv) limitation on senior subordinated indebtedness; (v) limitation on liens; (vi) limitation on sale of assets; (vii) limitation on issuance of guarantees of and pledges for indebtedness; (viii) restriction on transfer of assets; (ix) limitation on subsidiary capital stock; (x) limitation on the creation of any restriction on the ability of the Company's subsidiaries to make distributions and other payments; and (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. The limitation on indebtedness covenant is governed by a rolling four quarter fixed charge ratio requiring a specified minimum.

 Debt payments--

   Principal payments required under long-term debt obligations (excluding unamortized discount) during the next five fiscal years and thereafter are as follows:

                                                                  (in thousands)
   2001..........................................................   $   53,987
   2002..........................................................       83,575
   2003..........................................................       88,469
   2004..........................................................      294,753
   2005..........................................................      253,705
   Thereafter....................................................      518,686
                                                                    ----------
                                                                    $1,293,175
                                                                    ==========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

7. INCOME TAXES:

   The provision for (benefit from) income taxes consists of the following:

                                                                  For the Years
                                                                 Ended February
                                                                       28,
                                                                 ---------------
                              For the Year Ended February 29,
                                           2000                   1999    1998
                             ----------------------------------  ------- -------
                                      State and
                             Federal    Local   Foreign  Total    Total   Total
                             -------  --------- ------- -------  ------- -------
                                              (in thousands)
   Current.................. $38,588   $6,091   $ 8,405 $53,084  $32,468 $28,476
   Deferred................. (10,804)   2,874     6,430  (1,500)  10,053   4,275
                             -------   ------   ------- -------  ------- -------
                             $27,784   $8,965   $14,835 $51,584  $42,521 $32,751
                             =======   ======   ======= =======  ======= =======

   The foreign provision for income taxes is based on foreign pretax earnings. Earnings of foreign subsidiaries would be subject to U.S. income taxation on repatriation to the U.S. The Company's consolidated financial statements fully provide for any related tax liability on amounts that may be repatriated.

   A reconciliation of the total tax provision to the amount computed by applying the statutory U.S. Federal income tax rate to income before provision for income taxes is as follows:

                                   For the Year  For the Years Ended February
                                      Ended                   28,
                                   February 29,  ------------------------------
                                       2000           1999            1998
                                  -------------- --------------- --------------
                                           % of            % of           % of
                                          Pretax          Pretax         Pretax
                                  Amount  Income Amount   Income Amount  Income
                                  ------- ------ -------  ------ ------- ------
                                                 (in thousands)
   Income tax provision at
    statutory rate..............  $45,136  35.0  $36,551   35.0  $27,958  35.0
   State and local income taxes,
    net of Federal income tax
    benefit.....................    3,077   2.4    6,977    6.7    4,793   6.0
   Earnings of subsidiaries
    taxed at other than U.S.
    statutory rate..............    1,294   1.0      227    0.2      --    --
   Miscellaneous items, net.....    2,077   1.6   (1,234)  (1.2)     --    --
                                  -------  ----  -------   ----  -------  ----
                                  $51,584  40.0  $42,521   40.7  $32,751  41.0
                                  =======  ====  =======   ====  =======  ====

   Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   Significant components of deferred tax liabilities (assets) consist of the following:

                                                       February 29, February 28,
                                                           2000         1999
                                                       ------------ ------------
                                                            (in thousands)
   Depreciation and amortization......................   $127,436     $89,447
   Effect of change in accounting method..............     11,200      16,546
   Inventory reserves.................................      4,542       6,975
   Restructuring......................................     (6,824)     (3,244)
   Insurance accruals.................................     (3,868)     (3,112)
   Other accruals.....................................    (11,136)     (8,653)
                                                         --------     -------
                                                         $121,350     $97,959
                                                         ========     =======

   At February 29, 2000, the Company has U.S. Federal net operating loss carryforwards of $1.8 million to offset future taxable income that, if not otherwise utilized, will expire during fiscal 2011.

8. PROFIT SHARING AND RETIREMENT SAVINGS PLANS:

   The Company's retirement and profit sharing plan, the Canandaigua Brands, Inc. 401(k) and Profit Sharing Plan (the "Plan"), covers substantially all employees, excluding those employees covered by collective bargaining agreements and Matthew Clark employees. The 401(k) portion of the Plan permits eligible employees to defer a portion of their compensation (as defined in the Plan) on a pretax basis. Participants may defer up to 12% of their compensation for the year, subject to limitations of the Plan. The Company makes a matching contribution of 50% of the first 6% of compensation a participant defers. The amount of the Company's contribution under the profit sharing portion of the Plan is in such discretionary amount as the Board of Directors may annually determine, subject to limitations of the Plan. Company contributions were $7.3 million, $6.8 million, and $5.9 million for the years ended February 29, 2000, February 28, 1999, and February 28, 1998, respectively.

   On December 31, 1999, the Company's subsidiary, Matthew Clark, and the Trustees of the Matthew Clark Group Pension Plan and the Matthew Clark Executive Pension Plan (the "Plans") entered into an agreement to merge the Plans into the Matthew Clark Group Pension Plan effective December 31, 1999. The Matthew Clark Group Pension Plan is a defined benefit plan with assets held by a Trustee who administers funds separately from the Company's finances. As part of the acquisition of the Black Velvet Assets, the Company's subsidiary, Barton, acquired pension plans, which cover certain Canadian employees.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   The following table summarizes the funded status of the Company's defined benefit pension plans and the related amounts that are primarily included in other assets in the Consolidated Balance Sheets.

                                                              February 28,
                                   February 29, 2000              1999
                               ---------------------------  -----------------
                               Matthew
                                Clark    Barton    Total     Total
                               --------  -------  --------  --------
                                         (in thousands)
Change in benefit obligation:
Benefit obligation at March
 1...........................  $163,680  $   --   $163,680  $    --
Acquisition..................       --    15,348    15,348   165,997
Service cost.................     4,299      336     4,635     1,335
Interest cost................    10,494      711    11,205     2,671
Plan participants'
 contribution................     1,507      --      1,507       481
Actuarial loss/(gain)........    12,350   (2,222)   10,128       --
Benefits paid................    (4,939)    (405)   (5,344)   (1,517)
Foreign currency exchange
 rate changes................    (2,875)     513    (2,362)   (5,287)
                               --------  -------  --------  --------
Benefit obligation at last
 day of February.............  $184,516  $14,281  $198,797  $163,680
                               ========  =======  ========  ========
Change in plan assets:
Fair value of plan assets at
 March 1.....................  $194,606  $   --   $194,606  $    --
Acquisition..................       --    12,318    12,318   194,001
Actual return on plan
 assets......................    20,903      948    21,851     7,935
Plan participants'
 contributions...............     1,507      --      1,507       481
Employer contribution........       --       670       670       --
Benefits paid................    (4,939)    (431)   (5,370)   (1,517)
Foreign currency exchange
 rate changes................    (3,198)     445    (2,753)   (6,294)
                               --------  -------  --------  --------
Fair value of plan assets at
 last day of February........  $208,879  $13,950  $222,829  $194,606
                               ========  =======  ========  ========
Funded status of the plan as
 of last day of February:
Funded status................  $ 24,362  $  (330) $ 24,032  $ 30,927
Unrecognized actuarial
 gain/(loss).................     2,945   (2,369)      576    (3,950)
                               --------  -------  --------  --------
Prepaid (accrued) benefit
 cost........................  $ 27,307  $(2,699) $ 24,608  $ 26,977
                               ========  =======  ========  ========
Assumptions as of last day of
 February:
Rate of return on plan
 assets......................      8.00%    8.50%               8.00%
Discount rate................      6.00%    7.25%               6.50%
Increase in compensation
 levels......................      4.00%     --                 4.50%
Components of net periodic
 benefit cost for the twelve
 months ended the last day of
 February:
Service cost.................  $  4,299  $   336  $  4,635  $  1,335
Interest cost................    10,494      711    11,205     2,671
Expected return on plan
 assets......................   (15,533)    (807)  (16,340)   (3,848)
                               --------  -------  --------  --------
Net periodic benefit (income)
 cost........................  $   (740) $   240  $   (500) $    158
                               ========  =======  ========  ========

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

9. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

   In connection with the acquisition of the Black Velvet Assets, the Company's subsidiary, Barton, currently sponsors multiple non-pension postretirement and postemployment benefit plans for certain of its Canadian employees.

   The status of the plans is as follows:

                                                                       (in
                                                                    thousands)
                                                                    ----------
   Change in benefit obligation:
   Benefit obligation at April 9, 1999.............................   $ 698
   Service cost....................................................      14
   Interest cost...................................................      32
   Benefits paid...................................................     (10)
   Actuarial gain..................................................    (110)
   Foreign currency exchange rate changes..........................      23
                                                                      -----
   Benefit obligation at February 29, 2000.........................   $ 647
                                                                      =====
   Funded status as of February 29, 2000:
   Funded status...................................................   $(647)
   Unrecognized net gain...........................................    (111)
                                                                      -----
   Accrued benefit liability.......................................   $(758)
                                                                      =====
   Assumptions as of February 29, 2000:
   Discount rate...................................................    7.25%
   Increase in compensation levels.................................    4.00%
   Components of net periodic benefit cost for the period ended
    February 29, 2000:
   Service cost....................................................   $  14
   Interest cost...................................................      32
                                                                      -----
   Net periodic benefit cost.......................................   $  46
                                                                      =====

   At February 29, 2000, a 9.2% annual rate of increase in the per capita cost of covered health benefits was assumed for the first year. The rate was assumed to decrease gradually to 4.3% over seven years and to remain at this level thereafter. Assumed healthcare trend rates could have a significant effect on the amount reported for health care plans. A 1% change in assumed health care cost trend rate would have the following effects:

                                                                1%       1%
                                                             Increase Decrease
                                                             -------- --------
                                                              (in thousands)
   Effect on total service and interest cost components.....   $ 6      $ (5)
   Effect on postretirement benefit obligation..............   $72      $(73)

10. STOCKHOLDERS' EQUITY:

 Common stock--

   The Company has two classes of common stock: Class A Common Stock and Class B Convertible Common Stock. Class B Convertible Common Stock shares are convertible into shares of Class A Common Stock on a one-to-one basis at any time at the option of the holder. Holders of Class B Convertible Common

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

Stock are entitled to ten votes per share. Holders of Class A Common Stock are entitled to only one vote per share but are entitled to a cash dividend premium. If the Company pays a cash dividend on Class B Convertible Common Stock, each share of Class A Common Stock will receive an amount at least ten percent greater than the amount of the cash dividend per share paid on Class B Convertible Common Stock. In addition, the Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Convertible Common Stock.

   At February 29, 2000, there were 15,069,418 shares of Class A Common Stock and 3,119,835 shares of Class B Convertible Common Stock outstanding, net of treasury stock.

 Stock repurchase authorization--

   In January 1996, the Company's Board of Directors authorized the repurchase of up to $30.0 million of its Class A Common Stock and Class B Convertible Common Stock. The Company was permitted to finance such purchases, which became treasury shares, through cash generated from operations or through the senior credit facility. Throughout the year ended February 28, 1997, the Company repurchased 787,450 shares of Class A Common Stock totaling $20.8 million. The Company completed its repurchase program during fiscal 1998, repurchasing 362,100 shares of Class A Common Stock for $9.2 million.

   In June 1998, the Company's Board of Directors authorized the repurchase of up to $100.0 million of its Class A Common Stock and Class B Convertible Common Stock. The Company may finance such purchases, which will become treasury shares, through cash generated from operations or through the senior credit facility. During fiscal 1999, the Company repurchased 1,018,836 shares of Class A Common Stock for $44.9 million. No repurchases were made during fiscal 2000.

 Long-term stock incentive plan--

   Under the Company's Long-Term Stock Incentive Plan, nonqualified stock options, stock appreciation rights, restricted stock and other stock-based awards may be granted to employees, officers and directors of the Company. At the Company's Annual Meeting of Stockholders held on July 20, 1999, stockholders approved the amendment to the Company's Long-Term Stock Incentive Plan to increase the aggregate number of shares of the Class A Common Stock available for awards under the plan from 4,000,000 shares to 7,000,000 shares. The exercise price, vesting period and term of nonqualified stock options granted are established by the committee administering the plan (the "Committee"). Grants of stock appreciation rights, restricted stock and other stock-based awards may contain such vesting, terms, conditions and other requirements as the Committee may establish. During fiscal 2000 and fiscal 1999, no stock appreciation rights or restricted stock were granted. At February 29, 2000, there were 3,557,568 shares available for future grant.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   A summary of nonqualified stock option activity is as follows:

                            Shares Under Weighted Average   Options   Weighted Average
                               Option     Exercise Price  Exercisable  Exercise Price
                            ------------ ---------------- ----------- ----------------
   Balance, February 28,
    1997...................  1,432,975        $18.85         51,425        $10.67
   Options granted.........    569,400        $38.72
   Options exercised.......   (117,452)       $15.33
   Options
    forfeited/canceled.....    (38,108)       $17.66
                             ---------
   Balance, February 28,
    1998...................  1,846,815        $25.23        360,630        $25.46
   Options granted.........    728,200        $50.57
   Options exercised.......   (203,565)       $20.08
   Options
    forfeited/canceled.....   (116,695)       $37.13
                             ---------
   Balance, February 28,
    1999...................  2,254,755        $33.26        492,285        $24.55
   Options granted.........    819,800        $50.42
   Options exercised.......   (187,690)       $17.92
   Options
    forfeited/canceled.....   (148,615)       $44.95
                             ---------
   Balance, February 29,
    2000...................  2,738,250        $38.81        737,455        $27.04
                             =========

   The following table summarizes information about stock options outstanding at February 29, 2000:

                      Options Outstanding                Options Exercisable
          ------------------------------------------- --------------------------
Range of              Weighted Average    Weighted                   Weighted
Exercise    Number       Remaining        Average       Number       Average
 Prices   Outstanding Contractual Life Exercise Price Exercisable Exercise Price
--------  ----------- ---------------- -------------- ----------- --------------
$ 4.44--
 $11.50       12,150     2.3 years         $11.50        12,150       $11.50
$17.00--
 $25.63      633,420     5.4 years         $17.28       365,280       $17.42
$26.75--
 $31.25      335,180     6.5 years         $28.45       145,300       $27.50
$35.38--
 $50.00      940,600     8.5 years         $45.41       185,325       $42.76
$51.00--
 $59.56      816,900     8.9 years         $52.57        29,400       $51.74
           ---------                                    -------
           2,738,250     7.6 years         $38.81       737,455       $27.04
           =========                                    =======

   The weighted average fair value of options granted during fiscal 2000, fiscal 1999, and fiscal 1998 was $26.28, $26.21, and $20.81, respectively. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.7% for fiscal 2000, 5.3% for fiscal 1999, and 6.4% for fiscal 1998; volatility of 40.0% for fiscal 2000, 40.6% for fiscal 1999, and 41.3% for fiscal 1998; expected option life of 7.0 years for fiscal 2000 and fiscal 1999, and 6.9 years for fiscal 1998. The dividend yield was 0% for fiscal 2000, fiscal 1999, and fiscal 1998. Forfeitures are recognized as they occur.

 Incentive stock option plan--

   Under the Company's Incentive Stock Option Plan, incentive stock options may be granted to employees, including officers, of the Company. Grants, in the aggregate, may not exceed 1,000,000 shares of the Company's Class A Common Stock. The exercise price of any incentive stock option may not be less than the fair market value of the Company's Class A Common Stock on the date of grant. The vesting period and term of incentive stock options granted are established by the Committee. The maximum term of incentive stock options is ten years. During fiscal 2000 and fiscal 1999, no incentive stock options were granted.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Employee stock purchase plan--

   The Company has a stock purchase plan under which 1,125,000 shares of Class A Common Stock can be issued. Under the terms of the plan, eligible employees may purchase shares of the Company's Class A Common Stock through payroll deductions. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. During fiscal 2000, fiscal 1999, and fiscal 1998, employees purchased 31,062 shares, 49,850 shares, and 78,248 shares, respectively.

   The weighted average fair value of purchase rights granted during fiscal 2000, fiscal 1999, and fiscal 1998 was $12.18, $12.35, and $11.90, respectively. The fair value of purchase rights is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 5.4% for fiscal 2000, 4.7% for fiscal 1999, and 5.3% for fiscal 1998; volatility of 33.6% for fiscal 2000, 33.5% for fiscal 1999, and 35.1% for fiscal 1998; expected purchase right life of 0.5 years for fiscal 2000, fiscal 1999, and fiscal 1998. The dividend yield was 0% for fiscal 2000, fiscal 1999, and fiscal 1998.

 Pro forma disclosure--

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"). Accordingly, no incremental compensation expense has been recognized for its stock-based compensation plans. Had the Company recognized the compensation cost based upon the fair value at the date of grant for awards under its plans consistent with the methodology prescribed by SFAS No. 123, net income and earnings per common share would have been reduced to the pro forma amounts as follows:

                             For the Year Ended
                                February 29,           For the Years Ended February 28,
                            --------------------- -------------------------------------------
                                    2000                  1999                  1998
                            --------------------- --------------------- ---------------------
                            As reported Pro forma As reported Pro forma As reported Pro forma
                            ----------- --------- ----------- --------- ----------- ---------
                                          (in thousands, except per share data)
   Net income..............   $77,375    $71,474    $50,472    $46,942    $47,130    $43,230
                              =======    =======    =======    =======    =======    =======
   Earnings per common
    share:
     Basic.................   $  4.29    $  3.96    $  2.76    $  2.57    $  2.52    $  2.32
     Diluted...............   $  4.18    $  3.86    $  2.69    $  2.50    $  2.47    $  2.26

   The pro forma effect on net income may not be representative of that to be expected in future years.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

11. EARNINGS PER COMMON SHARE:

   The following table presents earnings per common share as follows:

                                              For the Year
                                                 Ended     For the Years Ended
                                              February 29,    February 28,
                                              ------------ --------------------
                                                  2000      1999     1998
                                              ------------ -------  -------
                                               (in thousands, except per
                                                      share data)
   Income before extraordinary item.........    $77,375    $61,909  $47,130
   Extraordinary item, net of income taxes..        --     (11,437)     --
                                                -------    -------  -------
   Income applicable to common shares.......    $77,375    $50,472  $47,130
                                                =======    =======  =======
   Weighted average common shares
    outstanding--basic......................     18,054     18,293   18,672
   Stock options............................        445        461      433
                                                -------    -------  -------
   Weighted average common shares
    outstanding--diluted....................     18,499     18,754   19,105
                                                =======    =======  =======
   Earnings per common share:
     Basic:
       Income before extraordinary item.....    $  4.29    $  3.38  $  2.52
       Extraordinary item...................        --       (0.62)     --
                                                -------    -------  -------
       Earnings per common share--basic.....    $  4.29    $  2.76  $  2.52
                                                =======    =======  =======
     Diluted:
       Income before extraordinary item.....    $  4.18    $  3.30  $  2.47
       Extraordinary item...................        --       (0.61)     --
                                                -------    -------  -------
       Earnings per common share--diluted...    $  4.18    $  2.69  $  2.47
                                                =======    =======  =======

12. COMMITMENTS AND CONTINGENCIES:

 Operating leases--

   Future payments under noncancelable operating leases having initial or remaining terms of one year or more are as follows during the next five fiscal years and thereafter:

                                                                  (in thousands)
   2001..........................................................    $ 16,312
   2002..........................................................      14,867
   2003..........................................................      13,827
   2004..........................................................      12,936
   2005..........................................................      12,067
   Thereafter....................................................      96,301
                                                                     --------
                                                                     $166,310
                                                                     ========

   Rental expense was $17.4 million, $8.2 million, and $5.6 million for fiscal 2000, fiscal 1999, and fiscal 1998, respectively.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

 Purchase commitments and contingencies--

   The Company has agreements with suppliers to purchase various spirits of which certain agreements are denominated in British pound sterling and Canadian dollars. The maximum future obligation under these agreements, based upon exchange rates at February 29, 2000, aggregate $28.4 million for contracts expiring through December 2005.

   All of the Company's imported beer products are marketed and sold pursuant to exclusive distribution agreements from the suppliers of these products. The Company's agreement to distribute Corona Extra and its other Mexican beer brands exclusively throughout 25 primarily western U.S. states expires in December 2006, with automatic five year renewals thereafter, subject to compliance with certain performance criteria and other terms under the agreement. The remaining agreements expire through December 2007. Prior to their expiration, these agreements may be terminated if the Company fails to meet certain performance criteria. At February 29, 2000, the Company believes it is in compliance with all of its material distribution agreements and, given the Company's long-term relationships with its suppliers, the Company does not believe that these agreements will be terminated.

   In connection with previous acquisitions, the Company assumed purchase contracts with certain growers and suppliers. In addition, the Company has entered into other purchase contracts with various growers and suppliers in the normal course of business. Under the grape purchase contracts, the Company is committed to purchase all grape production yielded from a specified number of acres for a period of time ranging up to eighteen years. The actual tonnage and price of grapes that must be purchased by the Company will vary each year depending on certain factors, including weather, time of harvest, overall market conditions and the agricultural practices and location of the growers and suppliers under contract. The Company purchased $126.8 million of grapes under these contracts during fiscal 2000. Based on current production yields and published grape prices, the Company estimates that the aggregate purchases under these contracts over the remaining term of the contracts will be approximately $800.5 million.

   The Company's aggregate obligations under bulk wine purchase contracts will be approximately $8.3 million over the remaining term of the contracts which expire through fiscal 2001.

 Employment contracts--

   The Company has employment contracts with certain of its executive officers and certain other management personnel with remaining terms of one year. These agreements provide for minimum salaries, as adjusted for annual increases, and may include incentive bonuses based upon attainment of specified management goals. In addition, these agreements provide for severance payments in the event of specified termination of employment. The aggregate commitment for future compensation and severance, excluding incentive bonuses, was $4.2 million as of February 29, 2000, of which $2.0 million is accrued in other liabilities as of February 29, 2000.

 Employees covered by collective bargaining agreements--

   Approximately 31% of the Company's full-time employees are covered by collective bargaining agreements at February 29, 2000. Agreements expiring within one year cover approximately 18% of the Company's full-time employees.

 Legal matters--

   The Company is subject to litigation from time to time in the ordinary course of business. Although the amount of any liability with respect to such litigation cannot be determined, in the opinion of management such liability will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

13. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

   Gross sales to the five largest customers of the Company represented 17.1%, 25.2%, and 26.4% of the Company's gross sales for the fiscal years ended February 29, 2000, February 28, 1999, and February 28, 1998, respectively. Gross sales to the Company's largest customer, Southern Wine and Spirits, represented 8.0%, 10.9%, and 12.1% of the Company's gross sales for the fiscal years ended February 29, 2000, February 28, 1999, and February 28, 1998, respectively. Accounts receivable from the Company's largest customer represented 8.6%, 8.5%, and 14.1% of the Company's total accounts receivable as of February 29, 2000, February 28, 1999, and February 28, 1998, respectively. Gross sales to the Company's five largest customers are expected to continue to represent a significant portion of the Company's revenues. The Company's arrangements with certain of its customers may, generally, be terminated by either party with prior notice. The Company performs ongoing credit evaluations of its customers' financial position, and management of the Company is of the opinion that any risk of significant loss is reduced due to the diversity of customers and geographic sales area.

14. SUMMARIZED FINANCIAL INFORMATION--SUBSIDIARY GUARANTORS:

   The following table presents summarized financial information for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company's senior notes and senior subordinated notes ("Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark ("Subsidiary Nonguarantors"). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company's Canadian subsidiary, and certain other subsidiaries which individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                            Parent    Subsidiary  Subsidiary
                           Company    Guarantors Nonguarantors Eliminations  Consolidated
                          ----------  ---------- ------------- ------------  ------------
                                                 (in thousands)
Balance Sheet Data:
February 29, 2000
Current assets..........  $  105,884  $  611,646   $278,467    $       --     $  995,997
Noncurrent assets.......  $  913,026  $1,695,790   $ 25,628    $(1,281,650)   $1,352,794
Current liabilities.....  $  150,507  $   84,860   $202,850    $       --     $  438,217
Noncurrent liabilities..  $1,230,139  $   97,410   $ 62,185    $       --     $1,389,734
February 28, 1999
Current assets..........  $  114,243  $  532,028   $209,468    $       --     $  855,739
Noncurrent assets.......  $  646,133  $  396,125   $421,867    $  (526,088)   $  938,037
Current liabilities.....  $  157,648  $  126,803   $130,821    $       --     $  415,272
Noncurrent liabilities..  $  815,421  $   73,178   $ 54,633    $       --     $  943,232
Income Statement Data:
For the year ended
 February 29, 2000
Net sales...............  $  620,631  $1,305,032   $761,762    $  (346,956)   $2,340,469
Gross profit............  $  174,231  $  332,641   $215,588    $       --     $  722,460
(Loss) income before
 income taxes...........  $     (192) $   92,433   $ 36,718    $       --     $  128,959
Net (loss) income.......  $     (115) $   55,460   $ 22,030    $       --     $   77,375

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                           Parent  Subsidiary  Subsidiary
                          Company  Guarantors Nonguarantors Eliminations Consolidated
                          -------- ---------- ------------- ------------ ------------
                                                (in thousands)
For the year ended
 February 28, 1999
Net sales...............  $615,270 $1,080,466   $158,761     $(357,154)   $1,497,343
Gross profit............  $168,575 $  237,437   $ 42,022     $     --     $  448,034
Income before income
 taxes and extraordinary
 item...................  $  4,849 $   96,935   $  2,646     $     --     $  104,430
Net income..............  $  2,861 $   45,781   $  1,830     $     --     $   50,472
For the year ended
 February 28, 1998
Net sales...............  $562,760 $  985,757   $  2,197     $(337,926)   $1,212,788
Gross profit............  $151,092 $  191,658   $  1,000     $     --     $  343,750
Income (loss) before
 income taxes...........  $ 21,024 $   59,285   $  ( 428)    $     --     $   79,881
Net income (loss).......  $ 12,404 $   35,154   $  ( 428)    $     --     $   47,130

15. ACCOUNTING PRONOUNCEMENTS:

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

   In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year. With the issuance of SFAS No. 137, the Company is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2001. The Company believes the effect of the adoption on its financial statements will not be material based on the Company's current risk management strategies.

16. BUSINESS SEGMENT INFORMATION:

   The Company reports its operating results in five segments: Canandaigua Wine (branded popularly-priced wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items). Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and the Company's Board of Directors, the availability of separate financial results, and materiality considerations. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating profits of the respective business units.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

   Segment information is as follows:

                                                 For the Year   For the Years
                                                    Ended      Ended February
                                                 February 29,        28,
                                                 ------------ -----------------
                                                     2000       1999     1998
                                                 ------------ -------- --------
                                                         (in thousands)
   Canandaigua Wine:
   Net sales:
     Branded:
       External customers.......................   $623,796   $598,782 $570,807
       Intersegment.............................      5,524        --       --
                                                   --------   -------- --------
         Total Branded..........................    629,320    598,782  570,807
                                                   --------   -------- --------
     Other:
       External customers.......................     81,442     70,711   71,988
       Intersegment.............................      1,146        --       --
                                                   --------   -------- --------
         Total Other............................     82,588     70,711   71,988
                                                   --------   -------- --------
   Net sales....................................   $711,908   $669,493 $642,795
   Operating profit.............................   $ 46,778   $ 46,283 $ 45,440
   Long-lived assets............................   $192,828   $191,762 $185,317
   Total assets.................................   $639,687   $650,578 $632,636
   Capital expenditures.........................   $ 20,213   $ 25,275 $ 25,666
   Depreciation and amortization................   $ 20,828   $ 20,838 $ 21,189
   Barton:
   Net sales:
     Beer.......................................   $570,380   $478,611 $376,607
     Spirits....................................    267,762    185,938  191,190
                                                   --------   -------- --------
   Net sales....................................   $838,142   $664,549 $567,797
   Operating profit.............................   $142,931   $102,624 $ 77,010
   Long-lived assets............................   $ 78,876   $ 50,221 $ 51,574
   Total assets.................................   $684,228   $478,580 $439,317
   Capital expenditures.........................   $  7,218   $  3,269 $  5,021
   Depreciation and amortization................   $ 14,452   $ 10,765 $ 10,455
   Matthew Clark:
   Net sales:
     Branded:
       External customers.......................   $313,027   $ 64,879 $    --
       Intersegment.............................         75        --       --
                                                   --------   -------- --------
       Total Branded............................    313,102     64,879      --
     Wholesale..................................    416,644     93,881      --
                                                   --------   -------- --------
   Net sales....................................   $729,746   $158,760 $    --
   Operating profit.............................   $ 48,473   $  8,998 $    --
   Long-lived assets............................   $158,119   $169,693 $    --
   Total assets.................................   $636,807   $631,313 $    --
   Capital expenditures.........................   $ 17,949   $ 10,444 $    --
   Depreciation and amortization................   $ 20,238   $  4,836 $    --

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

                                           For the Year
                                              Ended      For the Years Ended
                                           February 29,     February 28,
                                           ------------ ----------------------
                                               2000        1999        1998
                                           ------------ ----------  ----------
                                                     (in thousands)
   Franciscan:
   Net sales:
     External customers...................  $   62,046  $      --   $      --
     Intersegment.........................          73         --          --
                                            ----------  ----------  ----------
   Net sales..............................  $   62,119  $      --   $      --
   Operating profit.......................  $   12,708  $      --   $      --
   Long-lived assets......................  $  106,956  $      --   $      --
   Total assets...........................  $  357,999  $      --   $      --
   Capital expenditures...................  $   10,741  $      --   $      --
   Depreciation and amortization..........  $    6,028  $      --   $      --
   Corporate Operations and Other:
   Net sales..............................  $    5,372  $    4,541  $    2,196
   Operating loss.........................  $  (15,849) $  (12,013) $  (10,380)
   Long-lived assets......................  $    6,192  $   17,127  $    7,144
   Total assets...........................  $   30,070  $   33,305  $   18,602
   Capital expenditures...................  $    1,626  $   10,869  $      516
   Depreciation and amortization..........  $    3,177  $    2,151  $    1,517
   Intersegment eliminations:
   Net sales..............................  $   (6,818) $      --   $      --
   Consolidated:
   Net sales..............................  $2,340,469  $1,497,343  $1,212,788
   Operating profit.......................  $  235,041  $  145,892  $  112,070
   Long-lived assets......................  $  542,971  $  428,803  $  244,035
   Total assets...........................  $2,348,791  $1,793,776  $1,090,555
   Capital expenditures...................  $   57,747  $   49,857  $   31,203
   Depreciation and amortization..........  $   64,723  $   38,590  $   33,161

   The Company's areas of operations are principally in the United States. Operations outside the United States consist of Matthew Clark's operations, which are primarily in the United Kingdom. No other single foreign country or geographic area is significant to the consolidated operations.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

17. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

   A summary of selected quarterly financial information is as follows:

                                        QUARTER ENDED
                         -------------------------------------------
                         May 31,   August  November 30, February 29,
      Fiscal 2000          1999   31, 1999     1999         2000     Full Year
      -----------        -------- -------- ------------ ------------ ----------
                                 (in thousands, except per share data)
Net sales............... $530,169 $621,580   $661,520     $527,200   $2,340,469
Gross profit............ $156,123 $189,128   $209,687     $167,522   $  722,460
Net income.............. $ 10,846 $ 21,101   $ 29,900     $ 15,528   $   77,375
Earnings per common
 share: (1)
  Basic................. $   0.60 $   1.17   $   1.65     $   0.86   $     4.29
  Diluted............... $   0.59 $   1.14   $   1.60     $   0.84   $     4.18

                                        QUARTER ENDED
                         -------------------------------------------
                         May 31,   August  November 30, February 28,
      Fiscal 1999          1998   31, 1998     1998         1999     Full Year
      -----------        -------- -------- ------------ ------------ ----------
                                 (in thousands, except per share data)
Net sales............... $312,928 $349,386   $375,586     $459,443   $1,497,343
Gross profit............ $ 92,061 $103,236   $115,695     $137,042   $  448,034
Income before
 extraordinary item..... $ 13,099 $ 16,731   $ 20,161     $ 11,918   $   61,909
Extraordinary item, net
 of income taxes (2).... $     -- $     --   $     --     $(11,437)  $  (11,437)
Net income.............. $ 13,099 $ 16,731   $ 20,161     $    481   $   50,472
Earnings per common
 share: (1)
  Basic:
    Income before
     extraordinary
     item............... $   0.70 $   0.90   $   1.13     $   0.67   $     3.38
    Extraordinary item..       --       --         --        (0.64)       (0.62)
                         -------- --------   --------     --------   ----------
    Earnings per common
     share-- basic...... $   0.70 $   0.90   $   1.13     $   0.03   $     2.76
                         ======== ========   ========     ========   ==========
  Diluted:
    Income before
     extraordinary
     item............... $   0.68 $   0.88   $   1.10     $   0.65   $     3.30
    Extraordinary item..       --       --         --        (0.62)       (0.61)
                         -------- --------   --------     --------   ----------
    Earnings per common
     share-- diluted.... $   0.68 $   0.88   $   1.10     $   0.03   $     2.69
                         ======== ========   ========     ========   ==========

--------
(1) The sum of the quarterly earnings per common share in fiscal 2000 and fiscal 1999 may not equal the total computed for the respective years as the earnings per common share are computed independently for each of the quarters presented and for the full year.
(2) Represents fees related to the replacement of the prior senior credit facility, including extinguishment of the term loan.

18. NONRECURRING CHARGES:

   During fiscal 2000, the Company incurred nonrecurring charges of $5.5 million related to the closure of a cider production facility within the Matthew Clark operating segment in the U.K. ($2.9 million) and to a management reorganization within the Canandaigua Wine operating segment ($2.6 million). During fiscal 1999, the Company incurred nonrecurring charges of $2.6 million also related to the closure of the aforementioned Matthew Clark cider production facility.

                   CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES

19. SUBSEQUENT EVENT:

   On May 15, 2000, the Company issued (Pounds)80.0 million (approximately $120.4 million) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 at an issuance price of (Pounds)79.6 million (approximately $119.8 million, net of $0.6 million unamortized discount, with an effective rate of 8.6%) ("Sterling Series C Senior Notes"). The net proceeds of the offering ((Pounds)78.8 million, or approximately $118.6 million) were used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility. After this repayment, the required quarterly repayments of the Tranche II Term Loan facility were revised to (Pounds)0.2 million ($0.3 million) for the remaining three quarters in 2000, (Pounds)0.4 million ($0.6 million) for each quarter in 2001 and 2002, (Pounds)0.5 million ($0.8 million) for each quarter in 2003, and (Pounds)8.5 million ($12.8 million) for each quarter in 2004. (The foregoing U.S. dollar equivalents are as of May 15, 2000.) Interest on the Sterling Series C Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2000. The Sterling Series C Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Series C Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Series C Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                       November 30, February 29,
                                                           2000         2000
                                                       ------------ ------------
                                                       (unaudited)
                       ASSETS
CURRENT ASSETS:
 Cash and cash investments...........................   $    1,871   $   34,308
 Accounts receivable, net............................      386,908      291,108
 Inventories, net....................................      699,885      615,700
 Prepaid expenses and other current assets...........       70,140       54,881
                                                        ----------   ----------
 Total current assets................................    1,158,804      995,997
PROPERTY, PLANT AND EQUIPMENT, net...................      536,300      542,971
OTHER ASSETS.........................................      770,686      809,823
                                                        ----------   ----------
 Total assets........................................   $2,465,790   $2,348,791
                                                        ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable.......................................   $  121,000   $   26,800
 Current maturities of long-term debt................       37,544       53,987
 Accounts payable....................................      163,195      122,213
 Accrued excise taxes................................       44,853       30,446
 Other accrued expenses and liabilities..............      245,538      204,771
                                                        ----------   ----------
 Total current liabilities...........................      612,130      438,217
                                                        ----------   ----------
LONG-TERM DEBT, less current maturities..............    1,123,929    1,237,135
                                                        ----------   ----------
DEFERRED INCOME TAXES................................      116,523      116,447
                                                        ----------   ----------
OTHER LIABILITIES....................................       30,337       36,152
                                                        ----------   ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
 Preferred Stock, $.01 par value--
 Authorized, 1,000,000 shares; Issued, none at
  November 30, 2000, and February 29, 2000...........          --           --
 Class A Common Stock, $.01 par value--
 Authorized, 120,000,000 shares; Issued, 18,459,875
 shares at November 30, 2000, and 18,206,662 shares
  at February 29, 2000...............................          185          182
 Class B Convertible Common Stock, $.01 par value--
 Authorized, 20,000,000 shares; Issued, 3,711,097
 shares at November 30, 2000, and 3,745,560 shares at
  February 29, 2000..................................           37           38
 Additional paid-in capital..........................      254,595      247,949
 Retained earnings...................................      437,421      358,456
 Accumulated other comprehensive income--Cumulative
  translation adjustment.............................      (27,632)      (4,149)
                                                        ----------   ----------
                                                           664,606      602,476
                                                        ----------   ----------
 Less--Treasury stock--
 Class A Common Stock, 3,119,112 shares at November
  30, 2000, and 3,137,244 shares at February 29,
  2000, at cost......................................      (79,353)     (79,429)
 Class B Convertible Common Stock, 625,725 shares at
  November 30, 2000, and February 29, 2000, at cost..       (2,207)      (2,207)
                                                        ----------   ----------
                                                           (81,560)     (81,636)
                                                        ----------   ----------
 Less--Unearned compensation--restricted stock
  awards.............................................         (175)         --
                                                        ----------   ----------
 Total stockholders' equity..........................      582,871      520,840
                                                        ----------   ----------
 Total liabilities and stockholders' equity..........   $2,465,790   $2,348,791
                                                        ==========   ==========

  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                           For the Nine Months     For the Three Months Ended
                           Ended November 30,             November 30,
                         ------------------------  -----------------------------
                            2000         1999          2000            1999
                         -----------  -----------  -------------   -------------
                         (unaudited)  (unaudited)   (unaudited)     (unaudited)
GROSS SALES............. $ 2,436,637  $ 2,383,909   $     833,447   $     864,075
Less--Excise taxes......    (583,990)    (579,191)       (203,870)       (211,106)
                         -----------  -----------   -------------   -------------
  Net sales.............   1,852,647    1,804,718         629,577         652,969
COST OF PRODUCT SOLD....  (1,260,082)  (1,249,781)       (421,524)       (443,282)
                         -----------  -----------   -------------   -------------
  Gross profit..........     592,565      554,937         208,053         209,687
SELLING, GENERAL AND
 ADMINISTRATIVE
EXPENSES................    (379,159)    (368,130)       (122,815)       (132,309)
NONRECURRING CHARGES....         --        (5,510)            --              --
                         -----------  -----------   -------------   -------------
  Operating income......     213,406      181,297          85,238          77,378
INTEREST EXPENSE, net...     (81,797)     (78,219)        (26,983)        (27,544)
                         -----------  -----------   -------------   -------------
  Income before income
   taxes................     131,609      103,078          58,255          49,834
PROVISION FOR INCOME
 TAXES..................     (52,644)     (41,231)        (23,302)        (19,934)
                         -----------  -----------   -------------   -------------
NET INCOME.............. $    78,965  $    61,847   $      34,953   $      29,900
                         ===========  ===========   =============   =============
SHARE DATA:
Earnings per common
 share:
 Basic.................. $      4.31  $      3.43   $        1.90   $        1.65
                         ===========  ===========   =============   =============
 Diluted................ $      4.24  $      3.34   $        1.87   $        1.60
                         ===========  ===========   =============   =============
Weighted average common
 shares outstanding:
 Basic..................      18,308       18,023          18,394          18,083
 Diluted................      18,642       18,502          18,734          18,651

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   For the Nine Months Ended
                                                         November 30,
                                                   ---------------------------
                                                       2000          1999
                                                   ------------  -------------
                                                   (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.......................................  $    78,965  $      61,847
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation of property, plant and equipment....       35,826         33,938
 Amortization of intangible assets................       19,285         16,904
 Loss (gain) on sale of assets....................        1,904           (778)
 Amortization of discount on long-term debt.......          370            316
 Stock-based compensation expense.................          255            776
 Deferred tax benefit.............................          --          (3,860)
 Change in operating assets and liabilities, net
  of effects from purchases of businesses:
  Accounts receivable, net........................     (104,496)      (123,109)
  Inventories, net................................      (88,726)       (55,602)
  Prepaid expenses and other current assets.......      (15,738)        (5,432)
  Accounts payable................................       39,087         44,292
  Accrued excise taxes............................       15,975         (3,191)
  Other accrued expenses and liabilities..........       39,067         88,960
  Other assets and liabilities, net...............       (5,683)         1,201
                                                    -----------  -------------
   Total adjustments..............................      (62,874)        (5,585)
                                                    -----------  -------------
   Net cash provided by operating activities......       16,091         56,262
                                                    -----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property, plant and equipment.......      (47,806)       (46,657)
 Proceeds from sale of assets.....................        1,379          1,276
 Purchases of businesses, net of cash acquired....          --        (452,526)
                                                    -----------  -------------
   Net cash used in investing activities..........      (46,427)      (497,907)
                                                    -----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments of long-term debt.............     (221,557)    (1,059,406)
 Payment of issuance costs of long-term debt......       (1,668)       (14,494)
 Proceeds from issuance of long-term debt, net of
  discount........................................      119,400      1,486,240
 Net proceeds from notes payable..................       96,922         25,995
 Exercise of employee stock options...............        5,530          2,386
 Proceeds from employee stock purchases...........          761            601
                                                    -----------  -------------
   Net cash (used in) provided by financing
    activities....................................         (612)       441,322
                                                    -----------  -------------
Effect of exchange rate changes on cash and cash
 investments......................................       (1,489)        (2,655)
                                                    -----------  -------------
NET DECREASE IN CASH AND CASH INVESTMENTS.........      (32,437)        (2,978)
CASH AND CASH INVESTMENTS, beginning of period....       34,308         27,645
                                                    -----------  -------------
CASH AND CASH INVESTMENTS, end of period..........  $     1,871  $      24,667
                                                    ===========  =============
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Fair value of assets acquired, including cash
  acquired........................................  $    15,115  $     559,541
 Liabilities assumed..............................      (10,628)      (104,526)
                                                    -----------  -------------
 Cash paid........................................        4,487        455,015
 Less--amounts borrowed...........................       (4,487)           --
 Less--cash acquired..............................          --          (2,489)
                                                    -----------  -------------
 Net cash paid for purchases of businesses........  $       --   $     452,526
                                                    ===========  =============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               NOVEMBER 30, 2000

1. MANAGEMENT'S REPRESENTATIONS:

   The consolidated financial statements included herein have been prepared by Constellation Brands, Inc. and its subsidiaries (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission applicable to quarterly reporting on Form 10-Q and reflect, in the opinion of the Company, all adjustments necessary to present fairly the financial information for the Company. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted as permitted by such rules and regulations. These consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2000. Results of operations for interim periods are not necessarily indicative of annual results.

   Certain February 29, 2000, and November 30, 1999, balances have been reclassified to conform to current year presentation.

2. ACQUISITIONS:

   On April 9, 1999, in an asset acquisition, the Company acquired several well-known Canadian whisky brands, including Black Velvet, production facilities located in Alberta and Quebec, Canada, case goods and bulk whisky inventories and other related assets from affiliates of Diageo plc (the "Black Velvet Assets"). In connection with the transaction, the Company also entered into multi-year agreements with affiliates of Diageo plc to provide packaging and distilling services for various brands retained by the Diageo plc affiliates. The purchase price was $183.6 million and was financed by the proceeds from the sale of the Senior Subordinated Notes.

   The Black Velvet Assets acquisition was accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $36.0 million, is being amortized on a straight-line basis over 40 years. The results of operations of the Black Velvet Assets acquisition have been included in the Consolidated Statements of Income since the date of acquisition.

   On June 4, 1999, the Company purchased all of the outstanding capital stock of Franciscan Vineyards, Inc. ("Franciscan Estates") and, in related transactions, purchased vineyards, equipment and other vineyard related assets located in Northern California (collectively, the "Franciscan Acquisition"). The purchase price was $212.4 million in cash plus assumed debt, net of cash acquired, of $30.8 million. The purchase price was financed primarily by additional term loan borrowings under the senior credit facility. Also, on June 4, 1999, the Company acquired all of the outstanding capital stock of Simi Winery, Inc. ("Simi") (the "Simi Acquisition"). The cash purchase price was $57.5 million and was financed by revolving loan borrowings under the senior credit facility. The purchases were accounted for using the purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill) for the Franciscan Acquisition and the Simi Acquisition, $94.5 million and $5.8 million, respectively, is being amortized on a straight-line basis over 40 years. The Franciscan Estates and Simi operations are managed together as a separate business segment of the Company ("Franciscan"). The results of operations of Franciscan have been included in the Consolidated Statements of Income since the date of acquisition.

   On October 27, 2000, the Company purchased all of the issued Ordinary Shares and Preference Shares of Forth Wines Limited ("Forth Wines"). The purchase price was $4.5 million and was accounted for using the

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES purchase method; accordingly, the acquired assets were recorded at fair market value at the date of acquisition. The excess of the purchase price over the estimated fair market value of the net assets acquired (goodwill), $2.2 million, is being amortized on a straight-line basis over 40 years. The results of operations of Forth Wines have been included in the Consolidated Statements of Income since the date of acquisition.

   The following table sets forth the unaudited historical and unaudited pro forma results of operations of the Company for the nine months ended November 30, 2000 and 1999, respectively. The unaudited historical and unaudited pro forma results of operations for the nine months ended November 30, 2000 and 1999, respectively, do not give pro forma effect to the acquisition of Forth Wines as if it occurred on March 1, 1999, as it is not significant. The unaudited pro forma results of operations for the nine months ended November 30, 1999, gives effect to the acquisitions of the Black Velvet Assets and Franciscan as if they occurred on March 1, 1999. The unaudited pro forma results of operations are presented after giving effect to certain adjustments for depreciation, amortization of goodwill, interest expense on the acquisition financing and related income tax effects. The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma results of operations for the nine months ended November 30, 1999, reflect total pretax nonrecurring charges of $12.4 million ($0.40 per share on a diluted basis) related to transaction costs, primarily for exercise of stock options, which were incurred by Franciscan Estates prior to the acquisition. The unaudited pro forma results of operations do not purport to present what the Company's results of operations would actually have been if the aforementioned transactions had in fact occurred on such date or at the beginning of the period indicated, nor do they project the Company's financial position or results of operations at any future date or for any future period.

                                                           For the Nine Months
                                                                  Ended
                                                              November 30,
                                                          ---------------------
                                                             2000       1999
                                                          ---------- ----------
                                                             (in thousands,
                                                            except per share
                                                                  data)
   Net sales............................................. $1,852,647 $1,832,082
   Income before income taxes............................ $  131,609 $   87,912
   Net income............................................ $   78,965 $   52,747
   Earnings per common share:
     Basic............................................... $     4.31 $     2.93
                                                          ========== ==========
     Diluted............................................. $     4.24 $     2.85
                                                          ========== ==========
   Weighted average common shares outstanding:
     Basic...............................................     18,308     18,023
     Diluted.............................................     18,642     18,502

3. INVENTORIES:

   Inventories are stated at the lower of cost (computed in accordance with the first-in, first-out method) or market. Elements of cost include materials, labor and overhead and consist of the following:

                                                       November 30, February 29,
                                                           2000         2000
                                                       ------------ ------------
                                                            (in thousands)
   Raw materials and supplies.........................   $ 37,254     $ 29,417
   In-process inventories.............................    460,145      419,558
   Finished case goods................................    202,486      166,725
                                                         --------     --------
                                                         $699,885     $615,700
                                                         ========     ========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

4. BORROWINGS:

 Senior notes--

   In March 2000, the Company exchanged (Pounds)75.0 million aggregate principal amount of 8 1/2% Series B Senior Notes due in November 2009 (the "Sterling Series B Senior Notes") for the Sterling Senior Notes. The terms of the Sterling Series B Senior Notes are identical in all material respects to the Sterling Senior Notes.

   In May 2000, the Company issued (Pounds)80.0 million (approximately $120.0 million upon issuance and $114.0 million as of November 30, 2000) aggregate principal amount of 8 1/2% Series C Senior Notes due November 2009 at an issuance price of (Pounds)79.6 million (approximately $119.4 million upon issuance, net of $0.6 million unamortized discount, and $113.5 million as of November 30, 2000, net of $0.5 million unamortized discount, with an effective rate of 8.6%) (the "Sterling Series C Senior Notes"). The net proceeds of the offering ((Pounds)78.8 million, or approximately $118.2 million) were used to repay a portion of the Company's British pound sterling borrowings under its senior credit facility. Interest on the Sterling Series C Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2000. The Sterling Series C Senior Notes are redeemable at the option of the Company, in whole or in part, at any time. The Sterling Series C Senior Notes are unsecured senior obligations and rank equally in right of payment to all existing and future unsecured senior indebtedness of the Company. The Sterling Series C Senior Notes are guaranteed, on a senior basis, by certain of the Company's significant operating subsidiaries.

   In October 2000, the Company exchanged (Pounds)74.0 million aggregate principal amount of the Sterling Series B Senior Notes for Sterling Series C Senior Notes. The terms of the Sterling Series C Senior Notes are identical in all material respects to the Sterling Series B Senior Notes.

5. EARNINGS PER COMMON SHARE:

   Basic earnings per common share exclude the effect of common stock equivalents and are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period for Class A Common Stock and Class B Convertible Common Stock. Diluted earnings per common share reflect the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per common share assume the exercise of stock options using the treasury stock method and assume the conversion of convertible securities, if any, using the "if converted" method.

   The computation of basic and diluted earnings per common share is as follows:

                                          For the Nine   For the Three Months
                                          Months Ended           Ended
                                          November 30,       November 30,
                                         --------------- ---------------------
                                          2000    1999      2000       1999
                                         ------- ------- ---------- ----------
                                         (in thousands, except per share data)
   Income applicable to common shares... $78,965 $61,847 $   34,953 $   29,900
                                         ======= ======= ========== ==========
   Weighted average common shares
    outstanding--basic..................  18,308  18,023     18,394     18,083
   Stock options........................     334     479        340        568
                                         ------- ------- ---------- ----------
   Weighted average common shares
    outstanding--diluted................  18,642  18,502     18,734     18,651
                                         ======= ======= ========== ==========
   EARNINGS PER COMMON SHARE--BASIC..... $  4.31 $  3.43 $     1.90 $     1.65
                                         ======= ======= ========== ==========
   EARNINGS PER COMMON SHARE--DILUTED... $  4.24 $  3.34 $     1.87 $     1.60
                                         ======= ======= ========== ==========

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

   Stock options to purchase 1.7 million and 84 thousand shares of Class A Common Stock at a weighted average price per share of $52.31 and $59.28 were outstanding during the nine months ended November 30, 2000 and 1999, respectively, but were not included in the computation of the diluted earnings per common share because the stock options' exercise price was greater than the average market price of the Class A Common Stock for the respective periods. Stock options to purchase 1.7 million and 75 thousand shares of Class A Common Stock at a weighted average price per share of $52.32 and $59.56 were outstanding during the three months ended November 30, 2000 and 1999, respectively, but were not included in the computation of the diluted earnings per common share because the stock options' exercise price was greater than the average market price of the Class A Common Stock for the respective periods.

6. SUMMARIZED FINANCIAL INFORMATION--SUBSIDIARY GUARANTORS:

   The following table presents summarized financial information for the Company, the parent company, the combined subsidiaries of the Company which guarantee the Company's senior notes and senior subordinated notes (the "Subsidiary Guarantors") and the combined subsidiaries of the Company which are not Subsidiary Guarantors, primarily Matthew Clark (the "Subsidiary Nonguarantors"). The Subsidiary Guarantors are wholly owned and the guarantees are full, unconditional, joint and several obligations of each of the Subsidiary Guarantors. Separate financial statements for the Subsidiary Guarantors of the Company are not presented because the Company has determined that such financial statements would not be material to investors. The Subsidiary Guarantors comprise all of the direct and indirect subsidiaries of the Company, other than Matthew Clark, the Company's Canadian subsidiary and certain other subsidiaries which individually, and in the aggregate, are inconsequential. There are no restrictions on the ability of the Subsidiary Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

                               Parent    Subsidiary  Subsidiary
                              Company    Guarantors Nonguarantors Eliminations  Consolidated
                             ----------  ---------- ------------- ------------  ------------
                                                    (in thousands)
   Balance Sheet Data:
   November 30, 2000
   Current assets..........  $  121,413  $  707,370   $330,021    $       --     $1,158,804
   Noncurrent assets.......  $  910,185  $1,239,188   $439,263    $(1,281,650)   $1,306,986
   Current liabilities.....  $  273,307  $  120,613   $218,210    $       --     $  612,130
   Noncurrent liabilities..  $1,114,232  $  104,076   $ 52,481    $       --     $1,270,789
   February 29, 2000
   Current assets..........  $  105,705  $  611,805   $278,487    $       --     $  995,997
   Noncurrent assets.......  $  846,693  $1,298,465   $489,286    $(1,281,650)   $1,352,794
   Current liabilities.....  $  174,816  $  110,368   $153,033    $       --     $  438,217
   Noncurrent liabilities..  $1,226,329  $  101,220   $ 62,185    $       --     $1,389,734
   Income Statement Data:
   For the Nine Months
   Ended November 30, 2000
   Net sales...............  $  436,925  $1,069,711   $567,195    $  (221,184)   $1,852,647
   Gross profit............  $  102,791  $  320,376   $169,398    $       --     $  592,565
   (Loss) income before
    income taxes...........  $  (28,494) $  111,120   $ 48,983    $       --     $  131,609
   Net (loss) income.......  $  (17,096) $   63,196   $ 32,865    $       --     $   78,965

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                             Parent   Subsidiary  Subsidiary
                            Company   Guarantors Nonguarantors Eliminations Consolidated
                            --------  ---------- ------------- ------------ ------------
                                                  (in thousands)
   For the Nine Months
   Ended November 30, 1999
   Net sales............... $455,401  $1,056,200   $565,800     $(272,683)   $1,804,718
   Gross profit............ $121,099  $  270,451   $163,387     $     --     $  554,937
   (Loss) income before
    income taxes........... $ (4,421) $   70,166   $ 37,333     $     --     $  103,078
   Net (loss) income....... $ (2,652) $   42,099   $ 22,400     $     --     $   61,847
   For the Three Months
   Ended November 30, 2000
   Net sales............... $155,957  $  355,450   $195,952     $ (77,782)   $  629,577
   Gross profit............ $ 31,455  $  116,319   $ 60,279     $     --     $  208,053
   (Loss) income before
    income taxes........... $(10,368) $   48,442   $ 20,181     $     --     $   58,255
   Net (loss) income....... $ (6,221) $   27,471   $ 13,703     $     --     $   34,953
   For the Three Months
   Ended November 30, 1999
   Net sales............... $174,703  $  365,987   $209,332     $ (97,053)   $  652,969
   Gross profit............ $ 47,709  $  101,134   $ 60,844     $     --     $  209,687
   Income before income
    taxes.................. $  2,728  $   29,801   $ 17,305     $     --     $   49,834
   Net income.............. $  1,637  $   17,881   $ 10,382     $     --     $   29,900

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

7. BUSINESS SEGMENT INFORMATION:

   The Company reports its operating results in five segments: Canandaigua Wine (branded popularly-priced wine and brandy, and other, primarily grape juice concentrate); Barton (primarily beer and spirits); Matthew Clark (branded wine, cider and bottled water, and wholesale wine, cider, spirits, beer and soft drinks); Franciscan (primarily branded super-premium and ultra-premium wine) and Corporate Operations and Other (primarily corporate related items). Segment selection was based upon internal organizational structure, the way in which these operations are managed and their performance evaluated by management and the Company's Board of Directors, the availability of separate financial results, and materiality considerations. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income of the respective business units.

   Segment information is as follows:

                             For the Nine Months Ended For the Three Months Ended
                                   November 30,               November 30,
                             ------------------------- ---------------------------
                                 2000         1999         2000          1999
                             ------------ ------------ ------------- -------------
                                                (in thousands)
   Canandaigua Wine:
   Net sales:
     Branded:
       External customers..  $    450,927 $    472,087 $     160,221 $     179,905
       Intersegment........         5,023        5,274         1,891         2,285
                             ------------ ------------ ------------- -------------
         Total Branded.....       455,950      477,361       162,112       182,190
                             ------------ ------------ ------------- -------------
     Other:
       External customers..        46,632       63,081        18,389        24,502
       Intersegment........        11,450          460         3,095           423
                             ------------ ------------ ------------- -------------
         Total Other.......        58,082       63,541        21,484        24,925
                             ------------ ------------ ------------- -------------
   Net sales...............  $    514,032 $    540,902 $     183,596 $     207,115
   Operating income........  $     34,849 $     34,869 $      16,453 $      18,850
   Long-lived assets.......  $    188,595 $    194,199 $     188,595 $     194,199
   Total assets............  $    681,156 $    698,209 $     681,156 $     698,209
   Capital expenditures....  $     11,894 $     17,909 $       4,229 $       5,201
   Depreciation and
    amortization...........  $     17,601 $     16,681 $       5,867 $       5,032

   Barton:
   Net sales:
     Beer..................  $    538,585 $    457,961 $     163,292 $     134,155
     Spirits...............       224,203      207,697        79,096        80,548
                             ------------ ------------ ------------- -------------
   Net sales...............  $    762,788 $    665,658 $     242,388 $     214,703
   Operating income........  $    135,818 $    114,839 $      46,370 $      41,380
   Long-lived assets.......  $     76,885 $     77,022 $      76,885 $      77,022
   Total assets............  $    717,071 $    699,954 $     717,071 $     699,954
   Capital expenditures....  $      4,646 $      4,532 $       1,660 $       1,864
   Depreciation and
    amortization...........  $     11,982 $     10,573 $       4,078 $       4,175

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

                             For the Nine Months Ended   For the Three Months Ended
                                   November 30,                 November 30,
                             --------------------------  ----------------------------
                                 2000          1999          2000           1999
                             ------------  ------------  -------------  -------------
                                                (in thousands)
   Matthew Clark:
   Net sales:
     Branded:
       External customers..  $    224,734  $    248,358  $      79,248  $      93,104
       Intersegment........           604            53            107             53
                             ------------  ------------  -------------  -------------
         Total Branded.....       225,338       248,411         79,355         93,157
     Wholesale.............       293,958       306,802        100,725        112,049
                             ------------  ------------  -------------  -------------
   Net sales...............  $    519,296  $    555,213  $     180,080  $     205,206
   Operating income........  $     41,027  $     34,503  $      18,431  $      15,193
   Long-lived assets.......  $    139,655  $    171,537  $     139,655  $     171,537
   Total assets............  $    644,396  $    728,167  $     644,396  $     728,167
   Capital expenditures....  $      9,639  $     16,459  $       3,538  $       5,344
   Depreciation and
    amortization...........  $     15,400  $     17,133  $       5,363  $       4,317

   Franciscan:
   Net sales:
     External customers....  $     70,923  $     44,610  $      27,779  $      27,473
     Intersegment..........           177           --              39            --
                             ------------  ------------  -------------  -------------
   Net sales...............  $     71,100  $     44,610  $      27,818  $      27,473
   Operating income........  $     18,659  $      7,562  $       9,001  $       5,991
   Long-lived assets.......  $    125,280  $    101,143  $     125,280  $     101,143
   Total assets............  $    394,197  $    361,378  $     394,197  $     361,378
   Capital expenditures....  $     21,407  $      6,448  $      13,074  $       2,728
   Depreciation and
    amortization...........  $      7,328  $      3,990  $       2,798  $       2,181

   Corporate Operations and
    Other:
   Net sales...............  $      2,685  $      4,122  $         826  $       1,233
   Operating loss..........  $    (16,947) $    (10,476) $      (5,017) $      (4,036)
   Long-lived assets.......  $      5,885  $     17,496  $       5,885  $      17,496
   Total assets............  $     28,970  $     45,287  $      28,970  $      45,287
   Capital expenditures....  $        220  $      1,309  $          56  $         761
   Depreciation and
    amortization...........  $      2,800  $      2,465  $         940  $         994

   Intersegment
    eliminations:
   Net sales...............  $    (17,254) $     (5,787) $      (5,131) $      (2,761)

   Consolidated:
   Net sales...............  $  1,852,647  $  1,804,718  $     629,577  $     652,969
   Operating income........  $    213,406  $    181,297  $      85,238  $      77,378
   Long-lived assets.......  $    536,300  $    561,397  $     536,300  $     561,397
   Total assets............  $  2,465,790  $  2,532,995  $   2,465,790  $   2,532,995
   Capital expenditures....  $     47,806  $     46,657  $      22,557  $      15,898
   Depreciation and
    amortization...........  $     55,111  $     50,842  $      19,046  $      16,699

                  CONSTELLATION BRANDS, INC. AND SUBSIDIARIES

8. COMPREHENSIVE INCOME:

   Comprehensive income consists of net income and foreign currency translation adjustments for the nine months and three months ended November 30, 2000 and 1999. The reconciliation of net income to comprehensive income is as follows:

                             For the Nine Months Ended    For the Three Months Ended
                                    November 30,                 November 30,
                             ---------------------------  ----------------------------
                                 2000           1999          2000           1999
                             -------------  ------------  -------------  -------------
                                                 (in thousands)
   Net income..............  $      78,965  $     61,847  $      34,953  $      29,900
   Other comprehensive
    income:
     Cumulative translation
      adjustment...........        (23,483)       (3,504)        (4,370)        (2,770)
                             -------------  ------------  -------------  -------------
       Total comprehensive
        income.............  $      55,482  $     58,343  $      30,583  $      27,130
                             =============  ============  =============  =============

9. ACCOUNTING PRONOUNCEMENTS:

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 requires that every derivative be recorded as either an asset or liability in the balance sheet and measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

   In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 for one year. With the issuance of SFAS No. 137, the Company is required to adopt SFAS No. 133 on a prospective basis for interim periods and fiscal years beginning March 1, 2001.

   In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138 ("SFAS No. 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is required to adopt SFAS No. 138 concurrently with SFAS No. 133. The Company believes the effect of the adoption of these statements on its financial statements will not be material based on the Company's current risk management strategies.

PROSPECTUS

                                 $300,000,000

                           CANANDAIGUA BRANDS, INC.

           Debt Securities, Preferred Stock and Class A Common Stock

                               ----------------

  We may sell from time to time for proceeds of up to $300,000,000:

  .  our debt securities;

  . shares of our Preferred Stock, which may be represented by depositary shares;

  .  shares of our Class A Common Stock; or

  .  any combination of the foregoing.

  The debt securities may be guaranteed by our subsidiaries identified in this prospectus.

  We will provide specific terms of the securities which we may offer in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Securities may be sold for U.S. dollars, foreign currency or currency units.

  Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "CDB".

  See "Risk Factors" beginning on page 1 for a discussion of certain factors that you should consider before purchasing any securities.

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

               The date of this prospectus is December 3, 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
About this Prospectus......................................................   i

Where You Can Find More Information........................................  ii

Special Note Regarding Forward-Looking Statements..........................  ii

Canandaigua Brands, Inc....................................................   1

The Guarantors.............................................................   1

Risk Factors...............................................................   1

Use of Proceeds............................................................   4

Dividend Policy............................................................   4

Ratio of Earnings to Fixed Charges.........................................   4

Description of Debt Securities.............................................   5

Description of Preferred Stock.............................................  10

Description of Depositary Shares...........................................  11

Description of Class A Common Stock........................................  13

Plan of Distribution.......................................................  15

Legal Opinions.............................................................  16

Experts....................................................................  16

                               ----------------

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information", below.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services, at the web site maintained by the SEC at "http://www.sec.gov", and at our own web site at "http://www.cbrands.com".

  As noted above, we have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information set forth in the registration statement. For further information you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on SEC's web site.

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities:

  .  Annual Report on Form 10-K for the fiscal year ended February 28, 1999;

  . Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 1999 and August 31, 1999; and

  . Current Reports on Form 8-K filed on March 3, 1999, April 13, 1999, April 15, 1999, April 23, 1999, April 26, 1999, June 9, 1999, June 21,
     1999, June 23, 1999, August 4, 1999, September 27, 1999 and October 13,
     1999, and on Form 8-K/A filed on June 25, 1999 and November 23, 1999.

  You may request a copy of these filings, at no cost, by writing or telephoning us at: Canandaigua Brands, Inc., Attention: David S. Sorce, Secretary, 300 WillowBrook Office Park, Fairport, New York 14450; telephone number (716) 218-2169.

  You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed in this prospectus or in the information incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                           CANANDAIGUA BRANDS, INC.

  We are a leading producer and marketer of branded beverage alcohol products in the United States and the United Kingdom. We market and sell over 175 national and regional branded products to more than 1,000 wholesale distributors in the United States. We also distribute our own branded products and those of other companies to more than 16,000 customers in the United Kingdom. In the United States, we are the second largest importer of beer, the second largest supplier of wine and the fourth largest supplier of distilled spirits. We are a leading British producer of cider, wine and bottled water and a leading beverage alcohol wholesaler in the United Kingdom. We operate more than 20 production facilities throughout the world and purchase products for resale from other producers.

  The Company is a Delaware corporation incorporated on December 4, 1972 as the successor to a business founded in 1945. Our executive offices are located at 300 WillowBrook Office Park, Fairport, New York 14450, and our telephone number is (716) 218-2169.

                                THE GUARANTORS

  The guarantors are our following subsidiaries: Allberry, Inc., Barton Beers, Ltd., Barton Brands of California, Inc., Barton Brands of Georgia, Inc., Barton Brands, Ltd., Barton Canada, Ltd., Barton Distillers Import Corp., Barton Financial Corporation, Barton Incorporated, Batavia Wine Cellars, Inc., Canandaigua B.V., Canandaigua Europe Limited, Canandaigua Limited, Canandaigua Wine Company, Inc., Cloud Peak Corporation, Franciscan Vineyards, Inc., M.J. Lewis Corp., Monarch Import Company, Mt. Veeder Corporation, Polyphenolics, Inc., Roberts Trading Corp., SCV-EPI Vineyards, Inc., Simi Winery, Inc., Stevens Point Beverage Co., and The Viking Distillery, Inc. We directly or indirectly own all of the stock of the guarantors.

  If so provided in a prospectus supplement, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

                                 RISK FACTORS

  Before you buy any securities offered by this prospectus or a prospectus supplement, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all of the other information in this prospectus, any prospectus supplement and the documents that are incorporated by reference before you decide to acquire any securities.

Our Indebtedness Could Have a Material Adverse Effect on Our Financial Health

  We have incurred substantial indebtedness to finance our acquisitions and we may incur substantial additional indebtedness in the future to finance further acquisitions. Our ability to satisfy our financial obligations under our indebtedness outstanding from time to time will depend upon our future operating performance, which is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors, many of which are beyond our control. Therefore, there can be no assurance that our cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements.

  Our current and future debt service obligations and covenants could have important consequences to you if you purchase the securities offered by this prospectus. Such obligations and covenants include the following:

  . Our ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

  . A significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing funds available for operations;

  . We are subject to restrictive covenants that could limit our ability to conduct our business; and

  . We may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in our ability to withstand competitive pressures.

  The restrictive covenants included in our bank facility and our indentures under which debt securities are issued include, among others, those restricting additional liens, additional borrowing, the sale of assets, the payment of dividends, transactions with affiliates, the making of investments and certain other fundamental changes. The bank credit facility also contains restrictions on acquisitions and certain financial ratio tests including a debt coverage ratio, a senior debt coverage ratio, a fixed charge ratio and an interest coverage ratio. These restrictions could limit our ability to conduct business. A failure to comply with the obligations contained in the bank credit facility and our indentures could result in an event of default under such agreements, which could require us to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-default provisions.

Our Acquisition Strategy May Not Be Successful

  We have recently made a number of acquisitions and anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies which we believe would provide a strategic fit with our business. Any other acquired business will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate the business or product offerings of acquired companies into our business or product offerings. Any acquisitions also will be accompanied by risks such as potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business, the diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if any acquisition is accounted for as a purchase. Our failure to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

The Termination or Non-Renewal of Imported Beer Distribution Agreements Could Have a Material Adverse Effect on Our Business

  All of our imported beer products are marketed and sold pursuant to exclusive distribution agreements with the suppliers of these products which are subject to renewal from time to time. Our exclusive agreement to distribute Corona and its other Mexican beer brands in 25 primarily Western states expires in December 2006 and, subject to compliance with certain performance criteria, continued retention of personnel and other terms of the agreement, will be automatically renewed for additional terms of five years. Changes in control of our company or our subsidiaries involved in importing the Mexican beer brands, or changes in the chief executive officer of such subsidiaries, may be a basis for the supplier, unless it consents to such changes, to terminate the agreement. The supplier's consent to such changes may not be unreasonably withheld. Prior to their expiration, these agreements may be terminated if we fail to meet certain performance criteria. We believe that we are currently in compliance with all of our material imported beer distribution agreements. From time to time we have failed, and may in the future fail, to satisfy certain performance criteria in our distribution agreements. It is possible that our beer distribution agreements may not be renewed or may be terminated prior to expiration.

Our Business Could Be Adversely Affected by a General Decline in the Consumption of Products We Sell

  In the United States the overall per capita consumption of beverage alcohol products by adults (ages 21 and over) has declined substantially over the past twenty years. These declines have been caused by a variety of factors including:

  . increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;

  . a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and sparkling water products;

  .  the increased activity of anti-alcohol consumer groups;

  .  an increase in the minimum drinking age from 18 to 21 in various states;
     and

  .  increased federal and state excise taxes.

Increase in Excise Taxes and Government Restrictions Could Have a Material Adverse Effect on Our Business

  In the United States, the federal government and individual states impose excise taxes on beverage alcohol products in varying amounts which have been subject to change. Increases in excise taxes on beverage alcohol products, if enacted, could materially and adversely affect our financial condition or results of operations. In addition, the beverage alcohol products industry is subject to extensive regulation by state and federal agencies. The federal Bureau of Alcohol, Tobacco and Firearms and the various state liquor authorities regulate such matters as licensing requirements, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. In recent years, federal and state regulators have required warning labels and signage. In the United Kingdom, Matthew Clark carries on its excise trade under a Customs and Excise License. Licenses are required for all premises where wine is produced. Matthew Clark holds a license to act as an excise warehouse operator and registrations have been secured for the production of cider and bottled water. New or revised regulations or increased licensing fees and requirements could have a material adverse effect on our financial condition or results of operations.

We Rely on the Performance of Wholesale Distributors for the Success of Our Business

  In the United States, we sell our products principally to wholesalers for resale to retail outlets including grocery stores, package liquor stores, club and discount stores and restaurants. The replacement or poor performance of our major wholesalers or our inability to collect accounts receivable from our major wholesalers could materially and adversely affect our results of operations and financial condition. Distribution channels for beverage alcohol products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of our competitors. In the future, our wholesalers and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

We Generally Do Not Have Long-Term Supply Contracts and We Are Subject to Substantial Price Fluctuations for Grapes and Grape-Related Materials; We Have a Limited Group of Suppliers of Glass Bottles

  Our business is heavily dependent upon raw materials, such as grapes, grape juice concentrate, grains, and alcohol from third-party suppliers, tequila from Mexico and packaging materials. We could experience raw material supply, production or shipment difficulties which could adversely affect our ability to supply goods to our customers. We are also directly affected by increases in the costs of such raw materials. In the recent past we have experienced dramatic increases in the cost of grapes. Although we believe we have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages. In addition, one of our largest components of cost of goods sold is that of glass bottles, which have only a small number of producers. The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Competition Could Have a Material Adverse Effect on Our Business

  We are in a highly competitive industry and the dollar amount, and unit volume, of our sales could be negatively affected by our inability to maintain or increase prices, changes in geographic or product mix, a general decline in beverage alcohol consumption or the decision of our wholesale customers, retailers or consumers to purchase competitive products instead of our products. Wholesaler, retailer and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of our products, including their quality or pricing, compared to competitive products. Unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising or promotional decisions made by wholesalers and retailers which could affect their supply of, or consumer demand for, our products. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to maintain our competitive position or for other reasons.

We Are Controlled by the Sands Family

  Our outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and are entitled, as a class, to elect one-fourth of the members of the Board of Directors. Holders of Class B Common Stock are entitled to 10 votes per share and are entitled, as a class, to elect the remaining directors. As of August 31, 1999, the Sands family beneficially owned approximately 13% of the outstanding shares of Class A Common Stock (exclusive of shares of Class A Common Stock issuable pursuant to the conversion feature of the Class B Common Stock owned by the Sands family) and approximately 90% of the outstanding shares of Class B Common Stock. On all matters other than the election of directors, the Sands family has the ability to vote approximately 65% of the votes entitled to be cast by holders of our outstanding capital stock, voting as a single class. Consequently, we are essentially controlled by the Sands family and they would generally have sufficient voting power to determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval.

                                USE OF PROCEEDS

  Except as we may otherwise set forth in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for working capital and general corporate purposes. Pending such application of the proceeds, we will invest the proceeds in certificates of deposit, United States government securities or certain other interest bearing securities.

                                DIVIDEND POLICY

  Our policy is to retain all of our earnings to finance the development and expansion of our business. In addition, the indentures for our outstanding senior notes, our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. Any supplemental indentures for the debt securities offered by this prospectus may also restrict or prohibit the payment of dividends.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth our historical ratio of earnings to fixed charges:

                          For the                                     For the
                            Six                                       Fiscal
                          Months                                       Years
                           Ended   For the Fiscal                      Ended
                          August    Years Ended   For the Six Month   August
                            31,     February 28,  Transition Period     31,
                         --------- -------------- Ended February 29, ---------
                         1999 1998 1999 1998 1997        1996        1995 1994
                         ---- ---- ---- ---- ---- ------------------ ---- ----
Ratio of earnings to
 fixed charges(1)(2).... 2.0x 3.8x 3.2x 3.2x 3.1x        1.7x        3.3x 1.4x

--------
(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.
(2) The ratio of earnings to combined fixed charges and preferred stock dividend requirements is the same as the ratio of earnings to fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

  We may offer debt securities under this prospectus, any of which may be issued as convertible and/or exchangeable debt securities. The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities, will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the Indenture (as defined below) are summaries only and therefore are not complete. You should read the Indenture and the prospectus supplement regarding any particular issuance of debt securities.

  The debt securities will represent our unsecured general obligations, unless otherwise provided in the prospectus supplement. If so provided in a prospectus supplement, the debt securities will have the benefit of the guarantees from the guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the guarantees.

  Our ability to service our indebtedness, including the debt securities, is dependent primarily upon the receipt of funds from our subsidiaries. The payment of dividends or the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Further, any right we may have to receive assets of any of our subsidiaries upon liquidation or recapitalization of any such subsidiaries (and the consequent right of the holders of debt securities to participate in those assets) will be subject to the claims of our subsidiaries' creditors. Even in the event that we are recognized as a creditor of a subsidiary, our claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to our claim.

  The debt securities will be issued under an Indenture (the "Indenture") that we have entered into with the guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 311 West Monroe Street, 12th Floor, Chicago, Illinois 60606, or as described above under "Where You Can Find More Information." The Indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended.

  Except to the extent set forth in a prospectus supplement, the Indenture does not contain any covenants or restrictions that afford holders of the debt securities special protection in the event of a change of control or highly leveraged transaction.

  The following summary of certain provisions of the debt securities and the Indenture is not complete. You should read carefully the provisions of particular debt securities we may issue, the Indenture and the Guarantees, if any, including the definitions in those documents of certain terms and of those terms made a part of those documents by the Trust Indenture Act. All capitalized terms used but not defined below have the meanings set forth in the Indenture.

General

  The Indenture does not limit the aggregate principal amount of debt securities which may be issued under it and provides that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount that we may authorize from time to time. Our Board of Directors will establish the terms of each series of debt securities and such terms will be set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in such prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

  Unless otherwise provided in the prospectus supplement, debt securities may be presented for registration of transfer and exchange and for payment or, if applicable, for conversion and/or exchange at the office of the applicable Trustee. At our option, the payment of interest may also be made by check mailed to the address of the person entitled to such payment as it appears in the debt security register.

  The applicable prospectus supplement will describe the following terms of any debt securities (the "Offered Debt Securities") in respect of which this prospectus is being delivered (to the extent applicable to the Offered Debt Securities):

  . the designation (including whether they are senior debt securities, senior subordinated debt securities or subordinated debt securities and whether such debt securities are convertible and/or exchangeable) and aggregate principal amount of the Offered Debt Securities;

  . the percentage of the principal amount at which such Offered Debt Securities will be issued;

  . the date or dates (and whether fixed or extendable) on which the principal of the Offered Debt Securities is payable or the method of determination thereof;

  . the rate or rates (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, the method of calculating such rates, the date or dates from which such interest will accrue or the manner of determining such dates, the interest payment dates on which such interest shall be payable and the record dates for the determination of the holders of debt securities to whom interest will be payable;

  . the place where the principal of, premium, if any, and interest, if any, on the Offered Debt Securities will be payable;

  . any provisions relating to the issuance of the Offered Debt Securities at an original issue discount;

  . the terms and conditions upon which the Offered Debt Securities may be redeemed (including the form or method of payment if other than in cash, which may include securities of other issuers);

  . the obligation, if any, that we may have to redeem, purchase or repay the Offered Debt Securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder of any debt securities and the terms and conditions of such redemption, purchase or repayment (including the form or method of payment if other than in cash, which may include securities of other issuers), and any provisions for the remarketing of such debt securities;

  . if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable;

  . if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof or in bankruptcy;

  . any Events of Default in lieu of or in addition to those described in this prospectus and remedies relating to such Events of Default;

  . whether the Offered Debt Securities are convertible or exchangeable and, if so, the securities or rights into which they are convertible or exchangeable and the terms and conditions upon which such conversion or exchange will be effected;

  . any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the Offered Debt Securities;

  . the currency or currencies, including composite currencies, in which the Offered Debt Securities will be denominated if other than the currency of the United States of America;

  . if other than the coin or currency in which the Offered Debt Securities are denominated, the coin or currency in which payment of the principal of, premium, if any, or interest on the Offered Debt

     Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States is to be determined for any purpose, including for determining the principal amount outstanding);

  . if the principal of, premium, if any, or interest on the Offered Debt Securities will be payable, at our election or the election of a holder thereof, in a coin or currency other than that in which the Offered Debt Securities are denominated and terms and conditions upon which, such election may be made;

  . if the amount of payments of principal of, premium, if any, and interest on the Offered Debt Securities may be determined with reference to the value, rate or price of one or more specified commodities, currencies or indices, the manner in which such amounts shall be determined;

  . whether and under what circumstances we will pay additional amounts on the Offered Debt Securities held by a person who is not a United States of America person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

  . if receipt of certain certificates or other documents or satisfaction of other conditions will be necessary for any purpose, including, without limitation, as a condition to the issuance of the Offered Debt Securities in definitive form (whether upon original issue or upon exchange of a temporary Debt Security), the form and terms of such certificates, documents or conditions;

  . any other affirmative or negative covenants with respect to the Offered Debt Securities;

  . whether the Offered Debt Securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for such a global security and the circumstances under which any global security may be exchanged for Offered Debt Securities registered in the name of, and under which any transfer of such global security may be registered in the name of, any person other than the depositary;

  .  whether the debt securities are defeasible;

  . whether and the extent that the Offered Debt Securities shall be guaranteed by the guarantors and the form of any such Guarantee; and

  .  any other specific terms of the Offered Debt Securities.

  Unless otherwise indicated in the prospectus supplement relating to the debt securities, principal of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the Trustee at its principal executive offices. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity which is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

  Unless otherwise indicated in the prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

  Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. federal income tax consequences and other special considerations applicable to any such Original Issue

Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities. "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Global Securities

  The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

  Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the Offered Debt Securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Guarantees

  In order to enable us to obtain more favorable interest rates and terms, payment of principal of, premium, if any, and interest on the Offered Debt Securities, such Offered Debt Securities may (if so specified in the prospectus supplement) be guaranteed, jointly and severally by all of the guarantors pursuant to guarantees. Guarantees will not be applicable to or guarantee our obligations with respect to the conversion of the debt securities into shares of our other securities. Each guarantee will be an unsecured obligation of each guarantor issuing such guarantee. The ranking of a guarantee and the terms of the subordination, if any, will be set forth in the prospectus supplement.

  The Indenture provides that, in the event any guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the guarantor under such Guarantee will be reduced to the maximum amount (after giving effect to all other contingent and other liabilities of such guarantor) permissible under the applicable fraudulent conveyance or similar law.

Modification of the Indenture

  We and the Trustee may modify the Indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

  The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the Indenture discharged and under which the Indenture obligations will be deemed satisfied.

Defaults and Notice

  The debt securities will contain Events of Default to be specified in the applicable prospectus supplement, including, without limitation:

  . failure to pay the principal of, or premium, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

  . failure to make a payment of any interest on any debt security of such series when due;

  . our, or any guarantor's, failure to perform or observe any other covenants or agreements in the Indenture or in the debt securities of such series;

  . certain events of bankruptcy, insolvency or reorganization of us or any guarantor;

  . any guarantee in respect of such series of debt securities shall for any reason cease to be, or be asserted in writing by any guarantor thereof or us not to be, in full force and effect, and enforceable in accordance with its terms; and

  .  certain cross defaults.

  If an Event of Default with respect to debt securities of any series shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series and/or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

  The Indenture contains a provision entitling the Trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the Indenture at the request of such holders. The Indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee with respect to the debt securities of such series. However, the Trustee may decline to follow any such direction if, among other reasons, the Trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the Trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

  The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions including, that the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the Trustee to exercise its power under the Indenture, indemnify the Trustee and afford the Trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the Indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Concerning the Trustees

  The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the Trustee for such debt securities.

Reports to Holders of Debt Securities

  We intend to furnish to holders of debt securities all quarterly and annual reports which we furnish to holders of our Common Stock.

                        DESCRIPTION OF PREFERRED STOCK

  Our Board of Directors is authorized to issue in one or more series, without stockholder approval, up to a maximum of 1,000,000 shares of Preferred Stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, voting powers (full or limited), conversion or exchange rights and other special or relative rights as the Board of Directors shall from time to time fix by resolution. Thus, without stockholder approval, our Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of holders of our common stock. The prospectus supplement relating to a series of Preferred Stock will set forth the dividend, voting, conversion, exchange, repurchase and redemption rights, if applicable, the liquidation preference, and other specific terms of such series of the Preferred Stock. We currently have no shares of Preferred Stock outstanding. Prior to the issuance of any series of Preferred Stock, we must obtain consent of the administrative agent of our bank credit facility.

  The applicable prospectus supplement will describe the following terms of any Preferred Stock in respect of which this prospectus is being delivered (to the extent applicable to such Preferred Stock):

  . the specific designation, number of shares, seniority and purchase price;

  .  any liquidation preference per share;

  .  any date of maturity;

  .  any redemption, repayment or sinking fund provisions;

  . any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

  .  any voting rights;

  . if other than the currency of the United States of America, the currency or currencies (including composite currencies) in which such Preferred Stock is denominated and/or in which payments will or may be payable;

  . the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

  . whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which it is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected;

  . the place or places where dividends and other payments on the Preferred Stock will be payable; and

  . any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

  As described under "Description of Depositary Shares" below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a depositary.

  All shares of Preferred Stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

                       DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of the Preferred Stock.

General

  We may, at our option, elect to have shares of Preferred Stock be represented by depositary shares. The shares of any series of the Preferred Stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. Such bank will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of Preferred Stock underlying such depositary share, to all the rights and preferences of the Preferred Stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

  The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

  Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of Preferred Stock underlying the depositary shares.

  If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

  The depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of depositary shares representing such Preferred Stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

  In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by such holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

  The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of Preferred Stock shall be made available to holders of depositary shares.

Conversion and Exchange

  If any Preferred Stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

  If a series of Preferred Stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of Preferred Stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the depositary shares. Whenever we redeem Preferred Stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of Preferred Stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

  After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

Voting

  Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of Preferred Stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such Preferred Stock. Each record holder of such depositary shares on the record date (which will be the same date for the Preferred Stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's depositary shares. The depositary will endeavor, as practicable, to vote the number of shares of Preferred Stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

  The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

  We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the Preferred Stock and any exchange or redemption of the Preferred Stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

  We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of Preferred Stock.

  Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or Preferred Stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

  The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver Preferred Stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing Preferred Stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                      DESCRIPTION OF CLASS A COMMON STOCK

  If we offer shares of Class A Common Stock, the prospectus supplement will set forth the number of shares offered, the public offering price, information regarding our dividend history and Class A Common Stock prices as reflected on the New York Stock Exchange, including a recent reported last sale price of the Class A Common Stock.

  Our authorized common stock consists of 140,000,000 shares, of which 120,000,000 shares are Class A Common Stock, par value $.01 per share, and 20,000,000 shares are Class B Common Stock, par value $.01 per share. At August 31, 1999, we had 14,879,274 shares of Class A Common Stock outstanding and held of record by 972 stockholders, and 3,170,799 shares of Class B Common Stock outstanding and held of record by 285 stockholders. In addition, at August 31, 1999, options to purchase an aggregate of 2,825,370 shares of Class A Common Stock were outstanding.

  All shares of Class A Common Stock and Class B Common Stock currently outstanding are, and the shares of Class A Common Stock offered hereby will be, validly issued and fully paid and non-assessable, not subject to redemption (except as described below) and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

  The following descriptions of our Class A Common Stock and certain provisions of our Restated Certificate of Incorporation and Amended and Restated By-Laws are summaries and are not complete. You should carefully review the provisions of our Certificate of Incorporation and By-Laws and appropriate provisions of the Delaware General Corporation Law.

General

  The rights of holders of Class A Common Stock and Class B Common Stock are identical except for voting, dividends and conversion rights.

Voting

  Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock, voting as a class, are entitled to elect at least one-fourth of the members of our Board of Directors to be elected at a meeting of stockholders, and holders of Class B Common Stock, voting as a class, are entitled to elect the remaining directors. If the number of outstanding shares of Class B Common Stock is less than 12 1/2% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock will become entitled to elect at least one-fourth of the directors voting as a class and to elect the remaining directors voting together as a single class with holders of Class B Common Stock, provided that the holders of Class A Common Stock shall have one vote per share and the holders of Class B Common Stock shall have 10 votes per share.

  On all other matters submitted to a vote of the stockholders, the holders of Class A Common Stock and Class B Common Stock vote together as a single class, except where a separate class vote is required under Delaware law.

Dividends

  If we pay a cash dividend on Class B Common Stock, each share of Class A Common Stock will receive an amount at least 10% greater than the amount of the cash dividend per share paid on Class B Common Stock. In addition, our Board of Directors may declare and pay a dividend on Class A Common Stock without paying any dividend on Class B Common Stock. The indentures for our outstanding senior subordinated notes and our existing bank credit facility restrict the payment of dividends. In addition, any supplemental indentures for the debt securities may restrict or prohibit the payment of dividends.

Conversion

  Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder at any time. The shares of Class A Common Stock are not convertible into or exchangeable for shares of Class B Common Stock or any of our other securities.

Other Provisions

  Holders of Class A Common Stock and Class B Common Stock are entitled to share pro rata in the distribution of our assets available for such purpose in the event of our liquidation, dissolution or winding up, after payment of, or provision for, creditors and distribution of, or provision for, preferential amounts and unpaid accumulated dividends to holders of Preferred Stock, if any. Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to subscribe for any additional securities of any class which we may issue, and there are no redemption provisions or sinking fund provisions applicable to any such classes, nor is the Class A Common Stock and Class B Common Stock subject to calls or assessments.

Certain Statutory Provisions

  We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the time that such person became an interested stockholder, unless

  . prior to the time of the business combination, the transaction is approved by the board of directors of the corporation;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

  . at or subsequent to such time the business combination is approved by the board of directors and authorized at a meeting of the corporation's stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                             PLAN OF DISTRIBUTION

  We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be set forth in the prospectus supplement.

  We may effect distribution of securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  Unless otherwise indicated in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

  We or our agents may solicit offers to purchase securities from time to time. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the related prospectus supplement.

  Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

  If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

  The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the Class A Common Stock, which is listed on the New York Stock Exchange). No assurance can be given as to the liquidity of the trading market for any such securities.

  If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                LEGAL OPINIONS

  McDermott, Will & Emery, Chicago, Illinois, will pass upon the legality of the securities offered by this prospectus.

                                    EXPERTS

  The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

  The statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  [ART WORK]

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                                1,900,000 Shares

                           Constellation Brands, Inc.

                              Class A Common Stock
                  [LOGO OF CONSTELLATION BRANDS APPEARS HERE]

                                   --------

                             PROSPECTUS SUPPLEMENT

                                 March 8, 2001

                                   --------

                              Salomon Smith Barney

                                    JPMorgan

                              Merrill Lynch & Co.

                                UBS Warburg LLC

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